Exhibit 10.13

SENIOR SECURED CREDIT FACILITIES

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of October 19, 2021,

among

ENFUSION, INC.,

as Holdings,

ENFUSION LTD. LLC,

as Borrower,

THE SEVERAL LENDERS FROM TIME TO TIME PARTY HERETO,

and

SILICON VALLEY BANK,

as Administrative Agent, Issuing Lender and Sole Lead Arranger

CITY NATIONAL BANK,

as Syndication Agent

and

CADENCE BANK, N.A.,

as Documentation Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

-vi-

(continued)

SCHEDULES

Schedule 1.1A:	Commitments and Term Loans
Schedule 4.6:	Litigation
Schedule 4.15:	Subsidiaries
Schedule 4.17:	Environmental Matters
Schedule 4.19(a):	Security Documents
Schedule 4.29:	Fees
Schedule 7.2(d):	Existing Indebtedness
Schedule 7.3(f):	Existing Liens

EXHIBITS

Exhibit A:	Form of Guarantee and Collateral Agreement
Exhibit B:	Form of Compliance Certificate
Exhibit C:	Form of Secretary’s/Managing Member’s Certificate
Exhibit D:	Form of Solvency Certificate
Exhibit E:	Form of Assignment and Assumption
Exhibits F-1 – F-4:	Forms of U.S. Tax Compliance Certificate
Exhibit G:	Corporate Reorganization
Exhibit H-1:	Form of Revolving Loan Note
Exhibit H-2:	Form of Term Loan Note
Exhibit I:	Form of Collateral Information Certificate
Exhibit J:	Form of Notice of Borrowing
Exhibit K:	Form of Notice of Conversion/Continuation

-vii-

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of October 19, 2021, is entered into by and among ENFUSION, INC., a Delaware corporation (“Holdings”), ENFUSION LTD. LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time party to this Agreement as lenders, including pursuant to Sections 2.27 or 10.6 (each a “Lender” and, collectively, the “Lenders”), SILICON VALLEY BANK (“SVB”), as the Issuing Lender, and SVB, as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”).

WITNESSETH:

WHEREAS, Borrower is a party to that certain Credit Agreement, originally dated as of August 2, 2019, as amended by that certain First Amendment to Credit Agreement, dated as of August 5, 2020, and as further amended by that certain Second Amendment to Credit Agreement, dated as of December 17, 2020 (as amended, restated or otherwise modified and in effect immediately prior to date hereof, the “Existing Credit Agreement”), among Borrower, the lenders party thereto, and the Administrative Agent, pursuant to which the lenders, the issuing lenders party thereto and the swingline lender party thereto have made available to Borrower certain extensions of credit;

WHEREAS, Holdings, Borrower, the Lenders, the Administrative Agent and the other parties hereto have agreed to enter into this Agreement in order to amend and restate the Existing Credit Agreement in its entirety;

WHEREAS, the Lenders have agreed to continue to extend, upon the terms and conditions in this Agreement, (i) a term loan facility to Borrower in the aggregate original principal amount of $100,000,000, $98,750,000 of which is outstanding as of the date hereof and (ii) a revolving loan facility in an aggregate principal amount of $5,000,000 and a letter of credit facility in the aggregate availability amount of $2,000,000 (as a sublimit of the revolving loan facility) of which revolving loan facility, $0.00 of Revolving Loans are outstanding as of the date hereof and a $200,000 Letter of Credit is outstanding as of the date hereof;

WHEREAS, Borrower has agreed to continue to secure all of its Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority lien on substantially all of its assets; and

WHEREAS, after giving effect to the Closing Date Reorganization (as defined herein), Holdings will be the direct or indirect owner of 100% of the voting Capital Stock of Borrower.

WHEREAS, Holdings and each of the other Guarantors have agreed to guarantee the Obligations of Borrower and to secure their respective Obligations in respect of such guarantee by granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority lien on substantially all of their assets.

[1]	To be confirmed at closing.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree that the Existing Credit Agreement shall be and hereby is amended and restated in its entirety to read as follows (it being agreed that this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of the Obligations under, and as defined in, the Existing Credit Agreement):

SECTION 1
DEFINITIONS

1.1Defined Terms.  As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day, or (b) the Federal Funds Effective Rate in effect on such day plus 0.50%; provided that in no event shall the ABR be deemed to be less than 3.50%.  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate.

“ABR Loans”:  Loans, the rate of interest applicable to which is based upon the ABR.

“Account Debtor”:  any Person who may become obligated to any Person under, with respect to, or on account of, an Account, chattel paper or general intangible (including a payment intangible).  Unless otherwise stated, the term “Account Debtor,” when used herein, shall mean an Account Debtor in respect of an Account of a Group Member.

“Accounting Change”: as defined in the definition of “GAAP”.

“Accounts”:  all “accounts” (as defined in the UCC) of a Person, including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.  Unless otherwise stated, the term “Account,” when used herein, shall mean an Account of a Group Member.

“Administrative Agent”:  SVB, as the administrative and collateral agent under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender”:  as defined in Section 2.23.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of determining the Affiliates of any Loan Party, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Parties”:  as defined in Section 10.2(d)(ii).

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender’s Term Loans, (b) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding, and (c) without duplication of clause (b), the L/C Commitment of such Lender then in effect (as a sublimit of the Revolving Commitment of such Lender).

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  as defined in the preamble hereto.

“Applicable Margin”:  with respect to any Loans, as of any date of determination, from one Pricing Date to the next, the rates per annum determined in accordance with the following schedule:

LEVEL	CONSOLIDATED SENIOR LEVERAGE RATIO	EURODOLLAR LOANS	ABR LOANS
I	≥ 3.50:1.00	4.25%	2.75%
II	<3.50:1.00 and ≥ 3.00:1.00	3.75%	2.25%
III	<3.00:1.00	3.25%	1.75%

For purposes hereof, the term “Pricing Date” means, for any Fiscal Quarter of Holdings ending on or after December 31, 2020, the date on which the Administrative Agent is in receipt of the most recent Compliance Certificate for the Fiscal Quarter then ended, pursuant to Section 6.2(a).  The Applicable Margin shall be established based on the Consolidated Senior Leverage Ratio for the most recently completed Fiscal Quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date.  If the Loan Parties have not delivered the Compliance Certificate by the date such Compliance Certificate is required to be delivered under Section 6.2(a) until such Compliance Certificate is delivered, the Applicable Margin shall be at Level I.  If the Loan Parties subsequently deliver such Compliance Certificate before the next Pricing Date, the Applicable Margin shall be determined on the date of delivery of such Compliance Certificate and remain in effect until the next Pricing Date.  In all other circumstances, the Applicable Margin shall be in effect from the Pricing Date that occurs immediately after the end of the Fiscal Quarter covered by such Compliance Certificate until the next Pricing Date.  Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Loan Parties and the Lenders if reasonably determined.  If, prior to the Discharge of Obligations, Borrower or Administrative Agent determines in good faith that the calculation of the Consolidated Senior Leverage Ratio on which the applicable interest rate for any particular period was determined is inaccurate, and as a consequence thereof, the Applicable Margin was lower than it should have been, (i) Holdings and Borrower shall promptly deliver to Administrative Agent a correct Compliance Certificate for such period, (ii) Administrative Agent shall notify Holdings and Borrower of the amount of interest and fees that would have been due in respect of any outstanding Obligation during such period had the applicable rate been calculated based on the correct Consolidated Senior Leverage Ratio and (iii) Holdings and Borrower shall promptly pay to Administrative Agent for the benefit of the applicable Lenders and other Persons the difference between the amount that should have been due and the amount actually paid in respect of such period; provided that, (x) Holdings and Borrower shall not be responsible for any such amounts after the Discharge of Obligations and (y) nonpayment as a result of such inaccuracy shall not in any event be deemed retroactively to be an Event of Default.  For the avoidance of doubt, the calculation of the Consolidated Senior Leverage Ratio for the purpose of determining the Applicable Margin shall include netting of Qualified Cash in accordance with the definition of Consolidated Senior Leverage Ratio.

“Application”:  an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund”:  any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale”:  any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clauses (a) through (k) or (m) of Section 7.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of (i) $100,000 for any single Disposition or (ii) $250,000 for all Dispositions in the aggregate from and after the Closing Date.

“Assignment and Assumption”:  an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6), in substantially the form of Exhibit E or any other form (including electronic documentation generated by an electronic platform) approved by the Administrative Agent.

“Available Revolving Commitment”:  at any time, an amount equal to (a) the Total Revolving Commitments in effect at such time, minus (b) the aggregate undrawn amount of all outstanding Letters of Credit at such time, minus (c) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time, minus (d) the aggregate principal balance of any Revolving Loans outstanding at such time.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of Interest Period pursuant to Section 2.17(b)(iv).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other Insolvency Proceedings).

“Bankruptcy Code”:  Title 11 of the United States Code entitled “Bankruptcy.”

“Bank Services”:  cash management and other services provided to one or more of the Loan Parties by a Bank Services Provider which may include treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system), merchant services, direct deposit of payroll, business credit card (including so-called "purchase cards", "procurement cards" or "p-cards"), credit card processing services, debit cards, stored value cards, and check cashing services identified in such Bank Services Provider’s various cash management services or other similar agreements (each, a “Bank Services Agreement”).

“Bank Services Provider”: the Administrative Agent, any Lender, or any Affiliate of the foregoing who provides Bank Services to any Loan Party.

“Benchmark”: initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17(b)(i).

“Benchmark Replacement”: (a) for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(i)	the sum of: (1) Term SOFR and (2) the related Benchmark Replacement Adjustment;
(ii)	the sum of: (1) Daily Simple SOFR and (2) the related Benchmark Replacement Adjustment;
(iii)

the sum of: (1) the alternate benchmark rate that has been selected by the Administrative Agent and Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (2) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (i), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.

(b)	With respect to any Term SOFR Transition Event, the sum of: (1) Term SOFR and (2) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(a)	for purposes of clauses (a) and (b) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(1)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(2)the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(b)

for purposes of clause (b) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar denominated syndicated credit facilities;

provided that, in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, after consultation with Holdings and Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides, after consultation with Holdings and Borrower is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:

(a)	in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and

(ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b)	in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;
(c)

in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided the Term SOFR Notice to the Lenders and Borrower pursuant to Section 2.17(a)(ii); or

(d)

in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the Benchmark Replacement Date will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a Benchmark Transition Event will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17(b).

“Benefitted Lender”:  as defined in Section 10.7(a).

“Blocked Person”: as defined in Section 7.23.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrowing Date”:  any Business Day specified by Borrower in a Notice of Borrowing as a date on which Borrower requests the relevant Lenders to make Loans hereunder.

“Business”:  as defined in Section 4.17(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in the State of California or the State of New York are authorized or required by law to close; provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP on the Original Closing Date (whether or not such operating lease obligations were in effect on such date or entered into thereafter) shall continue to be accounted for as operating lease obligations (and not as Capital Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the Original Closing Date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as Capital Lease Obligations.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize”:  to pledge and deposit with or deliver to (a) with respect to Obligations in respect of Letters of Credit, the Administrative Agent, for the benefit of the Issuing Lender and one or more of the Lenders, as applicable, as collateral for L/C Exposure or obligations of the Lenders to fund participations in respect thereof, cash or Deposit Account balances having an aggregate value of at least 105% of the L/C Exposure or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender; (b) with respect to Obligations arising under any Bank Services Agreement in connection with Bank Services, the applicable Bank Services Provider, as provider of Bank Services, as collateral for such Obligations, cash or Deposit Account balances having an aggregate value of at least 105% of the aggregate amount of the Obligations of the Group Members arising under all such Bank Services Agreements evidencing such Bank Services or, if such Bank Services Provider shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to such Bank Services Provider; or (c) with respect to Obligations in respect of any Specified Swap Agreements, the applicable Qualified Counterparty, as collateral for such Obligations, cash or Deposit Account balances or, if such Qualified Counterparty shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to such Qualified Counterparty.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $3,000,000,000.

“Casualty Event”: any damage to or any destruction of, or any condemnation or other taking by any Governmental Authority of any property of the Loan Parties.

“Certificated Securities”:  as defined in Section 4.19(a).

“Change of Control”:  (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 40% of either the ordinary voting power for the election of directors of Holdings (determined on a fully diluted basis) or economic interest in Holdings (determined on a fully diluted basis); (b) at any time Holdings shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding voting Capital Stock of Borrower free and clear of all Liens (except Liens created by the Security Documents and non-consensual Liens permitted pursuant to Section 7.3 hereof that are being contested in good faith); (c) except to the extent expressly permitted by the terms of this Agreement, at any time Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of any other Guarantor that is an operating company free and clear of all Liens (except Liens created by the Security Documents and non-consensual Liens permitted pursuant to Section 7.3 hereof that are being contested in good faith); provided that, with respect to any Guarantor formed in a jurisdiction where a law, rule or regulation of such jurisdiction restricts Borrower from owning and controlling, of record and beneficially, directly or indirectly, one hundred percent (100%) of each class of outstanding Capital Stock of such Guarantor, in each case, this clause (c) shall not apply so long as (x) Borrower owns and controls no less than ninety-nine percent (99%) (or such lesser amount representing the maximum amount of Capital Stock Holdings is permitted to own and control) of each class of outstanding Capital Stock of such Guarantor free and clear of all Liens (except Liens created by this Agreement) and (y) Borrower has notified the Administrative Agent of such situation and the limitations of such Guarantor’s jurisdiction; (d) except to the extent expressly permitted by the terms of this Agreement, at any time Holdings shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of any other Guarantor free and clear of all Liens (except Liens created by the Security Documents and non-consensual Liens permitted pursuant to Section 7.3 hereof that are being contested in good faith); or (e) a Change of Control under the Tax Receivable Agreement.

“Closing Date”:  the date on which all of the conditions precedent set forth in Section 5.1 are satisfied or waived by the Administrative Agent and, as applicable, the Lenders or the Required Lenders, which date is October 19, 2021.

“Closing Date Reorganization”: a corporate reorganization occurring on or prior to the Closing Date in which all shareholders in accordance with the transaction steps attached hereto as Exhibit G.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.  For the avoidance of doubt, no Excluded Asset (as such term is defined in the Guarantee and Collateral Agreement) shall constitute “Collateral.”

“Collateral Information Certificate”:  the Amended and Restated Collateral Information Certificate to be executed and delivered by Holdings, Borrower and each other Loan Party pursuant to Section 5.1 (as updated from time to time), substantially in the form of Exhibit I.

“Collateral-Related Expenses”:  all costs and expenses of the Administrative Agent paid or incurred in connection with any sale, collection or other realization on the Collateral, including reasonable compensation to the Administrative Agent and its agents and counsel, and reimbursement for all other reasonable and documented out-of-pocket costs, expenses and liabilities and advances made or incurred by the Administrative Agent in connection therewith (including as described in Section 6.6 of the Guarantee and Collateral Agreement), and all amounts for which the Administrative Agent is entitled to indemnification under the Security Documents and all advances made by the Administrative Agent under the Security Documents for the account of any Loan Party.

“Commitment”:  as to any Lender, the sum of its Term Commitment and its Revolving Commitment.

“Commitment Fee”:  as defined in Section 2.9(b).

“Commitment Fee Rate”:  0.50% per annum.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer of Holdings and Borrower substantially in the form of Exhibit B.

“Connection Income Taxes”:  Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA”: shall mean, with respect to any fiscal period,

(a)Consolidated Net Income for such period

plus,

(b)without duplication, the sum of the following amounts for such period, in each case (other than with respect to clause (xviii) below) to the extent deducted in determining Consolidated Net Income for such period:

(i)interest expense;

(ii)tax expense (based on income, profits, or capital, including federal, foreign, state, local, franchise, excise, and similar taxes and net of tax benefits arising from Permitted Acquisitions to the extent actually received);

(iii)depreciation and amortization expense as determined in accordance with GAAP;

(iv)transaction costs and expenses incurred in connection with the Loan Documents, which are paid (A) on or prior to the Closing Date, in each case, as described on the sources and uses on the Closing Date or as otherwise reasonably acceptable to the Administrative Agent or (B) after the Closing Date, to the extent incurred on or before the date that is 120 days after the Closing Date, in an aggregate amount not to exceed $500,000;

(v)charges incurred in connection with or attributable to the Tax Receivable Agreement;2

(vi)employee retention bonuses, if any payable by a Loan Party in connection with any Permitted Acquisition in an aggregate amount not to exceed $1,000,000 in any reporting period of four (4) consecutive fiscal quarters; provided that such amounts are not funded with the proceeds of Capital Stock issued by Holdings;

(vii)non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Capital Stock of any Group Member, the granting of options for Capital Stock in any Group Member, the granting of appreciation rights and similar arrangements in respect of Capital Stock of any Group Member (including any re-pricing, amendment, modification, substitution or change of any such Capital Stock or similar arrangements);

(viii)cash and non-cash expenses (including those arising from litigation) to the extent that the same are reimbursable in cash by an unaffiliated third party pursuant to an indemnity, guaranty or insurance and one of the following has occurred:

(A)such expenses have actually been so reimbursed,

(B)such third party has expressly agreed to so reimburse such expenses on or before the last day of the fiscal quarter immediately following the period for which such expenses are being added back pursuant to this clause (B) and Borrower has acknowledged that the reimbursement of any such expenses is not subject to a valid dispute in the Compliance Certificate when delivered pursuant to the provisions in the Loan Documents and promptly notifies the Administrative Agent in writing of any such dispute, or

(C)such expenses have been funded with proceeds of Capital Stock issued by Holdings, so long as such issuance would not require a prepayment of the Obligations under Section 2.12(a);

(ix)(A) reasonable and customary non-recurring fees, costs and expenses actually incurred in connection with the issuance and registration of an IPO (including without limitation the Closing Date Reorganization) (I) consisting of an underwriting fee, to the extent financed with the gross proceeds of such IPO and (II) other fees in an aggregate amount not to exceed $5,000,000 during the term of this Agreement and (B) other reasonable and customary non-recurring fees, costs and expenses, in an aggregate amount not to exceed $1,500,000 in any reporting period of four (4) consecutive fiscal quarters actually incurred in connection with issuances of Capital Stock or incurrence or issuances of Indebtedness;

(x)infrequent, extraordinary or non-recurring losses, costs or expenses as determined in accordance with GAAP in an aggregate amount not to exceed $2,500,000 in any reporting period of four (4) consecutive fiscal quarters;

(xi)in connection with Permitted Acquisitions:

(A)(1) reasonable and customary non-recurring transaction costs and expenses incurred as reflected on the sources and uses delivered to the Administrative Agent, (2) and (2) non-recurring, cash and non-cash restructuring charges related to severance, employee and management changes, or the discontinuance of any portion of the business or operations, cash charges related to deferred stock compensation plans, related to such Permitted Acquisitions incurred within one year after the closing of such transaction, provided that the aggregate amount of all items described in this clause (A) and the immediately following clause (B) shall not exceed $1,000,000 in any reporting period of four (4) consecutive fiscal quarters or such greater amount approved by the Administrative Agent in its discretion, and

(B)reasonable and customary non-recurring transaction costs and expenses, incurred in connection with any proposed Permitted Acquisitions that are not consummated, no later than one year after the abandonment of such proposed Permitted Acquisition, provided that the aggregate amount of all items described in this clause (B) and the immediately preceding clause (A) shall not exceed $1,000,000 in any reporting period of four (4) consecutive fiscal quarters or such greater amount approved by the Administrative Agent in its discretion;

(xii)reasonable and documented fees, costs, and expenses incurred and paid in cash in connection with (A) [reserved], (B) [reserved], or (C) any other amendment, waiver, or other modification of this Agreement in an aggregate amount not to exceed $500,000 for any such other amendment, waiver or other modification;

(xiii)(a) amounts representing the impact of and expenses relating to purchase accounting adjustments, and (b) for a period of up to one year after the consummation of a Permitted Acquisition (or, in the case of purchase accounting adjustments relating to deferred revenue, for any period after the consummation of a Permitted Acquisition), amounts representing the impact of and expenses relating to other purchase accounting adjustments in connection with such Permitted Acquisition arising by reason of the application of FASB ASC 805;

(xiv)[reserved];

(xv)non-cash exchange, transaction, translation, or performance losses relating to any foreign currency hedging transactions or currency fluctuations;

(xvi)losses on the non-ordinary course sale of assets;

(xvii) (a) board of director and operating partner fees and expenses in an aggregate amount not to exceed $500,000 in any reporting period of four (4) consecutive fiscal quarters and (b) [reserved];

(xviii)other non-cash items reducing Consolidated Net Income (excluding (a) accruals for cash expenses made in the ordinary course of business, (b)  any such non-cash items to the extent that it represents an accrual or reserve for cash items in any future period, (c) amortization of a prepaid cash item that was paid in a prior period, (d) write-offs of accounts receivable, (e) write-offs of inventory and (f) write-offs of prepaid expenses, in each case to the extent deducted in determining such Consolidated Net Income); and

(xix)any cash payments received in such period that are related to prior accruals of charges deducted in Consolidated Net Income and that have not been added back pursuant to clauses (b)(vii) and (b)(xvii) above in this definition of Consolidated Adjusted EBITDA;

minus

(c)without duplication, the following amounts for such period, to the extent included in determining Consolidated Net Income for such period (except for amounts described in clause (ii)):

(i)infrequent, extraordinary or non-recurring gains as determined in accordance with GAAP;

(ii)software development costs and sales commissions to the extent capitalized in accordance with GAAP;

(iii)gains on sales of assets, other than sales of inventory in the ordinary course of business;

(iv)income arising by reason of the application of certain accounting principles as referenced in clause (b)(xii) above in this definition of Consolidated Adjusted EBITDA;

(v)non-cash exchange, transaction, translation, or performance gains relating to any foreign currency hedging transactions or currency fluctuations;

(vi)income tax benefits or gains;

(vii)any cancellation of indebtedness income and gains from repurchases of Indebtedness;

(viii)other non-cash items increasing Consolidated Net Income (excluding any such non-cash item to the extent that it represents the reversal of an accrual or reserve for a potential cash item in any period); and

(ix)any cash payments made that are related to a prior accrual of charges that were added back pursuant to clause (b)(vii) above in this definition of Consolidated Adjusted EBITDA to the extent they have been submitted for reimbursement and such reimbursement has been denied or is subject to a valid dispute.

For the purposes of calculating Consolidated Adjusted EBITDA in connection with the measurement of the Financial Condition Covenant (including, for the avoidance of doubt, in connection with any pro forma incurrence based measurements hereunder) for any reporting period of four (4) consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period (whether prior to, on or after the Closing Date), any Group Member shall have consummated a Permitted Acquisition, Consolidated Adjusted EBITDA for such Reference Period shall be calculated after giving pro forma effect to such Permitted Acquisition, as applicable, as if such Permitted Acquisition occurred on the first day of such Reference Period (including pro forma adjustments to reflect operating expense reductions (but not revenue increases) arising out of events which are directly attributable to such Permitted Acquisition, as applicable; provided that such reductions are (I) expected to have a continuing impact, (II) (x) recommended by any “quality of earnings report” or due diligence financial review conducted by financial advisors retained by Borrower and reasonably acceptable to the Administrative Agent, or (y) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the SEC (but including negative adjustments for capitalized software costs), (III) supported by data that has been delivered to the Administrative Agent, (IV) [reserved], (V) not duplicative of any amounts that are otherwise added back in computing Consolidated Adjusted EBITDA (or any components thereof) for such Reference Period, whether through a pro form adjustment or otherwise, and (VI) factually supportable, documented in sufficient detail and certified by a Responsible Officer of Borrower as satisfying the conditions specified in the foregoing clauses (I) through (V)).

“Consolidated Capital Expenditures”:  for any period, with respect to Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Lease Obligations which is capitalized on the consolidated balance sheet of Holdings) by such Group Members during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Holdings, minus the aggregate amount of such expenditures funded with proceeds of the issuance of Capital Stock by Holdings.

“Consolidated Fixed Charge Coverage Ratio”: with respect to Holdings and its Subsidiaries for any period, the ratio of (a) the sum, without duplication, of: (i) Consolidated Adjusted EBITDA for such period, minus (ii) all federal, state and local taxes (including for purposes hereof, Permitted Tax Distributions) actually paid by Holdings or its Subsidiaries in cash (net of any cash refunds received) during such period, minus (iii) Consolidated Capital Expenditures (excluding the principal amount funded with the Loans and any other Indebtedness permitted by Section 7.2) for such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: with respect to Holdings and its Subsidiaries for any period, the sum (without duplication) of (a) Consolidated Interest Expense, to the extent actually paid in cash, for such period, plus (b) scheduled payments made in cash during such period on account of all outstanding Indebtedness of Holdings and its consolidated Subsidiaries (including, without limitation, (i) employee retention bonus payments made in cash and added back to Consolidated Adjusted EBITDA pursuant to clause (b)(v) of the definition thereof, (ii) scheduled principal payments in respect of the Term Loans and (iii) payments in respect of Capital Lease Obligations, but excluding mandatory prepayments pursuant to Section 2.12); provided that Consolidated Fixed Charges shall be determined solely on the basis of information for the period on and following December 17, 2020 and the results shall be annualized in a customary manner until four full fiscal quarters have elapsed after December 17, 2020.  For purposes of clause (b) of this definition, (i) for each of the periods ending after December 17, 2020 and prior to or on December 31, 2021, a principal payment of the Term Loans shall be deemed to have been made in the amount of $2,500,000 and (ii) for each of the periods ending on or after March 31, 2022, principal payments shall include any payments made pursuant to Section 2.3 during the applicable trailing four fiscal quarter period.

“Consolidated Interest Expense”:  for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP paid for such period with respect to all outstanding Indebtedness of such Persons (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP, but excluding, if applicable and to the extent included in total cash interest expense, any amortization of fees, charges and deferred financing costs, including all such fees paid on the Closing Date).

“Consolidated Net Income”:  for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of “Consolidated Net Income” (a) the income (or deficit) of any such Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or one of its Subsidiaries (other than for the avoidance of doubt as a result of the Closing Date Reorganization), (b) the income (or deficit) of any such Person (other than a Subsidiary of Holdings) in which Holdings or one of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Senior Indebtedness”:  at any date, the aggregate principal amount of the Loans and Capital Lease Obligations.

“Consolidated Senior Leverage Ratio”:  as at the last day of any period, the ratio of (a) Consolidated Senior Indebtedness (net of up to $7,500,000 of Qualified Cash of the Loan Parties that is in excess of $2,500,000) on such day, to (b) Consolidated Adjusted EBITDA for such period.

“Consolidated Working Capital”: at any date, the excess of current assets (net of cash and Cash Equivalents) over current liabilities (exclusive of the current portion of Indebtedness and associated interest and taxes in respect of such Indebtedness) of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement”:  any account control agreement in form and substance reasonably satisfactory to the Administrative Agent entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary at which a Loan Party maintains a Securities Account, such Loan Party, and the Administrative Agent pursuant to which the Administrative Agent obtains control (within the meaning of the UCC or any other applicable law) over such Deposit Account or Securities Account.

“Corresponding Tenor”: with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Cure Amount”: as defined in Section 7.1(c).

“Cure Right”: as defined in Section 7.1(c).

“Daily Simple SOFR”: for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may, after consultation with Holdings and Borrower, establish another convention in its reasonable discretion.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”:  any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate”:  as defined in Section 2.15(c).

“Defaulting Lender”:  subject to Section 2.24(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified Borrower, the Administrative Agent or the Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or Borrower, to confirm in writing to the Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) effective as of the relevant date set forth in clauses (a) through (d) upon delivery of written notice of such determination to Borrower, the Issuing Lender and each Lender.

“Deposit Account”:  any “deposit account” as defined in the UCC.

“Deposit Account Control Agreement”:  any Control Agreement entered into by the Administrative Agent, a Loan Party and a financial institution holding a Deposit Account of such Loan Party pursuant to which the Administrative Agent is granted “control” (for purposes of the UCC) over such Deposit Account.

“Designated Jurisdiction”: any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Discharge of Obligations”:  subject to Section 10.8, the satisfaction of the Obligations (including all such Obligations relating to Bank Services and Specified Swap Agreements) by the payment in full, in cash (or, as applicable, Cash Collateralization in accordance with the terms hereof) of the principal of and interest on or other liabilities relating to each Loan and any previously provided Bank Services, all fees and all other expenses or amounts payable under any Loan Document (other than inchoate indemnification obligations and any other obligations which pursuant to the terms of any Loan Document specifically survive repayment of the Loans for which no claim has been made), and other Obligations under or in respect of Specified Swap Agreements and Bank Services, to the extent (a) any such Obligations in respect of Specified Swap Agreements have, if required by any applicable Qualified Counterparties, been Cash Collateralized, (b) no Letter of Credit shall be outstanding (or, as applicable, each outstanding and undrawn Letter of Credit has been Cash Collateralized in accordance with the terms hereof), (c) no Obligations in respect of any Bank Services are outstanding (or, as applicable, all such outstanding Obligations in respect of Bank Services have been Cash Collateralized in accordance with the terms hereof), and (d) the aggregate Commitments of the Lenders are terminated.

“Disposition”:  with respect to any property (including, without limitation, Capital Stock of any Subsidiary of Holdings), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer, encumbrance or other disposition thereof and any issuance of Capital Stock of Holdings, Borrower or any of their Subsidiaries.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”: any Capital Stock (provided that any Capital Stock issued to or by any plan for the benefit of former, current or future employees, directors, officers, members of management or consultants shall not constitute Disqualified Stock solely because it is required to be repurchased in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of any such employee, director, officer, member of management or consultant) that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable (other than solely for Capital Stock that does not otherwise constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, (b) is redeemable (other than solely for Capital Stock that does not otherwise constitute Disqualified Stock) at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Stock, in each case, on or prior to the date that is ninety-one (91) days after the latest date on which any of the Loans mature hereunder.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Holdings, Borrower and their Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Division”: in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including as contemplated under Section 18-217 of the Delaware Limited Liability Company Act, or any analogous action taken pursuant to any other applicable Requirements of Law.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of any Loan Party organized under the laws of any jurisdiction within the United States, any State thereof or the District of Columbia.

“Early Opt-in Election”: if the then-current Benchmark is USD LIBOR, the occurrence of:

(a)

a notification by the Administrative Agent to (or the request by Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five (5) currently outstanding Dollar denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, Term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b)	the joint election by the Administrative Agent and Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution”:  (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”:  any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”:  any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”:  (a) a Lender, an Affiliate of a Lender or any Approved Fund, or (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided that none of Borrower, any Affiliate of Borrower or, unless an Event of Default under Section 8.1(a) or Section 8.1(f) shall have occurred and be continuing, any Listed Competitor, shall be an Eligible Assignee.

“Environmental Laws”:  any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability”:  any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdings, Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) a violation of an Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“ERISA Affiliate”:  each business or entity which is, or within the last six years was, a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with any Loan Party within the meaning of Section 414(b), (c) or (m) of the Code, required to be aggregated with any Loan Party under Section 414(o) of the Code, or is, or within the last six years was, under “common control” with any Loan Party, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event”:  any of (a) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (c) a withdrawal by any Loan Party or any ERISA Affiliate thereof from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Loan Party or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Loan Party or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA;  (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) the imposition of liability on any Loan Party or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of

Section 4212(c) of ERISA; (g) the failure by any Loan Party or any ERISA Affiliate thereof to make any required contribution to a Pension Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (i) an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (j) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate thereof; (k) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Pension Plan; (l) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA that has resulted or may be reasonably expected to result in a material liability for which any Loan Party or any Subsidiary thereof may be directly or indirectly liable; (m) the occurrence of an act or omission which would give rise to the imposition on any Loan Party or any ERISA Affiliate thereof of fines, penalties, taxes or related charges in excess of $500,000 in the aggregate under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (n) the assertion of a material claim (other than routine claims for benefits) against any Pension Plan or the assets thereof, or against any Loan Party or any Subsidiary thereof in connection with any such Pension Plan, in each case for which a Loan Party or any Subsidiary thereof may be directly or indirectly liable; (o) receipt from the IRS of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code, in each case, in all material respects; or (p) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Loan Party or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code.

“ERISA Funding Rules”:  the rules regarding minimum required contributions (including any installment payment thereof) to Pension Plans, as set forth in Section 412 of the Code and Section 302 of ERISA, with respect to Plan years ending prior to the effective date of the Pension Protection Act of 2006, and thereafter, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Erroneous Payment”: as defined in Section 9.14(a).

“Erroneous Payment Deficiency Assignment”: as defined in Section 9.14(d).

“Erroneous Payment Return Deficiency”: as defined in Section 9.14(d).

“Erroneous Payment Subrogation Rights”: as defined in Section 9.14(d).

“EU Bail-In Legislation Schedule”:  the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent by reference to the ICE Benchmark Administration LIBOR Rate or the successor thereto if the ICE Benchmark Administration is no longer making a LIBOR rate available (“LIBOR”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period (as set forth by Bloomberg Information Service or any successor thereto or any other commercially available service reasonably selected by the Administrative Agent which provides quotations of LIBOR).  In the event that the Administrative Agent determines that LIBOR is not available, the “Eurodollar Base Rate” shall be determined by reference to the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by SVB for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Eurodollar Base Rate is then being determined with maturities comparable to such period, as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period.  In no event shall the Eurodollar Base Rate be less than 1.00%.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum equal to the greater of (a) 1.00% and (b) the rate determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

The Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Requirements which affect Eurodollar Loans to be made as of, and ABR Loans to be converted into Eurodollar Loans, in any such case, at the beginning of the next applicable Interest Period.

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans under a particular Facility (other than the L/C Facility), the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  for any fiscal year (or other period) of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, Consolidated Adjusted EBITDA for such fiscal year (or other period) less, without duplication:

(a)(x) current taxes based on income, profits or capital of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP paid and payable in cash with respect to such period, (y) withholding or similar taxes paid and payable in cash with respect to such period in connection with the repatriation of assets, income or earnings to any Loan Party and (z) Permitted Tax Distributions paid in cash with respect to such period,

(b)interest expense of Holdings and its Subsidiaries paid in cash in such period or that is payable in such period and is paid in cash prior to the Excess Cash Flow Application Date for such period (provided that such amounts paid after the end of the applicable period that reduce Excess Cash Flow for such applicable period shall not be deducted in determining Excess Cash Flow for the period in which such amounts are paid),

(c)the aggregate amount actually paid by Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP during such fiscal year (or other period) on account of Consolidated Capital Expenditures (excluding the principal amount of Loans and other Indebtedness incurred in connection with such expenditures, and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount),

(d)[reserved],

(e)the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP made during such fiscal year (or other period) (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder),

(f)the amount of unfinanced cash payments made in connection with Permitted Acquisitions and other permitted Investments to the extent consummated (including transaction expenses, net working capital adjustments, and earn-out payments, in each case, to the extent permitted under this Agreement),

(g)without duplication, any other amounts paid in cash with respect to such period to the extent added back to Consolidated Adjusted EBITDA and, without duplication, pro forma adjustments described in the last paragraph of the definition of Consolidated Adjusted EBITDA, in each case, with respect to such period to the extent added back to Consolidated Adjusted EBITDA, and

(h)without duplication of any other amounts included in the calculation of Consolidated Adjusted EBITDA (including, without limitation, short-term deferred revenue), the amount, if any, by which the Consolidated Working Capital increased during such period, plus

(i)without duplication of any other amounts included in the calculation of Consolidated Adjusted EBITDA (including, without limitation, short-term deferred revenue), the amount, if any, by which the Consolidated Working Capital decreased during such period.

“Excess Cash Flow Application Date”:  as defined in Section 2.12(d).

“Exchange Act”:  the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Excluded Accounts”:  as defined in the Guarantee and Collateral Agreement.

“Excluded Assets”:  as defined in the Guarantee and Collateral Agreement.

“Excluded Subsidiary”:  any direct or indirect Subsidiary that is (a) not a Domestic Subsidiary if becoming a Guarantor would reasonably be expected to result in material adverse tax consequences

(including after giving effect to a change in Requirements of Law after the Closing Date), (b) a Foreign Subsidiary Holding Company if becoming a Guarantor  hereunder would reasonably be expected to result in material adverse tax consequences (including after giving effect to a change in Requirements of Law after the Closing Date), (c) a Subsidiary of a Foreign Subsidiary that is a controlled foreign corporation (as defined in Section 957 of the Code) if becoming a Guarantor would reasonably be expected to result in material adverse tax consequences (including after giving effect to a change in Requirements of Law after the Closing Date), or (d) an Immaterial Subsidiary. No Subsidiary of Holdings that is a direct or indirect parent of Borrower shall be an Excluded Subsidiary.

“Excluded Swap Obligations”:  as defined in the Guarantee and Collateral Agreement.

“Excluded Taxes”:  any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) constituting Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or becomes the Administrative Agent (other than pursuant to an assignment request by Borrower under Section 2.23) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(f); and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement”:  as defined in the recitals hereto.

“Extraordinary Receipt”:  any cash received by, or paid to or for the account of, any Group Member in the form of a purchase price adjustment or indemnification payment made in connection with any Permitted Acquisition, other than (a) any working capital adjustments in connection with any of the foregoing, (b) any single or related series of amounts received in an aggregate amount less than $500,000 and (c) any such indemnification payment to the extent applied within 180 days (or committed to be applied within 180 days and applied within 270 days) of receipt to pay (or to provide reimbursement for) (i) costs of repair or environmental remediation with respect to assets purchased pursuant to such Permitted Acquisition or (ii) out-of-pocket money damages incurred by any Group Member in connection with such Permitted Acquisition.

“Facility”:  each of (a) the Term Facility, (b) the L/C Facility (which is a sub-facility of the Revolving Facility), and (c) the Revolving Facility.

“FASB ASC”:  the Accounting Standards certification of the Financial Accounting Standards Board.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter”:  individually or collectively as the context requires, (a) the fee letter dated as of the Original Closing Date between Borrower and the Administrative Agent, and (b) the fee letter agreement dated as of December 17, 2020, in each case, as amended, supplemented or otherwise modified.

“Financial Condition Covenant”: is defined in Section 7.1(c).

“Flood Laws”: the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System).

“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“Foreign Currency”:  lawful money of a country other than the United States.

“Foreign Lender”:  (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.

“Foreign Subsidiary”:  in respect of any Group Member, any Subsidiary of such Group Member that is not a Domestic Subsidiary of such Loan Party.

“Foreign Subsidiary Holding Company”: any direct or indirect Domestic Subsidiary of Borrower, substantially all of the assets of which consist of the Capital Stock of one or more controlled foreign corporations (within the meaning of Section 957 of the Code) or other Foreign Subsidiary Holding Companies.

“Fronting Exposure”:  at any time there is a Defaulting Lender, as applicable, with respect to the Issuing Lender, such Defaulting Lender’s L/C Percentage of the outstanding L/C Exposure other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund”: any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt”:  as to any Person, all Indebtedness of such Person which matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of Borrower, Indebtedness in respect of the Loans.

“Funding Office”:  the Revolving Loan Funding Office or the Term Loan Funding Office, as the context requires.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of the Financial Condition Covenant, GAAP shall be determined on the basis of such principles in effect on the Original Closing Date and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b).  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then each party to this Agreement agrees to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by Borrower, the Administrative Agent and the Required Lenders, all financial covenants (including the Financial Condition Covenant), standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Approval”:  any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners) (including any supra-national bodies such as the European Union or the European Central Bank), and any group or body charged with setting accounting or regulatory capital rules or standards (including the Financial Standards Board, the Bank for International Settlements, the Basel Committee on Banking Supervision and any successor or similar authority to any of the foregoing).

“Group Members”:  the collective reference to Holdings, Borrower and their Subsidiaries.

“Guarantee and Collateral Agreement”:  the Amended and Restated Guarantee and Collateral Agreement dated as of the Closing Date by and among Holdings, Borrower, each Guarantor, and the Administrative Agent, as amended, supplemented or otherwise modified.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, and (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

“Guarantors”: a collective reference to Holdings, each Subsidiary of Holdings (in each case other than an Excluded Subsidiary) and any other Person, which has become a Guarantor pursuant to the Guarantee and Collateral Agreement as required herein.

“Holdings”: as defined in the preamble hereto.

“Immaterial Subsidiary”:  as of the last day of any fiscal quarter and at any other date of determination, any Subsidiary of Borrower designated as such by Borrower in writing and which as of such date (a) holds assets representing 5% or less of Holdings’ consolidated total assets as of the last day of the most recent fiscal quarter for which financial statements have been delivered after the Closing Date pursuant to Section 6.1(b) (determined in accordance with GAAP), (b) which has generated revenues (other than (i) revenues resulting from transfer pricing and cost-sharing arrangements (e.g., “cost-plus” arrangements) and (ii) for the avoidance of doubt, revenues which are Accounts of Holdings) in an amount less than 5% of Holdings’ consolidated total revenues determined in accordance with GAAP for the four fiscal quarter period ending on the last day of the most recent fiscal quarter for which financial statements have been delivered after the Closing Date pursuant to Section 6.1(b); provided that all Subsidiaries that are individually “Immaterial Subsidiaries” shall not have aggregate consolidated total assets that would represent 10% or more of Holdings’ consolidated total assets as of the last day of the most recent fiscal quarter for which financial statements have been delivered after the Closing Date pursuant to Section 6.1(b) or have generated revenues (other than (i) revenues resulting from transfer pricing and cost-sharing arrangements (e.g., “cost-plus” arrangements) and (ii) for the avoidance of doubt, revenues which are Accounts of Holdings) in an aggregate amount of 10% or more of Holdings’ consolidated total revenues for such four fiscal quarter period, in each case determined in accordance with GAAP, and (c) which owns no material Intellectual Property.  Any Subsidiary of Holdings that is a direct or indirect parent of Borrower shall not be an Immaterial Subsidiary.

“Incremental Joinder”:  an instrument, in form and substance reasonably satisfactory to the Administrative Agent, by which a Lender becomes a party to this Agreement pursuant to Section 2.27.

“Incremental Term Facility”:  as defined in Section 2.27.

“Incremental Term Loan”: an incremental term loan under any Incremental Term Facility.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business but including purchase price adjustments, indemnity obligations, and earn outs, in each case (i) to the extent due and payable or (ii) to the extent the amount of the asserted payment is reasonably determined and not contested in good faith), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person in respect of Disqualified Stock, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) the net obligations of such Person in respect of Swap Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes”:  (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insider Indebtedness”:  any Indebtedness owing by any Loan Party to any Group Member that is not a Loan Party or officer, director, shareholder or employee of any Group Member.

“Insider Subordinated Indebtedness”:  any Insider Indebtedness which is also Subordinated Indebtedness, in an aggregate principal amount not to exceed $2,000,000 plus any interest, fees and/or expenses thereon which may be capitalized by adding the same to the principal amount thereof.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Proceeding”: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Security Agreement”:  any trademark security agreement, copyright security agreement, or trademark security agreement, or other agreement with respect to the Intellectual Property of a Loan Party entered into between a Loan Party and the Administrative Agent pursuant to the terms of the Guarantee and Collateral Agreement in form and substance reasonably satisfactory to the Administrative Agent, together with any supplement thereto, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date”:  (a) as to any ABR Loan, the first Business Day of each calendar quarter to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three (3) months or less, the last Business Day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three (3) months, each day that is three (3) months (or, if such date is not a Business Day, the Business Day next succeeding such date) after the first day of such Interest Period and the last Business Day of such Interest Period, and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, three or six months thereafter, as selected by Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, three or six months thereafter, as selected by Borrower by irrevocable notice to the Administrative Agent in a Notice of Conversion/Continuation not later than 10:00 A.M., Pacific time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(b)Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date (in the case of the Revolving Facility) or beyond the date final payment is due on the Term Loans (in the case of the Term Loans);

(c)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(d)Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Interest Rate Agreement”:  with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (a) for the purpose of hedging the interest rate exposure associated with such Person’s operations, (b) approved by Administrative Agent, and (c) not for speculative purposes.

“Inventory”:  all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Group Member, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Group Member for sale or lease or are furnished or are to be furnished under a contract of service, or that constitutes raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in such Group Member’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investments”:  as defined in Section 7.8.

“IPO”: a bona fide underwritten sale to the public of common stock of Holdings on a nationally recognized securities exchange.

“IRS”:  the United States Internal Revenue Service, or any successor thereto.

“ISDA Definitions”: the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP”:  with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender”:  as the context may require, SVB or any Affiliate thereof, in its capacity as issuer of any Letter of Credit, including any other Lender that may become a successor Issuing Lender pursuant to Section 3.12, with respect to Letters of Credit issued by such Lender.  The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender or other financial institutions, in which case the term “Issuing Lender” shall include any such Affiliate or other financial institution with respect to Letters of Credit issued by such Affiliate or other financial institution.

“Issuing Lender Fees”:  as defined in Section 3.3(a).

“L/C Advance”:  each L/C Lender’s funding of its participation in any L/C Disbursement in accordance with its L/C Percentage of the L/C Commitment.

“L/C Commitment”:  as to any L/C Lender, the obligation of such L/C Lender, if any, to purchase an undivided interest in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit (including to make payments with respect to draws made under any Letter of Credit pursuant to Section 3.5(b)) in an aggregate principal amount not to exceed the amount set forth under the heading “L/C Commitment” opposite such L/C Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such L/C Lender becomes a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The L/C Commitment is a sublimit of the Revolving Commitment and the aggregate L/C Commitment shall not exceed the Total Revolving Commitments at any time.

“L/C Disbursements”:  a payment or disbursement made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Exposure”:  at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time.  The L/C Exposure of any L/C Lender at any time shall equal its L/C Percentage of the aggregate L/C Exposure at such time.

“L/C Facility”:  the L/C Commitments and the extensions of credit made thereunder.

“L/C Fee Payment Date”:  as defined in Section 3.3(a).

“L/C Lender”:  a Lender with an L/C Commitment.

“L/C Percentage”:  as to any L/C Lender at any time, the percentage of the Total L/C Commitments represented by such L/C Lender’s L/C Commitment, as such percentage may be adjusted as provided in Section 2.23.

“L/C-Related Documents”:  collectively, each Letter of Credit, all applications for any Letter of Credit (and applications for the amendment of any Letter of Credit) submitted by Borrower to the Issuing Lender and any other document, agreement and instrument relating to any Letter of Credit, including any of the Issuing Lender’s standard form documents for letter of credit issuances.

“Lenders”:  as defined in the preamble hereto; provided that, unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Issuing Lender.

“Letter of Credit”:  as defined in Section 3.1(a).

“Letter of Credit Availability Period”:  the period from and including the Original Closing Date to but excluding the Letter of Credit Maturity Date.

“Letter of Credit Fee”:  as defined in Section 3.3(a).

“Letter of Credit Fronting Fees”:  as defined in Section 3.3(a).

“Letter of Credit Maturity Date”:  the date occurring 15 days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“LIBOR”:  as defined in the definition of “Eurodollar Base Rate.”

“Lien”:  any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Recourse Pledge Agreements”:  as defined in the Existing Credit Agreement.

“Listed Competitor”: any Person that appears on the list of competitors of Borrower as submitted in writing by Borrower to the Administrative Agent on or prior to the Closing Date as updated from time to time by written notice delivered by Borrower to the Administrative Agent and provided such updates are reasonably approved in writing in advance by the Administrative Agent; provided that, the designation of any Person as a Listed Competitor after the Closing Date shall not become effective until three Business Days after approval by the Administrative Agent.  For the avoidance of doubt, with respect to any assignee or Participant that becomes a Listed Competitor after the applicable Trade Date, (a) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (b) such assignment or participation and, in the case of an assignment, the execution by Borrower of an Assignment and Assumption with respect to such assignee, will not by itself result in such assignee no longer being considered a Listed Competitor.  The Administrative Agent (a) shall have the right (but not the obligation), and Borrower hereby expressly authorizes the Administrative Agent, to post the list of Listed Competitors and any updates thereto from time to time on the Platform, and (B) shall provide the list of Listed Competitors and any updates thereto to each Lender or Participant requesting the same. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Listed Competitors.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Listed Competitor or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to, or restrictions on the exercise of rights or remedies of, any Listed Competitors or otherwise have any responsibility or liability for enforcing Borrower’s or any Lender’s compliance with the terms of any of the provisions set forth herein with respect to Listed Competitors.

“Loan”:  any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Security Documents, the Notes, the Fee Letter, the Solvency Certificate, the Collateral Information Certificate, each L/C-Related Document, each Compliance Certificate, each Notice of Borrowing, each Notice of Conversion/Continuation, each Incremental Joinder, any subordination agreement, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 3.10, and any other subordination agreement, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”:  a collective reference to Holdings, Borrower and Guarantors.

“Majority Revolving Lenders”:  at any time, (a) if only one Revolving Lender holds the Total Revolving Commitments at such time, such Revolving Lender, both before and after the termination of such Total Revolving Commitments; and (b) if more than one Revolving Lender holds the Total Revolving Commitments, at least two Revolving Lenders who together hold more than 50% of the Total Revolving Commitments (including, without duplication, the L/C Commitments) or, at any time after the termination of the Revolving Commitments when such Revolving Commitments were held by more than one Revolving Lender, at least two Revolving Lenders who together hold more than 50% of the Total Revolving Extensions of Credit then outstanding (including, without duplication, any L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time); provided that (a) the Revolving Commitments of, and the portion of the Revolving Loans and participations in L/C Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Revolving Lenders and (b) for the purposes of this definition, a Lender and its Affiliates and Approved Funds shall be deemed to be one Lender.

“Majority Term Lenders”:  at any time, (a) if only one Term Lender holds the Term Loan, such Term Lender; and (b) if more than one Term Lender holds the Term Loan, at least two Term Lenders who together hold more than 50% of the outstanding principal amount all Term Loans; provided that (a) the portion of the Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Term Lenders and (b) for the purposes of this definition, a Lender and its Affiliates and Approved Funds shall be deemed to be one Lender.

“Material Adverse Effect”:  (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of Holdings, Borrower and their Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of Holdings, Borrower or any Guarantor to perform its respective obligations when due under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Holdings, Borrower or any Guarantor of any Loan Document to which it is a party.

“Material Contractual Obligation”: all Contractual Obligations (including with respect to leasehold interests of a Group Member) to the extent that failure to comply therewith could in the aggregate, reasonably be expected to have a Material Adverse Effect, and all customer contracts representing more than 5% of the Group Members’ total revenue for the trailing twelve month period as of any date of determination.

“Materials of Environmental Concern”:  any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, molds or fungus, and radioactivity, radiofrequency radiation at levels known to be hazardous to human health and safety.

“Minority Lender”:  as defined in Section 10.1(b).

“Moody’s”:  Moody’s Investors Service, Inc.

“Mortgaged Properties”:  the real properties as to which, pursuant to Section 6.12(b) or otherwise, the Administrative Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages.

“Mortgages”:  each of the mortgages, deeds of trust, deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties to the Administrative Agent, in each case, as such documents may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time and in form and substance reasonably acceptable to the Administrative Agent.

“Multiemployer Plan”:  a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which any Loan Party or any ERISA Affiliate thereof makes, is making, or is obligated or in the past six years has been obligated to make, contributions.

“Net Cash Proceeds”:  (a) in connection with any Asset Sale, Extraordinary Receipt, or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale, Extraordinary Receipt, Change of Control or any Recovery Event (other than any Lien pursuant to a Security Document) and other customary or reasonable costs, fees and expenses actually incurred in connection therewith and net of Taxes payable (including without duplication, any Permitted Tax Distributions with respect thereto) and Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable Taxes and other liabilities required to be paid by Borrower or any other Group Member in connection with such Asset Sale, Extraordinary Receipt, Change of Control or any Recovery Event in the taxable year that such Asset Sale, Extraordinary Receipt, Change of Control or any Recovery Event is consummated, the computation of which shall, in each such case, take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, Tax credits, and Tax credit carry forwards, and similar tax attributes, and with respect to any such Asset Sale or Change of Control, net of amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale or Change of Control (provided that to the extent any portion of such reserve amount ceases at any time to be so reserved and not applied to such liabilities, such portion shall be deemed to be Net Cash Proceeds at such time and be immediately applied to the prepayment of the Obligations in accordance with Section 2.12(c), as and to the extent applicable), and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary or reasonable costs, fees and expenses actually incurred in connection therewith.

“Non-Consenting Lender”:  any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Affected Lenders in accordance with the terms of Section 10.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” at any time, each Lender that is not a Defaulting Lender at such time.

“Note”:  a Term Loan Note or a Revolving Loan Note.

“Notice of Borrowing”:  a notice substantially in the form of Exhibit J.

“Notice of Conversion/Continuation”:  a notice substantially in the form of Exhibit K.

“Obligations”:  (a)the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any Insolvency Proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans and all other obligations and liabilities (including any fees or expenses that accrue after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) of the Loan Parties to the Administrative Agent, the Issuing Lender, any other Lender, any Bank Services Provider (in its capacity as a provider of Bank Services), and any Qualified Counterparty party to a Specified Swap Agreement, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Bank Services Agreement, the Letters of Credit, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, payment obligations, fees, indemnities, costs, expenses (including all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent, the Issuing Lender, any other Lender, any Bank Services Provider, to the extent that any applicable Bank Services Agreement requires the reimbursement by any applicable Group Member of any such expenses, and any Qualified Counterparty, to the extent that any applicable Specified Swap Agreement requires the reimbursement by any applicable Group Member of any such expenses, in each case that are required to be paid by any Loan Party pursuant to any Loan Document, any Bank Services Agreement or any Specified Swap Agreement) or otherwise and (b) Erroneous Payment Subrogation Rights.  For the avoidance of doubt, the Obligations shall not include (i) any obligations arising under any warrants or other equity instruments issued by any Loan Party to any Lender, or (ii) solely with respect to any Guarantor that is not a Qualified ECP Guarantor, any Excluded Swap Obligations of such Guarantor.

“OFAC”: the Office of Foreign Assets Control of the U.S. Department of the Treasury and any successor thereto.

“Original Closing Date”:  August 2, 2019.

“Original Loan Documents”: as defined in Section 10.22.

“Other Connection Taxes”:  with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”:  all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).

“Participant”:  as defined in Section 10.6(d).

“Participant Register”:  as defined in Section 10.6(d).

“Patriot Act”:  the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“Payment Recipient”: as defined in Section 9.14(a).

“PBGC”:  the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan”:  an employee pension plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA and in respect of which any Loan Party or any ERISA Affiliate thereof is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA.

“Permitted Acquisition”:  as defined in Section 7.8(l).

“Permitted Investors”:  collectively, the Persons holding Capital Stock in Holdings immediately prior to the Closing Date, together with the respective Affiliates, successors and permitted assigns of such Persons.

“Permitted Tax Distributions”:  with respect to any taxable year (or portion thereof) for which Borrower and one or more of its Subsidiaries are pass-through entities for U.S. federal income tax purposes, tax distributions by Borrower to its direct or indirect equity owners in an amount calculated, and paid at such times as are permitted pursuant to Section [4.1] of the Seventh Amended and Restated Operating Agreement of Borrower, as in effect as of the date hereof and as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Platform”:  as defined in Section 10.2(d)(i).

“Pledged Stock”:  as defined in the Guarantee and Collateral Agreement.

“Preferred Stock”:  the preferred Capital Stock of any Loan Party.

“Prime Rate”:  the rate of interest per annum from time to time published in the money rates section of the Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of the Wall Street Journal, becomes unavailable for any reason as determined by the Administrative Agent, the “Prime Rate” shall mean the rate of interest per annum announced by the Administrative Agent as its prime rate in effect at its principal office in the State of California (such announced Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors).

“Projections”:  as defined in Section 6.2(b).

“Properties”:  as defined in Section 4.17(a).

“Qualified Availability”: an amount equal to the sum, on any date of determination, of (a) the Available Revolving Commitments plus (b) Qualified Cash.

“Qualified Cash”: the unrestricted Cash and Cash Equivalents of the Loan Parties held in the United States that is in a Deposit Account or in a Securities Account, or any combination thereof, in each case that is subject to a Control Agreement or with respect to which the depository institution is the Administrative Agent and which is subject to a perfected first priority Lien in favor of the Administrative Agent.

“Qualified Counterparty”:  with respect to any Specified Swap Agreement, any counterparty thereto that is a Lender or an Affiliate of a Lender or, at the time such Specified Swap Agreement was entered into or as of the Closing Date, was the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender.

“Qualified ECP Guarantor”: is defined in the Guarantee and Collateral Agreement.

“Recipient”:  the Administrative Agent or a Lender, as applicable.

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Reference Time”: with respect to any setting of the then-current Benchmark means (i) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (ii) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Register”:  as defined in Section 10.6(c).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Loans or other amounts pursuant to Section 2.12(g) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale or Recovery Event in respect of which Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that Holdings (directly or indirectly through a Guarantor or one or more other Group Members (but only to the extent the transfer of such Net Cash Proceeds by a Loan Party to a non-Loan Party would otherwise constitute an Investment permitted pursuant to Section 7.8 or a Disposition permitted pursuant to Section 7.5)) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in Holdings’ business.

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) (i) the date occurring 180 days after such Reinvestment Event if Holdings has not committed to reinvest the proceeds of the Reinvestment Deferred Amount by such date, or (ii) if Holdings has committed to reinvest the proceeds of the Reinvestment Deferred Amount by 180 days after the Reinvestment Event,  the date occurring 270 days after such Reinvestment Event and (b) the date on which Holdings shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in Holdings’ business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”:  with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body”: the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Replacement Lender”:  as defined in Section 2.23.

“Required Lenders”:  at any time, (a) if only one Lender holds all of the outstanding Term Loans and the Total Revolving Commitments (or Total Revolving Extensions of Credit if the Total Revolving Commitments have terminated), such Lender; and (b) if more than one Lender holds the outstanding Term Loans and Total Revolving Commitments (or Total Revolving Extensions of Credit if the Total Revolving Commitments have terminated), then at least two Lenders who together hold more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding, and (ii) the Total Revolving Commitments (including, without duplication, the L/C Commitments) then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that for the purposes of this clause (b), the outstanding principal amount of the Term Loans held by any Defaulting Lender and the Revolving Commitments of, and the portion of the Revolving Loans and participations in L/C Exposure held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that, for the purposes of this definition, a Lender and its Affiliates and Approved Funds shall be deemed to be one Lender.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”:  the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, controller or comptroller, or other similar officer of an applicable Loan Party, but in any event, with respect to financial matters, the chief financial officer, treasurer, assistant treasurer, controller or comptroller, or other similar officer of such Loan Party.

“Restricted Payments”:  as defined in Section 7.6.

“Revolving Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including in connection with assignments permitted hereunder).  The L/C Commitment is a sublimit of the Total Revolving Commitments.

“Revolving Commitment Period”:  the period from and including the first Business Day after the Original Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”:  as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, plus (b) such Lender’s L/C Percentage of the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (c) such Lender’s L/C Percentage of the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time.

“Revolving Facility”:  the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender”:  each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loan Conversion”:  as defined in Section 3.5(b).

“Revolving Loan Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to Borrower and the Lenders.

“Revolving Loan Note”:  a promissory note in the form of Exhibit H-1, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Loans”:  as defined in Section 2.4(a).

“Revolving Percentage”:  as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of all Revolving Loans then outstanding; provided that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Commitments, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”:  December 17, 2025.

“S&P”:  Standard & Poor’s Ratings Services.

“Sale Leaseback Transaction”:  any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use all or a material portion of such property.

“Sanction(s)”:  any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury or other relevant sanctions authority where any Group Member conducts business.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Obligations”:  as defined in the Guarantee and Collateral Agreement.

“Secured Parties”:  the collective reference to the Administrative Agent, the Lenders (including any Issuing Lender in its capacity as Issuing Lender), each Bank Services Provider (in its or their respective capacity as a provider of Bank Services) and any Qualified Counterparties.

“Securities Account”:  any “securities account” as defined in the UCC.

“Securities Account Control Agreement”:  any Control Agreement entered into by the Administrative Agent, a Loan Party and a securities intermediary holding a Securities Account of such Loan Party pursuant to which the Administrative Agent is granted “control” (for purposes of the UCC) over such Securities Account.

“Securities Act”:  the Securities Act of 1933, as amended from time to time and any successor statute.

“Security Documents”:  the collective reference to (a) the Guarantee and Collateral Agreement, (b) the Mortgages, (c) the Intellectual Property Security Agreements, (d) each Securities Account Control Agreement, (e) each Deposit Account Control Agreement, (f) all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party arising under any Loan Document, and (g) all financing statements, fixture filings, patent, trademark and copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered by a Loan Party pursuant to any of the foregoing.

“SOFR”: with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator”: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvency Certificate”:  the Solvency Certificate, dated the Closing Date, delivered to the Administrative Agent and the Lenders pursuant to Section 5.1(l), which Solvency Certificate shall be in substantially the form of Exhibit D.

“Solvent”:  when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Swap Agreement”:  any Swap Agreement entered into by any Loan Party and any Qualified Counterparty (or any Person who was a Qualified Counterparty as of the Closing Date or as of the date such Swap Agreement was entered into) to the extent permitted under Section 7.13.

“Subordinated Debt Document”:  any agreement, certificate, document or instrument executed or delivered by Borrower or any Subsidiary and evidencing Subordinated Indebtedness, and any renewals, modifications, or amendments thereof which are approved in writing by the Administrative Agent.

“Subordinated Indebtedness”:  Indebtedness of a Loan Party subordinated to the Obligations pursuant to subordination terms (including payment, lien and remedies subordination terms, as applicable) reasonably acceptable to the Administrative Agent.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings or Borrower.

“Surety Indebtedness”:  as of any date of determination, indebtedness (contingent or otherwise) owing to sureties arising from surety bonds issued on behalf of any Group Member as support for, among other things, their contracts with customers, whether such indebtedness is owing directly or indirectly by such Group Member.

“SVB”:  as defined in the preamble to this Agreement.

“Swap Agreement”:  any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement (including without limitation, any Interest Rate Agreement) involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, Borrower and their Subsidiaries shall be deemed to be a “Swap Agreement.”

“Swap Obligation”: as defined in the Guarantee and Collateral Agreement.

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Qualified Counterparty).

“Synthetic Lease Obligation”:  the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes”:  all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Receivable Agreement”: that certain Tax Receivable Agreement between Holdings and the persons named herein, dated as of October 19, 2021.

“Term Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Term Loans to Borrower under the Existing Credit Agreement.  As of the Closing Date, the Term Commitments have been funded and are $0.

“Term Facility”:  the Term Commitments and the Term Loans made thereunder.

“Term Lender”:  each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”:  the term loans made by the Lenders pursuant to Section 2.1 of the Existing Credit Agreement and continued hereunder.  As of the Closing Date, the outstanding principal amount of each Lender’s Term Loan is set forth on Schedule 1.1A.

“Term Loan Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to Borrower and the Lenders.

“Term Loan Maturity Date”:  December 17, 2025.

“Term Loan Note”:  a promissory note in the form of Exhibit H-2, as it may be amended, supplemented or otherwise modified from time to time.

“Term Percentage”:  as to any Term Lender, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding.

“Total L/C Commitments”:  at any time, the sum of all L/C Commitments at such time, as the same may be reduced from time to time pursuant to Section 2.10 or 3.5(b).

“Total Revolving Commitments”:  at any time, the aggregate amount of the Revolving Commitments then in effect. The L/C Commitment is a sublimit of the Total Revolving Commitments.

“Total Revolving Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit outstanding at such time.

“Term SOFR”: for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice”: a notification by the Administrative Agent to the Lenders and Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event”: the determination by the Administrative Agent following Benchmark Transition Event described in any of clauses (a), (b) or (c) of the definition thereof that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor and (b) the administration of Term SOFR is administratively feasible for the Administrative Agent.

“Trade Date”: as defined in Section 10.6(b)(i)(B).

“Transferee”:  any Eligible Assignee or Participant.

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfriendly Acquisition”:  any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired; except that with respect to any acquisition of a non-U.S. Person, an otherwise friendly acquisition shall not be deemed to be an Unfriendly Acquisition if it is not customary in such jurisdiction to obtain such approval prior to the first public announcement of an offer relating to a friendly acquisition.

“Uniform Commercial Code” or “UCC”:  the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York, or as the context may require, any other applicable jurisdiction.

“United States” and “U.S.”:  the United States of America.

“U.S. Person”:  any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”:  as defined in Section 2.20(f).

“USCRO”:  the U.S. Copyright Office.

“USD LIBOR”: the London interbank offered rate for Dollars.

“USPTO”:  the U.S. Patent and Trademark Office.

“Withholding Agent”:  as applicable, any of any applicable Loan Party and the Administrative Agent, as the context may require.

“Write-Down and Conversion Powers”:  (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2Other Definitional Provisions.

(a)Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements (including this Agreement) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time, (vi) any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vii) references to time of day shall, unless otherwise specified, refer to Pacific time.

(c)The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (ii) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

(d)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(e)Any reference in any Loan Document to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a Division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a limited liability company shall constitute a separate Person under the Loan Documents (and each Division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person) on the first date of its existence.  In connection with any Division, if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then such asset shall be deemed to have been transferred from the original Person to the subsequent Person.

(f)If any financial calculation or similar metric of the Group Members on a consolidated basis required hereunder includes any period prior to the consummation of the Closing Date Reorganization, such metric shall be measured solely with respect to Borrower and its Subsidiaries for any applicable period prior to the Closing Date Reorganization.

1.3Rounding.  Any financial ratios required to be maintained by Holdings and its Subsidiaries pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

SECTION 2
AMOUNT AND TERMS OF COMMITMENTS

2.1Term Loan. The parties hereto acknowledge and agree that, prior to the Closing Date, certain “Term Loans” were made to Borrower pursuant to (and as defined in) the Existing Credit Agreement. Such “Term Loans” are continued as the Term Loans hereunder and the terms of this Agreement and the other Loan Documents shall apply thereto.  Borrower acknowledges and agrees that the outstanding principal amount of the Term Loans immediately prior to giving effect to this Agreement is $98,750,000. Borrower and the Lenders acknowledge and agree that the principal amount of such Term Loan held by each Lender as of the Closing Date (after giving effect to this Agreement) is set forth on Schedule 1.1A opposite the name of such Lender. The Term Loans may from time to time be Eurodollar

Loans or ABR Loans, as determined by Borrower and notified to the Administrative Agent in accordance with Section 2.13.

2.2[Reserved].

2.3Repayment of Term Loans.  Beginning on December 31, 2021, the Term Loans of each Term Lender shall be repaid in consecutive quarterly installments, on the last day of each fiscal quarter, each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by $100,000,000 multiplied by the installment percentage set forth below opposite such installment payment date:

Installment Payment Dates	Installment Percentage
December 31, 2021 through December 31, 2023	1.250%
March 31, 2024 through the Term Loan Maturity Date	2.500%

To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

2.4Revolving Commitments.

(a)Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, taking into account the aggregate undrawn amount of all outstanding Letters of Credit and the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans, incurred on behalf of Borrower and owing to such Lender, does not exceed the amount of such Lender’s Revolving Commitment.  In addition, the amount of the Total Revolving Extensions of Credit outstanding at such time shall not exceed the Total Revolving Commitments in effect at such time.  During the Revolving Commitment Period Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13.  Notwithstanding anything to the contrary contained herein, during the existence of an Event of Default, no Revolving Loan may be borrowed as, converted to or continued as a Eurodollar Loan.3

(b)Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5Procedure for Revolving Loan Borrowing.  Borrower may borrow up to the Available Revolving Commitment under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to 12:00 P.M., Pacific time, (a) three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one (1) Business Day prior to the requested Borrowing Date, in the case of ABR Loans (in each case, with originals to follow within three (3) Business Days)) (provided that any such Notice of Borrowing of ABR Loans under the Revolving Facility to finance payments under Section 3.5(a) may be given not later than 12:00 P.M., Pacific time, on the date of the proposed borrowing), in each such case specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor, and (iv) instructions for remittance of the proceeds of the applicable Loans to be borrowed.  Except with respect to a Revolving Loan Conversion, each borrowing under the Revolving Commitments shall be in an amount equal to in the case of ABR Loans, $100,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $100,000, such lesser amount).  Upon receipt of any such Notice of Borrowing from Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof.  Each Revolving Lender will make the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of Borrower at the Revolving Loan Funding Office prior to 12:00 P.M., Pacific time, on the Borrowing Date requested by Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by Borrower with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6[Reserved].

2.7[Reserved].

2.8[Reserved].

2.9Commitment and Other Fees.  Borrower agrees to pay the following:

(a)The fees in the amounts and on the dates as set forth in, and otherwise in accordance with, the Fee Letter and to perform any other obligations contained therein.

(b)As additional compensation for the Total Revolving Commitments, Borrower shall pay to the Administrative Agent for the account of the Revolving Lenders, a fee for Borrower’s non-use of available funds under the Revolving Facility (the “Commitment Fee”), commencing on the Original Closing Date and payable quarterly in arrears on the last day of each fiscal quarter (such first payment to occur September 30, 2019) occurring prior to the Revolving Termination Date, and on the Revolving Termination Date, in an amount equal to the Commitment Fee Rate multiplied by the average unused portion of the Total Revolving Commitments, as reasonably determined by the Administrative Agent.  The unused portion of the Total Revolving Commitments, for purposes of this calculation, shall equal the difference between (i) the Total Revolving Commitments (as reduced from time to time), and (ii) the sum of (A) the average for the period of the daily closing balance of the Revolving Loans outstanding, (B) the aggregate undrawn amount of all Letters of Credit outstanding at such time, and (C) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time.

(c)All fees payable under this Section 2.9 shall be fully earned on the date paid and nonrefundable.

2.10Termination or Reduction of Revolving Commitments. Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments subject to the payment of the fees described in Section 2.11(b); provided that no such termination or reduction of the Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Available Revolving Commitments; provided further that if such notice of termination indicates that such termination is to occur in connection with a refinancing, such notice of termination may be revoked if the financing is not consummated.  Any such reduction shall be in an amount equal to $100,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect; provided that, if in connection with any such reduction or termination of the Revolving Commitments a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, Borrower shall also pay any amounts owing pursuant to Section 2.21.  Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the L/C Commitments or, from time to time, to reduce the amount of the L/C Commitments; provided that no such termination or reduction of L/C Commitments shall be permitted if, after giving effect thereto, the Total L/C Commitments shall be reduced to an amount that would result in the aggregate L/C Exposure exceeding the Total L/C Commitments (as so reduced).  Any such reduction shall be in an amount equal to $100,000, or a whole multiple thereof, and shall reduce permanently the L/C Commitments then in effect.

2.11Optional Prepayments.

(a)Borrower may at any time and from time to time prepay the Loans, in whole or in part without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 10:00 A.M., Pacific time, three (3) Business Days prior thereto, in the case of Eurodollar Loans, and no later than 10:00 A.M., Pacific time, on the date thereof, in the case of ABR Loans, which notice shall specify the date and amount of the proposed prepayment; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, Borrower shall also pay any amounts owing pursuant to Section 2.21; provided further that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing, such notice of prepayment may be revoked if the financing is not consummated.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (subject to revocation as described above), together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Term Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.  Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

(b)If the Term Loans are prepaid in full or the Revolving Commitments are terminated either pursuant Section 2.12(b), in connection with a Change of Control or other sale of all or substantially all of Borrower’s assets, or in connection with any refinancing of the Indebtedness hereunder, Borrower shall pay to the Administrative Agent (for the benefit of the applicable Lenders), contemporaneously with the prepayment or acceleration of such Obligations, a prepayment fee equal to, with respect to any such Term Loan prepayment or Revolving Commitment termination made during the period commencing on the Closing Date and ending on December 17, 2021, 1.00% of the aggregate amount of the Term Loans so prepaid and Revolving Commitments so reduced.  Any such prepayment fee shall be fully earned on the date paid and shall not be refundable for any reason.

2.12Mandatory Prepayments.

(a)If any Capital Stock shall be issued by any Group Member in connection with an exercise of the Cure Right, Borrower shall pay an amount equal to 100% of the Net Cash Proceeds thereof to be applied promptly following the date of such issuance toward the prepayment of the Term Loans and other amounts as set forth in Section 2.12(g).

(b)If any Indebtedness shall be incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 7.2), Borrower shall pay an amount equal to 100% of the Net Cash Proceeds thereof to be applied on the date of such incurrence toward the prepayment of the Term Loans and other amounts as set forth in Section 2.12(g).

(c)If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, Borrower shall pay an amount equal to 100% of such Net Cash Proceeds to be applied promptly following the date of such Asset Sale or Recovery Event toward the prepayment of the Loans and other amounts as set forth in Section 2.12(g); provided that notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $1,000,000 in any fiscal year and (ii) on each Reinvestment Prepayment Date, Borrower shall pay an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event to be applied toward the prepayment of the Loans and other amounts as set forth in Section 2.12(g).

(d)If, for any fiscal year of Borrower commencing with the fiscal year ended December 31, 2021, there shall be Excess Cash Flow, Borrower shall, on the relevant Excess Cash Flow Application Date, apply 25% of such Excess Cash Flow (minus, without duplication, on a dollar-for-dollar basis, voluntary principal repayments of the Loans under the Loan Documents (excluding voluntary repayment of Revolving Loans, except to the extent there is an equivalent permanent reduction in the commitments related thereto) during such fiscal year) toward the prepayment of the Loans and other amounts as set forth in Section 2.12(g); provided that such percentage shall be reduced to 0% for such fiscal year if the Consolidated Senior Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.00:1.00.  Each such prepayment shall be made on a date (each an “Excess Cash Flow Application Date”) occurring no later than two (2) Business Days following the earlier of (i) the date on which the financial statements of Holdings referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(e)If any Extraordinary Receipts shall be received by any Group Member, Borrower shall pay an amount equal to one hundred percent (100%) of the Net Cash Proceeds thereof to be applied promptly following the date of such receipt toward the prepayment of the Loans and other amounts as set forth in Section 2.12(g).

(f)[Reserved].

(g)Amounts to be applied in connection with prepayments made pursuant to this Section 2.12 shall be applied (i) first, to the prepayment of installments due in respect of the Term Loans in accordance with Section 2.18(b) and (ii) then to the payment of the Revolving Loans (without a permanent reduction of the Revolving Commitments).  Each prepayment of the Loans under this Section 2.12 (except in the case of Revolving Loans that are ABR Loans, in the event all Revolving Commitments have not been terminated) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(h)Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.12, a certificate signed by a Responsible Officer setting forth in reasonable detail the calculation of the amount of such prepayment.

(i)Notwithstanding anything to the contrary herein, any payment in respect of a mandatory prepayment under this Section 2.12 may be declined in whole or in part by any Lender without prejudice to such Lender’s rights hereunder to accept or decline any future payments in respect of such mandatory prepayment.  If any Lender declines payment in respect of any mandatory prepayment, in whole or in part, the proceeds of such declined payment shall first be offered ratably to the Lenders accepting payment in respect of such mandatory prepayment before such proceeds can be retained by Borrower.

2.13Conversion and Continuation Options.

(a)Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 10:00 A.M., Pacific time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  Subject to Section 2.17, Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 10:00 A.M., Pacific time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)Subject to Section 2.17, any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by Borrower giving irrevocable notice in a Notice of Conversion/Continuation to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing; provided further that if Borrower shall fail to give any required notice as described above in this Section 2.13(b) or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to (x) in the case of Term Loans, a minimum amount of not less than $5,000,000 or a whole multiple of $100,000 in excess thereof and (y) in the case of Revolving Loans, a minimum amount of not less than $100,000 or a whole multiple thereof, and (b) no more than seven (7) Eurodollar Tranches shall be outstanding at any one time.

2.15Interest Rates and Payment Dates.

(a)Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to (i) the Eurodollar Rate determined for such day plus (ii) the Applicable Margin.

(b)Each ABR Loan shall bear interest at a rate per annum equal to (i) the ABR plus (ii) the Applicable Margin.

(c)During the continuance of an Event of Default, at the request of the Required Lenders, all outstanding Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00% (the “Default Rate”).

(d)Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.15(c) shall be payable from time to time on demand.

2.16Computation of Interest and Fees.

(a)Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower and the Lenders in the absence of demonstrable error.  The Administrative Agent shall, at the request of Borrower, deliver to Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.16(a).

2.17Inability to Determine Interest Rate.

(a)If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon Borrower) in connection with any request for a Eurodollar Loan or a conversion to or a continuation thereof that, by reason of circumstances affecting the relevant market, (i) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such requested Loan or conversion or continuation, as applicable, (ii) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or (iii) the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then, in any such case (i), (ii) or (iii), the Administrative Agent shall promptly notify Borrower and the relevant Lenders thereof as soon as practicable thereafter.  Any such determination shall specify the basis for such determination and shall, in the absence of demonstrable error, be conclusive and binding for all purposes.  Thereafter, any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until the circumstances described in clauses (i), (ii) or (iii), as applicable, cease to exist, in which case the Administrative Agent shall promptly withdraw the notice described in the first sentence above, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

(b)Benchmark Replacement Setting.

(i)Benchmark Replacement.

(A)Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.17(b)), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) if a Benchmark Replacement is determined in accordance with clause (a) or (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (ii) if a Benchmark Replacement is determined in accordance with clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(B)Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this clause (B), if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (A) shall not be effective unless the Administrative Agent has delivered to the Lenders and Borrower a Term SOFR Notice.

(ii)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right, after consultation with Holdings and Borrower, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17(b) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.17(b).

(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

2.18Pro Rata Treatment and Payments.

(a)Each borrowing by Borrower from the Lenders hereunder, each payment by Borrower on account of any commitment fee and any reduction of the Commitments shall be made pro rata according to the respective Term Percentages, L/C Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b)Except as otherwise provided herein, each payment (including each prepayment) by Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders.  The amount of each optional and mandatory prepayment of the Term Loans (other than mandatory prepayments pursuant to Section 2.12(a) or Section 2.12(d)) shall be applied to reduce the then remaining installments of the Term Loans pro rata based upon the respective then remaining principal amounts thereof.  The amount of each mandatory prepayment of the Term Loans pursuant to Section 2.12(a) and Section 2.12(d) shall be applied to reduce the then remaining installments of the Term Loans in the inverse order of maturity.  Except as otherwise may be agreed by Borrower and the Required Lenders, any prepayment of Term Loans shall be applied to the then outstanding Term Loans on a pro rata basis regardless of Type.  Amounts prepaid on account of the Term Loans may not be reborrowed.

(c)Subject to Section 2.12(i), each payment (including each prepayment) by Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d)All payments (including prepayments) to be made by Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 10:00 A.M., Pacific time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the applicable Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  Any payment received by the Administrative Agent after 2:00 P.M., Pacific time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding

Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)Unless the Administrative Agent shall have been notified in writing by any Lender prior to the date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent on such date in accordance with Section 2, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount.  If such amount is not in fact made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender agrees to pay to the Administrative Agent, on demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to Borrower but excluding the date of payment to the Administrative Agent, at a rate equal to the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility from Borrower.  If Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period.  If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing.  Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(f)Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower is making such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due.  In such event, if Borrower has not in fact made such payment, then each of the applicable Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against any Loan Party.

(g)If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2.18, and such funds are not made available to Borrower by the Administrative Agent because the conditions to the applicable extension of credit set forth in Section 5.1 or Section 5.2 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(h)The obligations of the Lenders hereunder to (i) make Term Loans, (ii) make Revolving Loans, (iii) to fund its participations in L/C Disbursements in accordance with its respective L/C Percentage, and (iv) to make payments pursuant to Section 9.7, as applicable, are several and not joint.  The failure of any Lender to make any such Loan, to fund any such participation or to make any such payment under Section 9.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.7.

(i)Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(j)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(k)If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it or its participation in the L/C Exposure, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Term Percentage, Revolving Percentage or L/C Percentage, as applicable, of such payment on account of the Loans or participations obtained by all of the Lenders, such Lender shall forthwith advise the Administrative Agent of the receipt of such payment, and within five Business Days of such receipt purchase (for cash at face value) from the other Term Lenders, Revolving Lenders or L/C Lenders, as applicable (through the Administrative Agent), without recourse, such participations in the Term Loans or Revolving Loans made by them and/or participations in the L/C Exposure held by them, as applicable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them in accordance with their respective Term Percentages, Revolving Percentages or L/C Percentages, as applicable; provided, however, that if all or any portion of such excess payment is thereafter recovered by or on behalf of Borrower from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.  Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.18(k) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.  No documentation other than notices and the like referred to in this Section 2.18(k) shall be required to implement the terms of this Section 2.18(k).  The Administrative Agent shall keep records on the Register in accordance with Section 10.6 (which shall be conclusive and binding in the absence of demonstrable error) of participations purchased pursuant to this Section 2.18(k) and shall in each case notify the Term Lenders, the Revolving Lenders or the L/C Lenders, as applicable, following any such purchase.  The provisions of this Section 2.18(k) shall not be construed to apply to (i) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 3.10, or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in any L/C Exposure to any assignee or participant, other than an assignment to Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).  Borrower consents on behalf of itself and each other Loan Party to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.  For the avoidance of doubt, no amounts received by the Administrative Agent or any Lender from any Guarantor that is not a Qualified ECP Guarantor shall be applied in partial or complete satisfaction of any Excluded Swap Obligations.

(l)Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in its discretion at any time or from time to time, without Borrower’s request and even if the conditions set forth in Section 5.2 would not be satisfied, make a Revolving Loan in an amount equal to the portion of the Obligations constituting overdue interest and fees from time to time due and payable to itself, any Revolving Lender or the Issuing Lender, and apply the proceeds of any such Revolving Loan to those Obligations; provided that after giving effect to any such Revolving Loan, the aggregate outstanding Revolving Loans will not exceed the Total Revolving Commitments then in effect.

2.19Illegality; Requirements of Law.

(a)Illegality.   If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans.  Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b)Requirements of Law.  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Original Closing Date:

(i)shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate); or

(iii)impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining Loans determined with reference to the Eurodollar Rate or of maintaining its obligation to make such Loans, or to increase the cost to such Lender or such other Recipient of issuing or participating in Letters of Credit, or to reduce any amount receivable or received by such Lender or other Recipient hereunder in respect thereof (whether in respect of principal, interest or any other amount), then, in any such case, upon the request of such Lender or other Recipient, Borrower shall promptly pay such Lender or other Recipient, as the case may be, any additional amounts necessary to compensate such Lender or other Recipient, as the case may be, for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(c)If any Lender determines that any change in any Requirement of Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such change in such Requirement of Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(d)For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives in connection therewith are deemed to have gone into effect and been adopted after the date of this Agreement, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted or issued.

(e)A certificate as to any additional amounts payable pursuant to paragraphs (b), (c), or (d) of this Section submitted by any Lender to Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation.  Notwithstanding anything to the contrary in this Section 2.19, Borrower shall not be required to compensate a Lender pursuant to this Section 2.19 for any amounts incurred more than nine months prior to the date that such Lender notifies Borrower of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect.  The obligations of Borrower arising pursuant to this Section 2.19 shall survive the Discharge of Obligations and the resignation of the Administrative Agent.

2.20Taxes.

For purposes of this Section 2.20, the term “Lender” includes the Issuing Lender and the term “applicable law” includes FATCA.

(a)Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law and Borrower shall, and shall cause each other Loan Party, to comply with the requirements set forth in this Section 2.20.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes.  Without duplication of other amounts payable by Holdings and Borrower under this Section, each of Holdings and Borrower shall, and shall cause each other Loan Party to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes applicable to such Loan Party.

(c)Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.20, Borrower shall, or shall cause such other Loan Party to, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)Indemnification by Loan Parties.  Borrower shall, and shall cause each other Loan Party to, jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (including any recording and filing fees with respect thereto or resulting therefrom and any liabilities with respect to, or resulting from, any delay in paying such Indemnified Taxes), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided, that the Loan Parties shall not be required to indemnify a Recipient pursuant to this Section 2.20 to the extent that such Recipient fails to notify the Loan Parties of its intent to make a claim for indemnification under this Section 2.20 within 270 days after a claim is asserted by the relevant Governmental Authority.

(e)Indemnification by Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).  Any amounts set off by the Administrative Agent pursuant to the preceding sentence shall, to the extent such amounts relate to any Loan Document be treated as having been paid in accordance with, and for purposes of, such Loan Document.

(f)Status of Lenders.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent, including IRS Form W-9, as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.20(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if the Lender is not legally entitled to complete, execute or deliver such documentation or, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax; provided, however, that if the Lender is a disregarded entity for U.S. federal income tax purposes, it shall provide the appropriate withholding form of its owner;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient, but no fewer than two (2)) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed copies of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; and/or

(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct or indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.  Each Foreign Lender shall promptly notify Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

(iv)To the extent legally permissible, the Administrative Agent, in the event that the Administrative Agent is a U.S. Person, shall deliver an IRS Form W-9 to Borrower and if the Administrative Agent is not a U.S. Person, the applicable IRS Form W-8 certifying its exemption from U.S. withholding Taxes with respect to amounts payable hereunder, on or prior to the date the Administrative Agent becomes a party to this Agreement. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of Borrower.

(g)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20  with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)Survival.  Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the Discharge of Obligations.

2.21Indemnity.  Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) a default by Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) a default by Borrower in making any prepayment of or conversion from Eurodollar Loans after Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) for any reason, the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such losses and expenses shall be equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any), over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to Borrower by any Lender shall be conclusive in the absence of demonstrable error.  This covenant shall survive the Discharge of Obligations.  This Section 2.21 shall not apply with respect to Taxes.

2.22Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19(b), Section 2.19(c), Section 2.20(a) or Section 2.20(d) with respect to such Lender, it will, if requested by Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, in each case, with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal, or regulatory disadvantage; provided further that nothing in this

Section shall affect or postpone any of the obligations of Borrower or the rights of any Lender pursuant to Section 2.19(b), Section 2.19(c), Section 2.20(a) or Section 2.20(d).  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment made at the request of Borrower.

2.23Substitution of Lenders.  Upon the receipt by Borrower of any of the following, with respect to any Lender (any such Lender described in clauses (a) through (c) below being referred to as an “Affected Lender” hereunder):

(a)a request from a Lender for payment of Indemnified Taxes or additional amounts under Section 2.20 or of increased costs pursuant to Section 2.19 (and, in any such case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.22 or is a Non-Consenting Lender);

(b)a notice from the Administrative Agent under Section 10.1(b) that one or more Minority Lenders are unwilling to agree to an amendment or other modification approved by the Required Lenders and the Administrative Agent; or

(c)notice from the Administrative Agent that a Lender is a Defaulting Lender;

then Borrower may, at its sole expense and effort, upon notice to the Administrative Agent and such Affected Lender:  (i) request that one or more of the other Lenders acquire and assume all or part of such Affected Lender’s Loans and Commitment; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitment (the replacing Lender or lender in (i) or (ii) being a “Replacement Lender”); provided, however, that Borrower shall be liable for the payment upon demand of all costs and other amounts arising under Section 2.21 that result from the acquisition of any Affected Lender’s Loan and/or Commitment (or any portion thereof) by a Lender or Replacement Lender, as the case may be, on a date other than the last day of the applicable Interest Period with respect to any Eurodollar Loans then outstanding; and provided further, however, that if Borrower elects to exercise such right with respect to any Affected Lender under clause (a) or (b) of this Section 2.23, then Borrower shall be obligated to replace all Affected Lenders under such clauses.  The Affected Lender replaced pursuant to this Section 2.23 shall be required to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Replacement Lenders that so agree to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitment upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to 100% of the outstanding principal of the Affected Lender’s Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts, including amounts under Section 2.21 hereof); provided, that to the extent any such Affected Lender does not execute any such assignment and delegation, such assignment and delegation shall be deemed to have occurred if all the other conditions required for such assignment and delegation hereunder have been satisfied.  Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 10.6 (with the assignment fee to be paid by Borrower in such instance), and, if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).  Notwithstanding the foregoing, with respect to any assignment pursuant to this Section 2.23, (a) in the case of any such assignment resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.20, such assignment shall result in a reduction in such compensation or payments thereafter; (b) such assignment shall not conflict with any applicable Requirement of Law, and (c) in the case of any assignment resulting from a Lender being a Minority Lender referred to in clause (b) of this Section 2.23, the applicable assignee shall have consented to the applicable amendment, waiver or consent.  Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

2.24Defaulting Lenders.

(a)Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 and in the definitions of Majority Revolving Lenders, Majority Term Lenders and Required Lenders.

(ii)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder; third, if requested by the Issuing Lender, to be held as Cash Collateral for the funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (y) if requested by the Issuing Lender, be held as Cash Collateral for the future funding obligations of such Defaulting Lender of any participation in any future Letter of Credit; sixth, to the payment of any amounts owing to any L/C Lender or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any L/C Lender or the Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans or L/C Advances were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Advances owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Advances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Advances are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.24(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.

(A)No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.9(b) for any period during which such Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B)Each Defaulting Lender shall be limited in its right to receive Letter of Credit fees as provided in Section 3.3(d).

(C)With respect to any Letter of Credit fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Letter of Credit fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender the amount of any such Letter of Credit fee, otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Letter of Credit fee.

(iv)Reallocation of Pro Rata Share to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 3.4, the L/C Percentage of each non-Defaulting Lender of any such Letter of Credit, shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided that, (A) the aggregate obligations of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Revolving Loans of that Lender plus the aggregate amount of that Lender’s L/C Percentage of then outstanding Letters of Credit, and (B) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified the Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time).  Subject to Section 10.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v)Cash Collateral.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 3.10.

(b)Defaulting Lender Cure.  If Borrower, the Administrative Agent and the Issuing Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their respective Revolving Percentages, L/C Percentages and Term Percentages, as applicable (without giving effect to Section 2.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c)New Letters of Credit.  So long as any Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure in respect of Letters of Credit after giving effect thereto.

(d)[Reserved].

2.25[Reserved].

2.26Notes.  If so requested by any Lender by written notice to Borrower (with a copy to the Administrative Agent), Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) (promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

2.27Incremental Term Facility.

(a)At any time after the Closing Date and prior to December 17, 2024, Borrower may request that the Lenders or Additional Lenders (as defined below) on one or more occasions establish one or more incremental term loan facilities under this Agreement in an aggregate principal amount not to exceed $30,000,000 (each such facility, an “Incremental Term Facility”).  No Lender shall be obligated to participate in an Incremental Term Facility.  Any Incremental Term Facility shall be in an amount of at least $10,000,000 and integral multiples of $1,000,000 in excess thereof.

(b)Each of the following shall be conditions precedent to the effectiveness of any Incremental Term Facility:

(i)Borrower shall have delivered an irrevocable written request to the Administrative Agent for such Incremental Term Facility at least ten (10) Business Days prior to the requested effective date of such Incremental Term Facility (or such shorter period as agreed to by the Administrative Agent), and promptly after receipt thereof, the Administrative Agent shall invite each Lender to provide the Incremental Term Facility ratably in accordance with its Term Percentage of each requested Incremental Term Facility (it being agreed that no Lender shall be obligated to provide an Incremental Term Facility and that any Lender may elect to participate in such Incremental Term Facility in an amount that is less than its Term Percentage of such requested Incremental Term Facility or more than its Term Percentage of such requested Incremental Term Facility if other Lenders have elected not to participate in any applicable requested Incremental Term Facility in accordance with their Term Percentages) and to the extent five (5) Business Days after receipt of invitation, sufficient Lenders do not agree to provide the Incremental Term Facility on terms acceptable to Borrower, then Borrower may invite any prospective lender that satisfies the criteria of being an “Eligible Assignee” to become a Lender in connection with the proposed Incremental Term Facility (each such person an “Additional Lender”);

(ii)each Lender or Additional Lender agreeing to participate in any such Incremental Term Facility, Borrower and the Administrative Agent have signed an Incremental Joinder (any Incremental Joinder may, with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), Borrower and the Lenders agreeing to such Incremental Term Facility, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.27) and Borrower shall have executed any Notes requested by any Lender or Additional Lender in connection with the incurrence of the Incremental Term Facility.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, an Incremental Joinder reasonably satisfactory to the Administrative Agent, and the amendments to this Agreement effected thereby, shall not require the consent of any Lender other than the Lender(s) or Additional Lender(s) agreeing to fund such Incremental Term Facility;

(iii)after giving pro forma effect to such Incremental Term Facility and the use of proceeds thereof, (A) each of the conditions precedent in Section 5.2(a) are satisfied and (B) no Default or Event of Default shall have occurred and be continuing at the time of the funding of such Incremental Term Facility;

(iv)after giving pro forma effect to such Incremental Term Facility and the use of proceeds thereof (including pro forma effect to any applicable Permitted Acquisition) (A) the Consolidated Senior Leverage Ratio (calculated without giving any netting effect to the cash proceeds of the Incremental Term Facility) shall not be greater than the lesser of 3.50:1.00 and the applicable covenant level set forth in Section 7.1(b) for the period ending on the last day of the most recent fiscal quarter for which financial statements of Borrower referred to in Section 6.1(b) are required to be delivered, (B) Borrower shall be in pro forma compliance with the financial covenant set forth in Section 7.1(a) and (C) Qualified Availability shall be at least $7,500,000, and Borrower shall have delivered to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent evidencing compliance with the requirements of this clause (iv) and clause (iii) above,

(v)any Incremental Term Loan Facility may provide for the ability to participate (A) on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary prepayments of the Term Loans and (B) on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments of the Term Loans, and, in any case, (X) the Incremental Term Facility shall have a final maturity date that is the Term Loan Maturity Date, and (Y) the Incremental Term Loan shall amortize at the same quarterly rate for the then existing Term Loans set forth in Section 2.3 (subject to adjustment as provided herein for the Term Loans), commencing on the last day of the first full fiscal quarter after the funding thereof;

(vi)any Incremental Term Loan shall rank pari passu or junior in right of security in respect of the Collateral;

(vii)no Incremental Term Facility will be guaranteed by any Person other than a Guarantor hereunder and shall not be secured by any property or assets other than the Collateral;

(viii)the all-in yield (based on the interest rate and original issue discount and upfront fees, if any, but excluding other amounts, including arrangement, commitment, structuring and underwriting fees) applicable to any Incremental Term Loan shall not be more than 0.50% per annum higher than the corresponding all-in yield with respect to the then-existing Term Loans (measured based on the all-in yield with respect to the Term Loans outstanding on the Closing Date) unless the Applicable Margin with respect to the then-existing Term Loans is increased by an amount equal to the difference between the all-in yield with respect to such Incremental Term Facility and the all-in yield applicable to the then-existing Term Loans minus 0.50%; and

(ix)Borrower shall have paid all fees and expenses owing to the Administrative Agent, the Lenders or Additional Lenders in connection with the exercise of the applicable Incremental Term Facility.

(c)Upon the effectiveness of any Incremental Term Facility, all references in this Agreement and any other Loan Document to the Term Loans, Loans, and/or Lenders shall be deemed, unless the context otherwise requires, to include the term loans incurred pursuant to such Incremental Term Facility and the lenders thereunder.

(d)The Incremental Term Facilities established pursuant to this Section 2.27 shall be entitled to all the benefits afforded by this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents, other than in the case of an Incremental Term Facility that is secured on a junior basis in respect of the Collateral.  The Loan Parties shall take any actions reasonably required by Administrative Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Incremental Term Facility, which actions may include re-granting Liens and entering into supplements, amendments, restatements or replacements of the Security Documents and executing and delivering all documents, instruments and legal opinions in connection therewith reasonably requested by the Administrative Agent.

(e)Any documentation with respect to any Incremental Term Facility which differ from those with respect to the Term Loans outstanding on the Closing Date (except to the extent permitted hereunder) shall reflect market terms and conditions at the time of issuance thereof as determined by Borrower and the Administrative Agent or otherwise be reasonably acceptable to the Administrative Agent (it being understood that terms differing from those with respect to the Term Loans outstanding on the Closing Date are acceptable if (1) the Lenders under the Term Loan Facility also receive the benefits of each term or (2) are applicable only after the Term Loan Maturity Date).

SECTION 3
LETTERS OF CREDIT

3.1L/C Commitment.

(a)Subject to the terms and conditions hereof, the Issuing Lender agrees to issue standby letters of credit (“Letters of Credit”) for the account of Borrower (including on behalf of any other Loan Party) on any Business Day during the Letter of Credit Availability Period in such form as may reasonably be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, the L/C Exposure would exceed either the Total L/C Commitments or the Available Revolving Commitment at such time.  Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the Letter of Credit Maturity Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). For the avoidance of doubt, no commercial letters of credit shall be issued by the Issuing Lender to any Person under this Agreement.

(b)The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if:

(i)such issuance would conflict with, or cause the Issuing Lender or any L/C Lender to exceed any limits imposed by, any applicable Requirement of Law;

(ii)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, amending or reinstating such

Letter of Credit, or any law, rule or regulation applicable to the Issuing Lender or any request, guideline or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, amendment, renewal or reinstatement of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(iii)the Issuing Lender has received written notice from any Lender, the Administrative Agent or Borrower, at least one Business Day prior to the requested date of issuance, amendment, renewal or reinstatement of such Letter of Credit, that one or more of the applicable conditions contained in Section 5.2 shall not then be satisfied;

(iv)any requested Letter of Credit is not in form and substance acceptable to the Issuing Lender, or the issuance, amendment or renewal of a Letter of Credit shall violate any applicable laws or regulations or any applicable policies of the Issuing Lender;

(v)such Letter of Credit contains any provisions providing for automatic reinstatement of the stated amount after any drawing thereunder;

(vi)except as otherwise agreed by the Administrative Agent and the Issuing Lender, such Letter of Credit is in an initial face amount less than $100,000; or

(vii)any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral pursuant to Section 3.10, satisfactory to the Issuing Lender (in its sole discretion) with Borrower or such Defaulting Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.24(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Exposure as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

3.2Procedure for Issuance of Letters of Credit.  Borrower may from time to time request that the Issuing Lender issue a Letter of Credit for the account of Borrower (including on behalf of any other Loan Party) by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request.  Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and Borrower.  The Issuing Lender shall furnish a copy of such Letter of Credit to Borrower promptly following the issuance thereof.  The Issuing Lender shall promptly furnish to the

Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3Fees and Other Charges.

(a)Borrower agrees to pay, with respect to each outstanding Letter of Credit issued for the account of (or at the request of) Borrower, (i) to the extent there is more than one Lender, a fronting fee of 0.125% per annum on the daily amount available to be drawn under each such Letter of Credit to the Issuing Lender for its own account (“Letter of Credit Fronting Fee”), (ii) a letter of credit fee (the “Letter of Credit Fee”) to the Administrative Agent for the account of each of the L/C Lenders equal to the Applicable Margin for Eurodollar Loans times the drawable amount of such Letter of Credit, payable, in the case of clause (i) and (ii) quarterly in arrears on the last Business Day of March, June, September and December of each year and on the Letter of Credit Maturity Date (each, an “L/C Fee Payment Date”) after the issuance date of such Letter of Credit, and (iii) to the Issuing Lender its standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for the account of (or at the request of) Borrower or processing of drawings thereunder (the “Issuing Lender Fees”).  The Letter of Credit Fronting Fee, Letter of Credit Fee and the Issuing Lender Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b)In addition to the foregoing fees, Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

(c)Borrower shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to any requested Letter of Credit issuance, amendment or renewal, including any L/C-Related Documents, as the Issuing Lender or the Administrative Agent may reasonably require.  This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

(d)Any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Lender pursuant to Section 3.10 shall be payable, to the maximum extent permitted by applicable law, to the other L/C Lenders in accordance with the upward adjustments in their respective L/C Percentages allocable to such Letter of Credit pursuant to Section 2.24(a)(iv), with the balance of such fee, if any, payable to the Issuing Lender for its own account.

3.4L/C Participations.  The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Lender, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Lender’s own account and risk an undivided interest equal to such L/C Lender’s L/C Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Lender agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by Borrower pursuant to Section 3.5(a), such L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.  Each L/C Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Lender may have against the Issuing Lender, Borrower or any other Person for any reason whatsoever, (ii) the occurrence of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5.2, (iii) any adverse change in the condition (financial or otherwise) of

Borrower, (iv) any breach of this Agreement or any other Loan Document by Borrower, any other Loan Party or any other L/C Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.5Reimbursement.

(a)If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, the Issuing Lender shall notify Borrower and the Administrative Agent thereof and Borrower shall pay or cause to be paid to the Issuing Lender an amount equal to the entire amount of such L/C Disbursement not later than the immediately following Business Day after such notice to Borrower.  Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.

(b)If the Issuing Lender shall not have received from Borrower the payment that it is required to make pursuant to Section 3.5(a) with respect to a Letter of Credit within the time specified in such Section (which payment may be made with the proceeds of a borrowing of Revolving Loans to the extent such borrowing is requested and borrowed by Borrower in accordance with the terms of this Agreement), the Issuing Lender will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each L/C Lender of such L/C Disbursement and its L/C Percentage thereof, and each L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of such L/C Disbursement (and the Administrative Agent may apply Cash Collateral provided for this purpose); upon such payment pursuant to this paragraph to reimburse the Issuing Lender for any L/C Disbursement, Borrower shall be required to reimburse the L/C Lenders for such payments (including interest accrued thereon from the date of such payment until the date of such reimbursement at the rate applicable to Revolving Loans that are ABR Loans plus 2% per annum) on demand; provided that if at the time of and after giving effect to such payment by the L/C Lenders, the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied, Borrower may, by written notice to the Administrative Agent certifying that such conditions are satisfied and that all interest owing under this paragraph has been paid, request that such payments by the L/C Lenders be converted into Revolving Loans (a “Revolving Loan Conversion”), in which case, if such conditions are in fact satisfied, the L/C Lenders shall be deemed to have extended, and Borrower shall be deemed to have accepted, a Revolving Loan in the aggregate principal amount of such payment without further action on the part of any party, and the Total L/C Commitments shall be permanently reduced by such amount; any amount so paid pursuant to this paragraph shall, on and after the payment date thereof, be deemed to be Revolving Loans for all purposes hereunder; provided that the Issuing Lender, at its option, may effectuate a Revolving Loan Conversion regardless of whether the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied.

3.6Obligations Absolute.  Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and Borrower’s obligations hereunder shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of Borrower against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender or breach in bad faith of the obligations of the Issuing Lender hereunder.  Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct or breach in bad faith of its obligations hereunder, shall be binding on Borrower and shall not result in any liability of the Issuing Lender to Borrower.

In addition to amounts payable as elsewhere provided in the Agreement, Borrower hereby agrees to pay and to protect, indemnify, and save Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit, or (B) the failure of Issuing Lender or of any L/C Lender to honor a demand for payment under any Letter of Credit thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Issuing Lender or such L/C Lender or the breach in bad faith of the obligations of the Issuing Lender or such L/C Lender hereunder (as finally determined by a court of competent jurisdiction).

3.7Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify Borrower and the Administrative Agent of the date and amount thereof.  The responsibility of the Issuing Lender to Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9Interim Interest.  If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, then, unless either Borrower shall have reimbursed such L/C Disbursement in full within the time period specified in Section 3.5(a) or the L/C Lenders shall have reimbursed such L/C Disbursement in full on such date as provided in Section 3.5(b), in each case the unpaid amount thereof shall bear interest for the account of the Issuing Lender, for each day from and including the date of such L/C Disbursement to but excluding the earlier of the date of payment by Borrower, at the rate per annum that would apply to such amount if such amount were a Revolving Loan that is an ABR Loan; provided that the provisions of Section 2.15(c) shall be applicable to any such amounts not paid when due.

3.10Cash Collateral.

(a)Certain Credit Support Events.  Upon the request of the Administrative Agent or the Issuing Lender (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Advance by all the L/C Lenders that is not reimbursed by Borrower or converted into a Revolving Loan pursuant to Section 3.5(b), or (ii) if, as of the Letter of Credit Maturity Date, any L/C Exposure for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then effective L/C Exposure in an amount equal to 105% of such L/C Exposure.

At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent), Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 105%

of the Fronting Exposure relating to the Letters of Credit (after giving effect to Section 2.24(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

(b)Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent.  Borrower, and to the extent provided by any Lender or Defaulting Lender, such Lender or Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the L/C Lenders, and agrees to maintain, a first priority security interest and Lien in all such Cash Collateral and in all proceeds thereof, as security for the Obligations to which such Cash Collateral may be applied pursuant to Section 3.10(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or any Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than 105% of the applicable L/C Exposure, Fronting Exposure and other Obligations secured thereby, Borrower or the relevant Lender or Defaulting Lender, as applicable, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by such Lender or Defaulting Lender).

(c)Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.10, Section 2.24 or otherwise in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure in respect of Letters of Credit or other Obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 3.10 following (i) the elimination of the applicable Fronting Exposure and other Obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender), or (ii) a determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided, however, (A) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default, and (B) that, subject to Section 2.24, the Person providing such Cash Collateral and the Issuing Lender may agree that such Cash Collateral shall not be released but instead shall be held to support future anticipated Fronting Exposure or other obligations, and provided further, that to the extent that such Cash Collateral was provided by Borrower or any other Loan Party, such Cash Collateral shall remain subject to any security interest and Lien granted pursuant to the Loan Documents or any applicable Bank Services Agreement.

3.11Additional Issuing Lenders.  Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement.  Any Lender designated as an issuing bank pursuant to this Section 3.11 shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender and such Lender.

3.12Resignation of the Issuing Lender.  The Issuing Lender may resign at any time by giving at least thirty (30) days’ prior written notice to the Administrative Agent, the Lenders and Borrower; provided that such resignation shall not be effective until a successor Issuing Lender has been appointed in accordance with this Section 3.12.  Upon the acceptance of any appointment as the Issuing Lender hereunder by a Lender that shall agree to serve as successor Issuing Lender, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Lender and the retiring Issuing Lender shall be discharged from its obligations to issue additional Letters of Credit hereunder without affecting its rights and obligations with respect to Letters of Credit previously issued by it.  At the time such resignation shall become effective, Borrower shall pay all accrued and unpaid fees pursuant to Section 3.3.  The acceptance of any appointment as the Issuing Lender hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Lender under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require.  After the resignation of the Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

3.13Applicability of ISP.  Unless otherwise expressly agreed by the Issuing Lender and Borrower when a Letter of Credit is issued and subject to applicable laws, the Letters of Credit shall be governed by and subject to the rules of the ISP.

SECTION 4
REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue the Letters of Credit, Holdings and Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender, as to itself and each of its Subsidiaries, that:

4.1Financial Condition.

(a)[Reserved].

(b)The audited consolidated balance sheet of Borrower and its Subsidiaries as of December 31, 2019 and December 31, 2020, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, present fairly in all material respects the consolidated financial condition of Borrower and its Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the fiscal years then ended.  The unaudited, internally prepared consolidated balance sheet of Borrower and its Subsidiaries as at August 31, 2021, and the related unaudited consolidated statements of income and cash flows for the 8-month period ended on such date, present fairly in all material respects the consolidated financial condition of Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the 8-month period then ended (in each case, subject to normal year-end adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein) and subject to, in the case of unaudited financial statements, normal year-end adjustments and the absence of footnotes.  No Group Member has, as of the Closing Date, any material Guarantee Obligations, material contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that (x) are not reflected in the most recent financial statements referred to in this Section 4.1(b) or (y) have been incurred after the date of such financial statements and have not been disclosed to the Lenders.  During the period from December 31, 2020 to and including the date hereof, there has been no Disposition by any Group Member of any material part of the Group Members’ business or property.

4.2No Change.  Since the Original Closing Date, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3Existence; Compliance with Law.  Each Group Member (a) is duly organized, validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect and (d) is in material compliance with all Requirements of Law except in such instances in which (i) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and the prosecution of such contest would not reasonably be expected to result in a Material Adverse Effect, or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.4Power, Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices described that have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Material Contractual Obligation of any Group Member in any material respect and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

4.6Litigation.  Except as set forth on Schedule 4.6, no litigation, arbitration or similar proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or Borrower, threatened in writing by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7No Default.  No Default or Event of Default has occurred and is continuing, nor shall either result from the making of a requested Credit Extension.

4.8Ownership of Property; Liens; Investments.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all of its real property, and good title to, or a valid leasehold interest in or a valid right to use, all of its other tangible property, in each case in all material respects, and none of such property is subject to any Lien except as permitted by Section 7.3.  No Loan Party owns any Investment except as permitted by Section 7.8.  Section 11 of the Collateral Information Certificate sets forth a complete and accurate list of all real property owned by each Loan Party as of the date hereof, if any.  Section 12 of the Collateral Information Certificate sets forth a complete and accurate list of all leases of real property under which any Loan Party is the lessee as of the date hereof.

4.9Intellectual Property.  Each Group Member owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted.  No claim has been asserted and is pending by any Person challenging or questioning any Group Member’s use of any Intellectual Property or the validity or effectiveness of any Group Member’s Intellectual Property, nor does Holdings or Borrower know of any valid basis for any such claim, unless such claim would not reasonably be expected to have a Material Adverse Effect.  The use of Intellectual Property by each Group Member, and the conduct of such Group Member’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person, unless such infringement would not reasonably be expected to have a Material Adverse Effect, and there are no claims pending or, to the knowledge of Holdings or Borrower, threatened to such effect.

4.10Taxes.  Each Group Member has filed or caused to be filed all Federal, material state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed (other than for taxes not yet due and payable) except as permitted by Section 7.3, and, to the knowledge of Holdings or Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.  As of the Original Closing Date, there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of any Loan Party, threatened.

4.13ERISA.

(a)Except as would not reasonably be expected to have a Material Adverse Effect, each Loan Party and each of its respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA with respect to each Pension Plan, and have performed all their obligations under each Pension Plan;

(b)except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur;

(c)each Loan Party and each of its respective ERISA Affiliates has in the past six years met in all material respects all applicable requirements under the ERISA Funding Rules with respect to each Pension Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained;

(d)as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Loan Party nor any of its respective ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent valuation date;

(e)as of the most recent valuation date for any Pension Plan, the amount of outstanding benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $500,000;

(f)to the knowledge of Holdings or Borrower, with respect to any Pension Plan, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code;

(g)all liabilities under each Pension Plan are in all material respects (i) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Pension Plans, (ii) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto, or (iii) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; and

(h)(i) no Loan Party is nor will any such Loan Party be a “plan” within the meaning of Section 4975(e) of the Code; (ii) the respective assets of the Loan Parties do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101; (iii) no Loan Party is nor will any such Loan Party be a “governmental plan” within the meaning of Section 3(32) of ERISA; and (iv) transactions by or with any Loan Party are not and will not be subject to state statutes applicable to such Loan Party regulating investments of fiduciaries with respect to governmental plans.

4.14Investment Company Act; Other Regulations.  No Loan Party is an “investment company,” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No such Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board), including the Federal Power Act, that may limit its ability to incur Indebtedness or that may otherwise render all or any portion of the Obligations unenforceable.

4.15Subsidiaries.

(a)Except as disclosed to the Administrative Agent by Holdings or Borrower in writing from time to time after the Closing Date, (i) Schedule 4.15 sets forth the name and jurisdiction of organization of each Subsidiary of Holdings and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party (after giving effect to the Closing Date Reorganization), and (ii) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of Holdings or any Subsidiary thereof, except as may be created by the Loan Documents.

(b)As of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1(b), each Group Member which has been designated as an Immaterial Subsidiary complies with the requirements in the definition thereof.

4.16Use of Proceeds.  The proceeds of the Term Loans were used to fund in part the Closing Date Distribution (as defined in the Existing Credit Agreement), to refinance certain existing Indebtedness on the Original Closing Date, to fund the Second Amendment Effective Date Distribution (as defined in the Existing Credit Agreement) and to pay fees and expenses related to the foregoing transactions and for general corporate purposes; provided that any Incremental Term Facility shall be used solely to finance Permitted Acquisitions or Restricted Payments and related fees and expenses.  All or a portion of the proceeds of the Revolving Loans and the Letters of Credit shall be used for ongoing working capital and other general corporate purposes, including Permitted Acquisitions, other permitted Investments and capital expenditures.

4.17Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)except as disclosed on Schedule 4.17, the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and, to the knowledge of Holdings or Borrower, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or have constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings or Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)no Group Member has transported or disposed of Materials of Environmental Concern from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor has any Group Member generated, treated, stored or disposed of Materials of Environmental Concern at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings or Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)there has been no release or threat of release of Materials of Environmental Concern at or from the Properties arising from or related to the operations of any Group Member or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)the Properties and all operations of the Group Members at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and except as set forth on Schedule 4.17, to the knowledge of Holdings or Borrower, there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18Accuracy of Information, etc.  No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement (other than information of a general industry nature or a general economic nature) furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken together with all other such statements and information, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made,  not misleading.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  As of the Closing Date, there is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19Security Documents.

(a)The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Stock described in the Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the New York UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Pledged Stock are delivered to the Administrative Agent, in the case of any Deposit Account or Securities Account constituting Collateral under the Guarantee and Collateral Agreement, upon the effectiveness of a Control Agreement with respect thereto, and in the case of the other Collateral constituting personal property described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3), to the extent that such Lien and security interest may be perfected by the taking of possession of such Collateral, the effectiveness of a Control Agreement, or the filing of such financing statements and other filings.

(b)Each of the Mortgages, if any, delivered after the Closing Date will be, upon execution, effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (subject to the Liens permitted by Section 7.3).

4.20Solvency; Fraudulent Transfer.  The Loan Parties, taken as a whole, are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the actual intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.21Regulation H.  No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has not been made available under the National Flood Insurance Act of 1968.

4.22Designated Senior Indebtedness.  The Loan Documents and all of the Obligations have been deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any subordinated Indebtedness of the Loan Parties.

4.23[Reserved].

4.24Insurance.  All insurance maintained by the Loan Parties is in full force and effect, all premiums have been duly paid, no Loan Party has received notice of violation or cancellation thereof, and there exists no default under any requirement of such insurance.  Each Loan Party maintains insurance with financially sound and reputable insurance companies insurance on its property in at least such amounts and against at least such risks (but including in any event public liability and product liability) as are usually insured against in the same general area by similarly situated companies engaged in the same or a similar business.

4.25No Casualty.  No Loan Party has received any notice of, nor does any Loan Party have any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property.

4.26[Reserved].

4.27Anti-Corruption Laws.  Holdings and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption laws in each relevant jurisdiction where a Group Member conducts business, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

4.28OFAC; Anti-Terrorism Laws.  Neither Holdings, Borrower nor any of their respective Subsidiaries, nor, to the knowledge of Holdings, Borrower or any such Subsidiary, any director, officer, employee, agent, or representative thereof, is an individual or an entity that is, or is owned or controlled by an individual or entity that is (a) currently the subject of any Sanctions, or (b) located, organized or resident in a Designated Jurisdiction.  No part of the proceeds of the Loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or, to the knowledge of any Group Member, indirectly, (i) to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation of Sanctions (or otherwise made available to any Subsidiary, joint venture partner or other individual or entity in violation of the foregoing), (ii) for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977 or the UK Bribery Act 2010, (iii) to conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (iv) to deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, or (v) in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the Patriot Act.

4.29No Fees.  Except as described in Schedule 4.29, no commissions or broker or referral fees or similar fees are due and payable as a result of the closing of any Facility or the transactions contemplated by the Loan Documents.

SECTION 5
CONDITIONS PRECEDENT

5.1Conditions to Effectiveness.  The effectiveness of this Agreement shall be subject to the satisfaction, prior to or concurrently with the entering of this Agreement on the Closing Date, of the following conditions precedent:

(a)Loan Documents.  The Administrative Agent shall have received each of the following, each of which shall be in form and substance satisfactory to the Administrative Agent:

(i)this Agreement executed and delivered by the Administrative Agent, each Lender, Holdings and Borrower;

(ii)the updated Collateral Information Certificate, executed by a Responsible Officer of each Loan Party;

(iii)the Guarantee and Collateral Agreement, executed by Loan Party;

(iv)each other Security Document, executed and delivered by the applicable Loan Party party thereto; and

(v)an acknowledgement from each of the shareholders of Borrower (other than the other Loan Parties) agreeing to comply with the condition subsequent set forth in Section 5.3.

(b)Closing Date Reorganization.  The Closing Date Reorganization shall have been completed in accordance with applicable Requirements of Law.

(c)[Reserved].

(d)Secretary’s Certificate; Certified Certificate of Organization; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by the Secretary or other Responsible Officer of such Loan Party, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation or other similar organizational document of such Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party, the bylaws or other similar organizational document of such Loan Party and the relevant board resolutions or written consents of such Loan Party, (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization, and (iii) certificates of foreign qualification from each jurisdiction where the failure of any applicable Loan Party to be so qualified could reasonably be expected to have a Material Adverse Effect.

(e)Know Your Customer Requirements.  The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.

(f)[Reserved].

(g)Collateral Matters.

(i)Lien Searches.  The Administrative Agent shall have received the results of recent lien searches in each of the jurisdictions reasonably required by the Administrative Agent, together with such other searches as the Administrative Agent may reasonably require, and such searches shall reveal no liens on  any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or Liens discharged on or prior to the Closing Date.

(ii)Pledged Stock; Stock Powers; Pledged Notes.  The Administrative Agent shall have received or otherwise be in possession of original versions of (A) the certificates representing the shares of any Capital Stock in certificated form pledged to the Administrative Agent (for the benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (B) each promissory note (if any) pledged to the Administrative Agent (for the benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(iii)Filings, Registrations, Recordings, Agreements, Etc.   Each document (including any UCC financing statements, Intellectual Property Security Agreements, Deposit Account Control Agreements, Securities Account Control Agreements, and landlord access agreements and/or bailee waivers) required by the Loan Documents or under law or reasonably requested by the Administrative Agent to be filed, executed, registered or recorded to create in favor of the Administrative Agent (for the benefit of the Secured Parties), a perfected Lien on the Collateral described therein, prior and superior in right and priority to any Lien in the Collateral held by any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been executed (if applicable) and delivered to the Administrative Agent (if applicable) in proper form for filing, registration or recordation.

(iv)[Reserved].

(v)Insurance.  The Administrative Agent shall have received updated insurance certificates and endorsements satisfying the requirements of Section 6.6 hereof and Section 5.2(b) of the Guarantee and Collateral Agreement.

(h)Fees.  Each of the Lenders and the Administrative Agent shall have received (i) all fees required to be paid on or prior to the Closing Date under the Loan Documents (including pursuant to the Fee Letter) and (ii) all reasonable and documented out-of-pocket expenses payable to such Person under this Agreement and for which invoices have been presented for payment on or before the Closing Date (which, for the avoidance of doubt, shall not include the fees and expenses of counsel for the Administrative Agent).

(i)Legal Opinions.  The Administrative Agent shall have received the executed legal opinion of Goodwin Procter LLP, counsel to the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent.  Such legal opinion shall cover such matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require (which shall include, among other things, authority, legality, validity, binding effect and enforceability of the Loan Documents and creation and perfection of security interests).

(j)[Reserved].

(k)[Reserved].

(l)Solvency Certificate.  The Administrative Agent shall have received a solvency certificate from a Responsible Officer of Holdings and Borrower, substantially in the form of Exhibit D, certifying that Holdings and its Subsidiaries on a consolidated basis, after giving effect to the transactions contemplated hereby, are Solvent.

(m)[Reserved].

(n)No Material Adverse Effect.  There shall not have occurred since December 31, 2020 any event or condition that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent (or made available) by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

5.2Conditions to Each Extension of Credit other than the Initial Credit Extension.  The agreement of each Lender to make any extension of credit (including any Revolving Loan Conversion) requested to be made by it on any date is subject to the satisfaction of the following conditions precedent:

(a)Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to any Loan Document (i) that is qualified by “materiality”, “Material Adverse Effect” or similar materiality qualifiers shall be true and correct in all respects, and (ii) that is not qualified by such materiality qualifiers, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects (or all respects, as applicable), as of such earlier date.

(b)Availability.  With respect to any requests for any Revolving Extensions of Credit, after giving effect to such Revolving Extension of Credit, the availability and borrowing limitations specified in Sections 2.4 and 2.5 shall have been complied with.

(c)Notices of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing in connection with any such request for extension of credit which complies with the requirements hereof.

(d)No Default.  No Default or Event of Default shall have occurred and be continuing as of or on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of Borrower hereunder, each Revolving Loan Conversion and each conversion of a Term Loan shall constitute a representation and warranty by Borrower as of the date of such extension of credit, Revolving Loan Conversion or conversion of a Term Loan, as applicable, that the conditions contained in this Section 5.2 have been satisfied.

5.3Post-Closing Conditions.  Holdings and Borrower shall satisfy each of the conditions subsequent to the Closing Date specified in this Section 5.3 to the satisfaction of the Administrative Agent, in each case by no later than the date specified for such condition below (or such later date as the Administrative Agent shall agree in its sole discretion):

(a)unless the IPO shall have occurred, within 30 days after the Closing Date and at all times thereafter, Borrower shall ensure that all Capital Stock (including economic units and exchangeable units) of Borrower is subject to a perfected, first priority Lien in favor of the Administrative Agent pursuant to a limited recourse pledge agreement in form and substance reasonably satisfactory to the Administrative Agent.  In connection therewith, Borrower and the applicable pledgor shall deliver to the Administrative Agent:

(i)an officer’s certificate of such pledgor, if it is not a natural Person, dated as of the effective date of the applicable limited recourse pledge agreement and executed by the Secretary or other Responsible Officer of such pledgor, substantially in the form of Exhibit C to this Credit Agreement, with appropriate insertions and attachments, including (A) the certificate of incorporation or other similar organizational document of such pledgor certified by the relevant authority of the jurisdiction of such pledgor, (B) the bylaws or other similar organizational document of such pledgor (unless such pledgor is a trust established for and owned and operated for the primary benefit of a natural Person), (C) the relevant board resolutions or written consents of such pledgor (unless such pledgor is a trust established for and owned and operated for the primary benefit of a natural Person), (D) a certificate of incumbency, (E) a good standing certificate or certificate of status, as the case may be, for such pledgor (unless such pledgor is a trust established for and owned and operated for the primary benefit of a natural Person) from its jurisdiction of organization, (F) certificates of foreign qualification from each jurisdiction where the failure of such applicable pledgor to be so qualified could reasonably be expected to have a Material Adverse Effect and (G) a certification that each of the representations and warranties made by such pledgor pursuant to any Loan Document to which it is a party (1) that is qualified by “materiality”, “Material Adverse Effect” or similar materiality qualifiers is true and correct in all respects, and (2) that is not qualified by such materiality qualifiers, is true and correct in all material respects, in each case, on and as of the date thereof, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty was true and correct in all material respects (or all respects, as applicable), as of such earlier date;

(ii)if requested by the Administrative Agent, an executed legal opinion of counsel to such pledgor, in form reasonably satisfactory to the Administrative Agent, which shall cover such matters incident to the transactions contemplated by the limited recourse pledge agreement as the Administrative Agent may reasonably require (which shall include, among other things, authority, legality, binding effect and enforceability of the limited recourse Pledge Agreement and the perfection of security interests in the Capital Stock of Borrower, as applicable); and

(iii)the Administrative Agent shall have received the results of recent lien searches in each of the jurisdictions reasonably required by the Administrative Agent and such searches shall reveal no Liens on any of the collateral pledged by the pledgor except for Liens permitted by the applicable limited recourse pledge agreement.

SECTION 6
AFFIRMATIVE COVENANTS

Holdings and Borrower jointly and severally agree that, until the Discharge of Obligations, each of Holdings and Borrower shall, and where applicable, shall cause each of its Subsidiaries to:

6.1Financial Statements.  Furnish to the Administrative Agent, with sufficient copies for distribution to each Lender:

(a)within 90 days (or such longer period as may be permitted from time to time under the rules of the SEC) after the end of each fiscal year of Holdings, a copy of (i) the audited consolidated balance sheet of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception (other than in connection with the pending maturity of any Indebtedness), or qualification arising out of the scope of the audit, by independent certified public accountants of nationally or regionally recognized standing and reasonably acceptable to the Administrative Agent (it being agreed that CliftonLarsonAllen LLP is acceptable) and (ii) a management’s discussion and analysis;

(b)within 45 days (or such longer period as may be permitted from time to time under the rules of the SEC) after the end of each fiscal quarter of each fiscal year of Holdings, (i) the unaudited consolidated balance sheet of Holdings and its Subsidiaries determined in accordance with GAAP as at the end of such quarter and the related unaudited consolidated statements of (x) income, (y) cash flows, and (z) cash balances for each Group Member, in each case, for such fiscal quarter and the portion of the fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments), and (ii) a management’s discussion and analysis; and

(c)not later than 30 days after the end of each month (other than a month which is also a quarter end) occurring during each fiscal year of Holdings (commencing with the fiscal month ending August 31, 2021 (which for the month ending August 31, 2021 shall be with respect to Borrower and its Subsidiaries only)), the unaudited consolidated balance sheet of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP as at the end of such month and the related unaudited consolidated statements of (i) income, (ii) cash flows, and (iii) cash balances for each Group Member, in each case, for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

6.2Certificates; Reports; Other Information.  Furnish to the Administrative Agent, for distribution to each Lender:

(a)concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, (A) that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (B) that the financial information delivered to the Administrative Agent on such date is accurate and complete in all material respects, and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be and (y) to the extent not previously disclosed to the Administrative Agent, (A) any changes to the beneficial ownership information set out on the Collateral Information Certificate and (B) a description of any change in the jurisdiction of organization of any Loan Party, a list of any Intellectual Property issued to or acquired by any Loan Party, in each case since the date of the most recent report delivered pursuant to this clause (y) (including pursuant to the Existing Credit Agreement);

(b)within a reasonable period after the same are publicly available by way of public filings, a detailed consolidated budget for the following fiscal year (which shall include a breakdown of such consolidated budget on a quarter to quarter basis) (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of each fiscal quarter of such fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect; it being recognized by Lenders that such Projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the Projections;

(c)within a reasonable period after the same are publicly available, copies of all financial statements and reports that Holdings sends to the holders of any class of its debt securities or public equity securities;

(d)upon request by the Administrative Agent, within five days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority regarding any investigation by, or proceeding with, a Governmental Authority in connection with Group Members’ compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a Material Adverse Effect;

(e)concurrently with the delivery of the financial statements referred to in Section 6.1(a), a report of a reputable insurance broker with respect to the insurance coverage required to be maintained pursuant to Section 6.6, together with any supplemental reports with respect thereto which the Administrative Agent may reasonably request; and

(f)[reserved];

(g)promptly, such additional financial and other information as the Administrative Agent or any Lender (which Lender requests shall be made through the Administrative Agent) may from time to time reasonably request.

Notwithstanding the above, information required to be delivered pursuant to Section 6.1 or Section 6.2 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such information, or provides a link thereto on Holdings’ website on the Internet or at http://www.sec.gov; or (ii) on which such information is posted on Holdings’ behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that, (x) to the extent the Administrative Agent or any Lender so requests, Holdings shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) Holdings shall notify the Administrative Agent (by facsimile or email) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to herein, and in any event shall have no responsibility to monitor compliance by Holdings with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.3Anti-Corruption Laws.  Conduct its and its Subsidiaries’ business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption laws in each jurisdiction where the Group Members conduct business and maintain policies and procedures designated to promote and achieve compliance with such laws.

6.4Payment of Obligations; Taxes.

(a)Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations (including all material Taxes and material Other Taxes imposed by law on an applicable Loan Party) of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

(b)File or cause to be filed all Federal, all income and all other material state and other material tax returns that are required to be filed.

6.5Maintenance of Existence; Compliance.  (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with (i) all Material Contractual Obligations in all material respects and (ii) Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, Holdings and Borrower shall, and shall cause each of its ERISA Affiliates to:  (1) maintain each Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the Code or other Federal or state law; (2) cause each Pension Plan to maintain its qualified status under Section 401(a) of the Code; (3) make all required contributions to any Pension Plan; (4) ensure that all liabilities under each Pension Plan are either (x) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing such Pension Plan; (y) insured with a reputable insurance company; or (z) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; and (5) ensure that the contributions or premium payments to or in respect of each Pension Plan are and continue to be paid at no less than the rates required under the rules of such Pension Plan and in accordance with the most recent actuarial advice received in relation to such Pension Plan and applicable law.

6.6Maintenance of Property; Insurance.  (a)  To the extent commercially reasonable, keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies insurance on its property in at least such amounts and against at least such risks (but including in any event public liability and product liability) as are usually insured against in the same general area by similarly situated companies engaged in the same or a similar business.

6.7Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and (b) permit representatives and independent contractors of the Administrative Agent and any Lender to visit, inspect any of its properties and examine, audit and make abstracts from any of its books and records at any reasonable time upon reasonable prior notice (provided that no prior notice shall be necessary during the continuance of an Event of Default) and to discuss the business, operations, properties and financial and other condition of the Group Members with officers, directors and employees of the Group Members and with their independent certified public accountants (provided that any Group Member may, if it so chooses, be present at or participate in any such discussion and provided further that each Lender shall be provided notice from the Administrative Agent or any Lender exercising such inspection rights in order to provide such Lenders the opportunity to participate in such inspection); provided, however, that so long as no Event of Default has occurred and is continuing, neither Holdings, Borrower nor any of their Subsidiaries shall be required to disclose or permit the inspection, examination or making of copies of, (i) any of Holdings’, Borrower’s or their Subsidiaries’ source code or (ii) any matter that is protected by a confidentiality agreement or non-disclosure agreement (or other agreement containing provisions substantially similar thereto) with a third party that was not entered into in contemplation of Holdings’ or Borrower’s obligations hereunder.  Such inspections and audits shall not exceed once per year, unless an Event of Default has occurred and is continuing, in which case such inspections and audits shall occur as often as any Agent shall reasonably determine is necessary.  The foregoing inspections and audits shall be at Holdings’ expense, and the charge therefor shall be $1,000 per person per day (or such higher amount as shall represent the Administrative Agent’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.

6.8Notices.  Give prompt written notice to each of the Administrative Agent and each Lender of:

(a)the occurrence of any Default or Event of Default;

(b)any (i) material default or event of default under any Material Contractual Obligation of any Group Member or (ii) litigation, investigation arbitration or similar proceeding that may exist at any time between any Group Member and any Governmental Authority, that if adversely determined could reasonably be expected to have a Material Adverse Effect;

(c)any litigation or proceeding affecting any Group Member (i) in which the amount of damages claimed is $750,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought against any Group Member and which could reasonably be expected to have a Material Adverse Effect, or (iii) which relates to any Loan Document;

(d)(i)  promptly after Borrower has knowledge or becomes aware of the occurrence of any of the following events affecting any Loan Party or any of its respective ERISA Affiliates (but in no event more than7 Business Days after such event), the occurrence of any of the following events, and shall provide the Administrative Agent with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to Borrower or any of its  ERISA Affiliates with respect to such event, if such event would reasonably be expected to result in liability in excess of $500,000 of any Loan Party or any of their respective ERISA Affiliates:  (A) an ERISA Event, (B) the adoption of any new Pension Plan by Borrower or any ERISA Affiliate, (C) the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), or (D) the commencement of contributions by Borrower or any ERISA Affiliate to any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code or to any Multiemployer Plan;

(ii)upon the reasonable request of the Administrative Agent after the giving, sending or filing thereof, or the receipt thereof, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Loan Party or any of its respective ERISA Affiliates with the IRS with respect to each Pension Plan; and

(iii)promptly after the receipt thereof by any Loan Party or any of its respective ERISA Affiliates, all notices from a Multiemployer Plan sponsor concerning an ERISA Event that would reasonably be expected to result in a liability in excess of $250,000 of any Loan Party or any of its respective ERISA Affiliates;

(e)(i) any Asset Sale undertaken by any Group Member, (ii) any issuance of Capital Stock of Holdings or Borrower; (iii) any incurrence by any Group Member of any Indebtedness (other than Indebtedness constituting Loans) in a principal amount equaling or exceeding $1,000,000 and (iv) with respect to any such Asset Sale, issuance of Capital Stock or incurrence of Indebtedness, the amount of any Net Cash Proceeds received by such Group Member in connection therewith;

(f)any material change in accounting policies or financial reporting practices by any Loan Party; and

(g)any circumstance that the Group Members’ senior management has knowledge of and believe would have a Material Adverse Effect.

Each notice pursuant to this Section 6.8 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.9Environmental Laws.

(a)Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all material applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by material applicable Environmental Laws.

(b)Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under material Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all material Governmental Authorities regarding Environmental Laws.

6.10Operating Accounts.  (x) Holdings, Borrower and their Subsidiaries shall maintain their primary U.S. depository and operating accounts and a majority of their securities accounts with SVB or with SVB’s Affiliates or any other Lender, or an Affiliate thereof, and (y) the Loan Parties shall cause each of the Loan Parties’ operating and securities accounts (other than Excluded Accounts) with respect to which the Administrative Agent is not the depository institution or securities intermediary to be subject to a Control Agreement or otherwise subject to a first priority perfected Lien in favor of the Administrative Agent in accordance with and to the extent required by the terms of the Guarantee and Collateral Agreement; provided, that (a) with respect to operating and securities accounts (other than Excluded Accounts) acquired after the Closing Date by a Loan Party in a Permitted Acquisition, the Loan Parties shall have until the date that is 120 days following such acquisition to comply with the provisions of this section; and (b) any Loan Party may, without limiting the generality of the above in this Section, maintain any Excluded Accounts with a bank or financial institution selected by such Loan Party.  Notwithstanding the foregoing, Borrower shall be permitted to retain (i) foreign exchange services (including any foreign exchange accounts (subject to, a Control Agreement at all times and foreign exchange contracts) previously, now, or hereafter provided to Borrower and (ii) its existing collection accounts (subject to, except with respect to Excluded Accounts, a Control Agreement at all times), but shall transfer balances therein in excess of $2,000,000 (in the aggregate for all such collection accounts) at least monthly to an account maintained with SVB or an Affiliate thereof.

6.11[Reserved].

6.12Additional Collateral, etc.

(a)With respect to any property (to the extent included in the definition of Collateral and not constituting Excluded Assets) acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, and (y) any property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to evidence that such Loan Party is a Guarantor and to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable in the reasonable opinion of the Administrative Agent to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority (except as expressly permitted by Section 7.3) security interest and Lien under the laws of the applicable United States jurisdiction (and the laws of any foreign country which govern or apply to any material Collateral, or to assets of any Guarantor that is a Foreign Subsidiary as reasonably determined and requested by the Administrative Agent) in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent; provided that no action shall be required hereunder under the laws of any jurisdiction outside the United States other than the laws of any foreign country which govern or apply to any material Collateral or assets of a Guarantor that is a Foreign Subsidiary, as reasonably determined and requested by the Administrative Agent (unless reasonably agreed from time to time between Borrower and the Administrative Agent).

(b)With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,500,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), promptly, to the extent requested by the Administrative Agent, (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with any applicable surveyor’s certificate, and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.  In connection with the foregoing, no later than three (3) Business Days prior to the date on which a Mortgage is executed and delivered pursuant to this Section 6.12, in order to comply with the Flood Laws, the Administrative Agent shall have received the following documents (collectively, the “Flood Documents”): (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”), (B) if the improvement(s) to the applicable improved real property is located in a special flood hazard area, a notification to the applicable Loan Party (“Loan Party Notice”) and (if applicable) notification to the applicable Loan Party that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (C) documentation evidencing the applicable Loan Party’s receipt of the Loan Party Notice (e.g., countersigned Loan Party Notice, return receipt of certified U.S. Mail, or overnight delivery), and (D) if the Loan Party Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the applicable Loan Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Administrative Agent (any of the foregoing being “Evidence of Flood Insurance”).  Notwithstanding anything herein to the contrary, no Mortgage will be signed by Borrower until each Lender has received and approved the Flood Determination Form and, as applicable, the Evidence of Flood Insurance and Loan Party Notice with respect to the applicable real property.

(c)With respect to any new direct or indirect Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date by any Loan Party (including pursuant to a Permitted Acquisition), any Subsidiary formed by Division or any Subsidiary no longer qualifying as an Excluded Subsidiary, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such Subsidiary that is owned directly by such Loan Party, (ii) deliver to the Administrative Agent such documents and instruments as may be required to grant, perfect, protect and ensure the priority of such security interest, including but not limited to, the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions as are necessary or advisable in the reasonable opinion of the Administrative Agent to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest (subject to liens permitted by Section 7.3) in the Collateral described in the Guarantee and Collateral Agreement, with respect to such Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent, and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, in a form reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; provided that no action shall be required hereunder under the laws of any jurisdiction outside the United States or the country of organization of the applicable Subsidiary other than the laws of any foreign country which govern or apply to any material Collateral, as reasonably determined and requested by the Administrative Agent (unless reasonably agreed from time to time between Borrower and the Administrative Agent); it being agreed that if such Subsidiary is formed by Division, the foregoing requirements shall be satisfied substantially concurrently with the formation of such Subsidiary.

(d)With respect to any new direct Foreign Subsidiary that is an Excluded Subsidiary under clause (a) of the definition thereof and that is not an Immaterial Subsidiary or any new direct Foreign Subsidiary Holding Company that is an Excluded Subsidiary under clause (b) of the definition thereof, in each case, created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement, as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest and Lien in the Capital Stock of such Excluded Subsidiary that is directly owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such Excluded Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; provided that no action shall be required hereunder under the laws of any jurisdiction outside the United States other than the laws of any foreign country which govern or apply to any material Collateral, as reasonably determined and requested by the Administrative Agent (unless reasonably agreed from time to time between Borrower and the Administrative Agent).

(e)At the request of the Administrative Agent, each Loan Party shall use commercially reasonable efforts to obtain a landlord’s agreement or bailee letter, as applicable, from the lessor of each leased property or bailee with respect to any warehouse, processor or converter facility or other location where material Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent.  Except as could not reasonably be expected to have a Material Adverse Effect, no Loan Party shall fail to pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

(f)Notwithstanding the foregoing, (i) in the case of Foreign Subsidiaries, all guarantees and security shall be subject to any applicable general mandatory statutory limitations, fraudulent preference, equitable subordination, foreign exchange laws or regulations (or analogous restrictions), transfer pricing or “thin capitalization” rules, earnings stripping, exchange control restrictions, applicable maintenance of capital, retention of title claims, employee consultation or approval requirements, corporate benefit, financial assistance, protection of liquidity, and similar laws, rules and regulations and customary guarantee limitation language in the relevant jurisdiction; provided that the relevant Group Member shall use commercially reasonable endeavors to overcome such limitations (including by way of debt pushdown or seeking requisite approvals), and (ii) Subsidiaries may be excluded from the guarantee requirements in circumstances where (1) Borrower and the Administrative Agent reasonably agree that the cost or other consequence of providing such a guarantee is excessive in relation to the value afforded thereby or (2) in the case of Foreign Subsidiaries, such requirements would contravene any legal prohibition, could reasonably be expected to result in any violation or breach of, or conflict with, fiduciary duties or result in a risk of personal or criminal liability on the part of any officer, director, member or manager of such Subsidiary; provided that the relevant Loan Party shall use commercially reasonable endeavors to overcome such limitations.  As a result of the limitations in clause (i) above, the Administrative Agent may elect to waive the requirement to cause a Group Member to become a Guarantor hereunder and such Group Member shall not be a Loan Party for any purposes hereof.

6.13Insider Subordinated Indebtedness.  Cause any Insider Indebtedness owing by any Loan Party to become Insider Subordinated Indebtedness (a) on or prior to the Closing Date, in respect of any such Insider Indebtedness in existence as of the Closing Date or (b) contemporaneously with the incurrence thereof, in respect of any such Insider Indebtedness incurred at any time after the Closing Date.

6.14Use of Proceeds.  Use the proceeds of each Credit Extension only for the purposes specified in Section 4.16.

6.15Designated Senior Indebtedness.  Cause the Loan Documents and all of the Obligations to be deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any subordinated Indebtedness of the Loan Parties.

6.16Further Assurances.  Execute any further instruments and take such further action as the Administrative Agent reasonably deems necessary to perfect, protect, ensure the priority of or continue the Administrative Agent’s Lien on the Collateral or to effect the purposes of this Agreement.

SECTION 7
NEGATIVE COVENANTS

Holdings and Borrower hereby jointly and severally agree that, until the Discharge of Obligations, neither Holdings nor Borrower shall, nor shall Holdings and Borrower permit any of its Subsidiaries to, directly or indirectly:

7.1Financial Condition Covenant.

(a)Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as at the last day of any period of four (4) consecutive fiscal quarters of Holdings and its Subsidiaries (commencing with the fiscal quarter ending September 30, 2021) to be less than 1.10:1.00.

(b)Consolidated Senior Leverage Ratio.  Permit the Consolidated Senior Leverage Ratio as at the last day of any period of four (4) consecutive fiscal quarters of Holdings and its Subsidiaries ending as set forth below to exceed the ratio set forth below opposite such period:

Fiscal Quarter Ending	Consolidated Senior Leverage Ratio
September 30, 2021	4.25:1.00
December 31, 2021	4.00:1.00
March 31, 2022	3.85:100
June 30, 2022	3.75:1.00
September 30, 2022	3.50:1.00
December 31, 2022	3.25:1.00

March 31, 2023	3.25:1.00
June 30, 2023	3.00:1.00
September 30, 2023	3.00:1.00
December 31, 2023	2.75:1.00
March 31, 2024	2.75:1.00
June 30, 2024	2.50:1.00
September 30, 2024	2.50:1.00
December 31, 2024	2.50:1.00
March 31, 2025	2.50:1.00
June 30, 2025	2.50:1.00
September 30, 2025	2.50:1.00

(c)Equity Cure Right.    Notwithstanding anything to the contrary contained in this Section 7.1 or in Section 8, in the event that Group Members fail to comply with the requirements of the financial covenants set forth in Section 7.1(a) or (b) (each, a “Financial Condition Covenant” and collectively, the “Financial Condition Covenants”) until the expiration of the day that is ten (10) Business Days after the earlier of (i) the date the Compliance Certificate calculating such covenants is required to be delivered pursuant to Section 6.2(a)(ii)(x) or (ii) the date such Compliance Certificate is actually delivered, Holdings shall have the right to issue Capital Stock (other than Disqualified Stock) for cash or otherwise receive cash contributions to the capital of Holdings (collectively, the “Cure Right”) in order to prepay the Term Loans, without penalty or premium, with such amounts as are necessary to be in compliance with the Financial Condition Covenants (the “Cure Amount”).  In no event shall the Cure Amount be greater than the amount required for purposes of complying with the Financial Condition Covenants as set forth herein. The Cure Amount will be used solely to prepay the Term Loans and shall be applied to the prepayment of installments due in respect of the Term Loans in inverse order of maturity.  The Cure Right may be exercised not more than two (2) two times in any four (4) consecutive fiscal quarters period (and may not be exercised in consecutive fiscal quarters), and not more than four (4) times prior to the later of (x) the Revolving Termination Date or (y) the Term Loan Maturity Date.  Upon the Administrative Agent’s receipt of the Cure Amount, the Financial Condition Covenants shall be recalculated (for such period and shall be so calculated for any subsequent period that includes the fiscal quarter in respect of which the Cure Right was exercised) giving effect to the following pro forma adjustments: (a) Consolidated Adjusted EBITDA shall be increased by the lesser of (i) 20% of Consolidated Adjusted EBITDA (calculated prior to giving effect to the Cure Amount) and (ii) the Cure Amount and (b) if, after giving effect to the foregoing calculations, Borrower is in compliance with the requirements of the Financial Covenants, then Borrower shall be deemed to have satisfied such Financial Condition Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Condition Covenants that occurred shall be deemed cured for the purposes of this Agreement.  The resulting increase to Consolidated Adjusted EBITDA from the exercise of the Cure Right shall not result in any adjustment to Consolidated Adjusted EBITDA or any other financial definition for any purposes under this Agreement or any Loan Document, other than for purposes of calculating the Financial Covenant.  Notwithstanding the foregoing, for purposes of calculating Consolidated Senior Indebtedness during the fiscal quarter for which the Cure Right was exercised and any subsequent fiscal quarter for which Consolidated Adjusted EBITDA is deemed to be increased by the Cure Amount,

Consolidated Senior Indebtedness shall be calculated as if the Cure Amount was not applied to reduce the Obligations. For the avoidance of doubt, from and after the exercise of the Cure Right, no Lender shall have any obligation to make any Revolving Loans, and the Issuing Lender shall not be required to issue any Letter of Credit, prior to the prepayment of the Term Loans in connection with such exercise in accordance with this Section 7.1(c).

7.2Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)Indebtedness of any Loan Party pursuant to any Loan Document and any Bank Services Agreement;

(b)Indebtedness of (i) any Loan Party owing to any other Loan Party, (ii) any Subsidiary (which is not a Loan Party) owing to any other Subsidiary (which is not a Loan Party), (iii) any Subsidiary (that is not a Loan Party) owing to any Loan Party so long as, in the case of this clause (iii), the aggregate principal amount thereof when added to the amount of any Dispositions under Section 7.5(g)(iii) and the principal amount of any intercompany Investment under Section 7.8(f)(ii) (without duplication) does not to exceed $1,500,000 at any one time outstanding and (iv) any Loan Party owing to any Subsidiary (which is not a Loan Party) so long as, in the case of this clause (iv), such Indebtedness is Insider Subordinated Indebtedness;

(c)Guarantee Obligations in respect of Indebtedness otherwise permitted by this Section 7.2;

(d)Indebtedness outstanding on the Closing Date and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (which do not shorten the maturity thereof or increase the principal amount thereof);

(e)Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding and any refinancings, refundings, renewals or extensions thereof (which do not shorten the maturity thereof or increase the principal amount thereof other than in respect of accrued interest or capitalized fees or expenses);

(f)Surety Indebtedness, provided that the aggregate amount of any such Indebtedness outstanding at any time shall not exceed $500,000;

(g)Indebtedness consisting of obligations of any Group Member incurred in a Permitted Acquisition or any other Investment permitted by Section 7.8 or any Disposition permitted by Section 7.5 constituting indemnification obligations or obligations in respect of purchase price or consideration (including earn-out obligations) or similar adjustments in an aggregate amount at any time outstanding not to exceed $1,500,000;

(h)obligations (contingent or otherwise) of Holdings, Borrower or any of their Subsidiaries existing or arising under any Specified Swap Agreement, provided that such obligations are (or were) entered into by such Person in accordance with Section 7.13 and not for purposes of speculation;

(i)Indebtedness of a Person (other than Holdings, Borrower or a Subsidiary) existing at the time such Person is merged with or into Holdings, Borrower or a Subsidiary or becomes a Subsidiary, provided that (i) such Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition, (ii) such merger or acquisition constitutes a Permitted

Acquisition, (iii) such Indebtedness is Indebtedness otherwise permitted by this Section 7.2 and (iv) with respect to any such Person who becomes a Subsidiary, (A) such Subsidiary (and its Subsidiaries) are the only obligors in respect of such Indebtedness, and (B) to the extent such Indebtedness is permitted to be secured hereunder, only the assets of such Subsidiary (and its Subsidiaries) secure such Indebtedness;

(j)additional Indebtedness of Foreign Subsidiaries of Borrower in an aggregate principal amount not to exceed $1,000,000;

(k)Insider Subordinated Indebtedness;

(l)other (i) secured Indebtedness of any Loan Party to the extent permitted under Section 7.3(n) and (ii) unsecured Indebtedness in an aggregate principal amount not to exceed $1,500,000 at any one time outstanding;

(m)deposits or advances received from customers in the ordinary course of business;

(n)unsecured Indebtedness incurred in connection with corporate credit cards in an aggregate amount not to exceed $750,000 at any time; and

(o)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business.

7.3Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)Liens for taxes, assessments, or governmental charges or levies not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP;

(b)carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s, workmen’s, suppliers’, or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)deposits to secure the performance of bids, tenders trade contracts (other than for borrowed money), leases, government contracts, statutory obligations, surety and appeal bonds, performance and return of money bonds, and other obligations of a like nature incurred in the ordinary course of business (other than for indebtedness or any Liens arising under ERISA);

(e)easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances incurred or minor title deficiencies in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Group Member;

(f)Liens in existence on the Closing Date and listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), and any Lien granted as a replacement or substitute therefor; provided that (i) no such Lien is spread to cover any additional property after the Closing Date, (ii) the amount of Indebtedness secured or benefitted thereby is not increased, and (iii) the direct or any contingent obligor with respect thereto is not changed;

(g)Liens securing Indebtedness incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created within three (3) months after the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (iii) the amount of Indebtedness secured thereby is not increased other than in respect of accrued interest or capitalized fees or expenses;

(h)Liens created pursuant to the Security Documents;

(i)any interest or title of a lessor or licensor under any lease or license entered into by a Group Member in the ordinary course of its business and covering only the assets so leased or licensed;

(j)judgment Liens that do not constitute an Event of Default under Section 8.1(h) of this Agreement;

(k)bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by a Group Member, in each case arising in the ordinary course of business in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect to cash management and operating account management or are arising under Section 4-208 or 4-210 of the UCC on items in the course of collection;

(l)(i) cash deposits and liens on cash and Cash Equivalents pledged to secure Indebtedness permitted under Section 7.2(f), and (ii) Liens securing Specified Swap Obligations permitted by Section 7.2(h);

(m)Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with a Group Member or becomes a Subsidiary of a Group Member or acquired by a Group Member; provided that (i) such Liens were not created in contemplation of such acquisition, merger, consolidation or Investment, (ii) such Liens do not extend to any assets other than those of such Person and its Subsidiaries, and (iii) the applicable Indebtedness secured by such Lien is permitted under Section 7.2;

(n) other Liens securing Indebtedness of any Loan Party in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding;

(o)non-exclusive licenses of Intellectual Property granted to third parties or a Group Member by any Group Member in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; provided that any such license pursuant to this clause (o), (x) is consistent with past practices, (y) permits the use by (or license to) the Administrative Agent of the Intellectual Property covered thereby to permit the Administrative Agent, on a royalty free basis, to possess, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, convey, transfer or grant options to purchase, any Collateral, and (z) does not interfere in any material respect with the ordinary conduct of business of any Group Member;

(p)the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(q)Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries otherwise permitted under Section 7.2(j);

(r)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Group Member in the ordinary course of business in accordance with the past practices of such Group Member; and

(s)the replacement, extension or renewal of any Lien permitted by clause (m) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby.

7.4Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)any Subsidiary of Borrower may be merged or consolidated with or into Borrower (provided that Borrower shall be the continuing or surviving Person) or with or into any Guarantor that is a Subsidiary of Borrower (provided that such Guarantor shall be the continuing or surviving Person);

(b)any Subsidiary of Borrower which is not a Guarantor may (i) be merged or consolidated with or into another Subsidiary of Borrower that is not a Guarantor, or (ii) Dispose of any or all of its assets to another Subsidiary of Borrower that is not a Guarantor (upon voluntary liquidation or otherwise);

(c)any Subsidiary of Borrower may Dispose of any or all of its assets (i) to Borrower or any Guarantor that is a Subsidiary of Borrower (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5;

(d)Dispositions permitted by Section 7.5 may be made;

(e)any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation; and

(f)any of Enfusion US 1, Inc., Enfusion US 2, Inc. or Enfusion US 3, Inc. may be merged or consolidated with or into each other or with or into Holdings (provided that Holdings shall be the surviving Person in any such transaction involving Holdings).

7.5Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or issue or sell any shares of Capital Stock of Holdings or any of its Subsidiaries to any Person, except:

(a)Dispositions of obsolete, worn out or surplus property in the ordinary course of business;

(b)Dispositions of Inventory in the ordinary course of business;

(c)Dispositions permitted by Section 7.4(b)(ii) and Section 7.4(c)(i);

(d)the sale or issuance of (i) the Capital Stock of any Subsidiary of Borrower to Borrower or to any Guarantor that is a Subsidiary of Borrower, (ii) the Capital Stock of any Subsidiary of Borrower that is not a Guarantor to another Subsidiary of Borrower that is not a Guarantor, or (iii) the Capital Stock of Holdings, in each case, so long as such sale or issuance does not result in a Change of Control and is not Disqualified Stock;

(e)the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(f)the non-exclusive licensing of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business;

(g)the Disposition of property (i) from any Loan Party to any other Loan Party (other than from Borrower or a Subsidiary thereof to any direct or indirect parent of Borrower), (ii) from any Subsidiary that is not a Loan Party to any other Group Member, and (iii) from any Loan Party to any Subsidiary that is not a Loan Party in an aggregate amount when added to the principal amount of Indebtedness outstanding under Section 7.2(b)(iii) and the principal amount of any intercompany Investment under Section 7.8(f)(ii) (without duplication) not to exceed $1,500,000 in the aggregate at any one time outstanding;

(h)Dispositions of property subject to a Casualty Event;

(i)leases or subleases of Real Property;

(j)the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof, consistent with Borrower’s past practices;

(k)any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto) of any Group Member that Holdings or Borrower determines in good faith is desirable in the conduct of its business and not materially disadvantageous to the interests of the Lenders;

(l)Dispositions of other property having a fair market value not to exceed $1,000,000 the aggregate for any fiscal year of Holdings, provided that at the time of any such Disposition, no Event of Default shall have occurred and be continuing or would result from such Disposition; and provided further that the Net Cash Proceeds thereof are used to prepay the Term Loans to the extent required by Section 2.12;

(m)Investments in compliance with Section 7.8; and

(n)[Reserved].

provided, however, that any Disposition made pursuant to this Section 7.5 (other than those set forth in clause (g) (which shall be subject to the requirements of Section 7.11 hereof)) shall be made in good faith on an arm’s length basis for fair value.

7.6Restricted Payments.  Make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that, so long as, in all cases except clause (g) below, no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)any Subsidiary of any Group Member may make Restricted Payments to any Loan Party;

(b)Holdings may purchase common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee; provided that (i) the aggregate amount of such payments shall not exceed $750,000 during any fiscal year of Holdings, net of proceeds of equity issued to new or replacement employees and (ii) Holdings may declare and make dividend payments or other distributions with respect to its Capital Stock, in each case, payable solely in the common stock or other common Capital Stock (other than Disqualified Stock);

(c)the Group Members may consummate the Closing Date Reorganization;

(d)Holdings may purchase, redeem or otherwise acquire Capital Stock issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Capital Stock; provided that any such issuance is otherwise permitted hereunder (including by Section 7.5(d));

(e)(i) Holdings may make repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such repurchased Capital Stock represents a portion of the exercise price of such options or warrants, and (ii) repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof);

(f)Holdings and its Subsidiaries may make payments on account of Subordinated Indebtedness, solely to the extent permitted Section 7.22(b);

(g)Borrower may make Permitted Tax Distributions; and

(h)Borrower may make distributions to finance any regularly scheduled payments required to be made by Holdings pursuant to the Tax Receivable Agreement and not any Early Termination Payments (as defined therein).

7.7Earn-Out Obligations.  Make any payment in respect of any earn-out obligations or deferred consideration constituting Indebtedness incurred pursuant to Section 7.2(g) unless (a) no Event of Default shall have occurred and be continuing before or after giving effect thereto and (b) either (i) immediately after giving effect to such payment, (A) Holdings and its Subsidiaries are in pro forma compliance with the financial covenants set forth in Section 7.1 applicable to the then most recently ended four (4) consecutive fiscal quarter period in respect of which financial statements have been delivered pursuant to Section 6.1(a) or (b), and (B) Qualified Availability shall be at least $7,500,000 or (ii) such payment is made with the proceeds of new cash equity investments (other than Disqualified Stock) in Holdings or Borrower that are not required to repay the Term Loans in accordance with Section 2.12(a).

7.8Investments.  Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)extensions of trade credit in the ordinary course of business;

(b)Investments in cash and Cash Equivalents;

(c)Guarantee Obligations permitted by Section 7.2;

(d)cash and non-cash loans and advances to employees, directors and officers of any Group Member in the ordinary course of business (including for purchase of Capital Stock of Holdings, travel, entertainment and relocation expenses) and, if in cash, limited to an aggregate amount for all Group Members not to exceed $750,000 at any one time outstanding;

(e)[reserved];

(f)intercompany Investments among Group Members (i) by any Group Member in Borrower or any Person that, prior to such investment, is a Guarantor or after giving effect thereto will become a Guarantor, (ii) by any Loan Party in any Subsidiary that is not a Loan Party so long as, in the case of this clause (ii), the aggregate principal amount thereof when added to the principal amount of Indebtedness outstanding under Section 7.2(b)(iii) and the amount of any Dispositions pursuant to Section 7.5(g)(iii) (without duplication) does not exceed $1,500,000 at any one time outstanding, and (iii) by any Subsidiary of Holdings or Borrower that is not a Loan Party in another Subsidiary of Holdings or Borrower that is not a Loan Party;

(g)Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(h)Investments received in settlement of amounts due to any Group Member effected in the ordinary course of business or owing to such Group Member as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of such Group Member, or upon the settlement of delinquent accounts and disputes with customers or suppliers;

(i)(i) Investments constituting Permitted Acquisitions, and (ii) Investments held by any Person as of the date such Person is acquired in connection with a Permitted Acquisition, provided that (A) such Investments were not made, in any case, by such Person in connection with, or in contemplation of, such Permitted Acquisition, and (B) with respect to any such Person which becomes a Subsidiary as a result of such Permitted Acquisition, such Subsidiary (and its Subsidiaries) remain the only holder of such Investment;

(j)in addition to Investments otherwise expressly permitted by this Section, Investments by the Group Members the aggregate amount of all of which Investments (valued at cost) does not exceed $1,000,000 during any fiscal year of Holdings;

(k)deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business, and other deposits made in connection with the incurrence of Liens permitted under Section 7.3;

(l)acquisitions by Borrower of all of the outstanding Capital Stock of Persons or of assets constituting an ongoing business or line of business (each a “Permitted Acquisition”) to the extent the purchase price thereof is funded in whole or in part with cash in an amount not to exceed $20,000,000 (plus the proceeds of substantially concurrent new equity Investments (other than Disqualified Stock) in Holdings) for any single acquisition and $40,000,000 (plus the proceeds of substantially concurrent new equity Investments (other than Disqualified Stock) in Holdings) for all such Permitted Acquisitions prior to the Term Loan Maturity Date (provided that the aggregate purchase price paid for Persons that do not become Guarantors or assets that do not become Collateral (“Excluded Targets”) shall not exceed $5,000,000 (plus the proceeds of substantially concurrent new equity Investments in Holdings (other than Disqualified Stock)) in the aggregate for all such Permitted Acquisitions of Excluded Targets prior to the Term Loan Maturity Date) (for purposes of the foregoing the “purchase price” of a Permitted Acquisition shall include any earn-outs and subsequent working capital adjustments paid in cash to the extent not financed with new equity Investments), provided that with respect to each such purchase or other acquisition:

(i)the newly-created or acquired Subsidiary (or assets acquired in connection with an asset sale) shall be (x) in the same or a related line of business as that conducted by Holdings or Borrower on the date hereof, or (y) in a business that is ancillary to and in furtherance of the line of business as that conducted by Holdings or Borrower on the date hereof;

(ii)all transactions related to such purchase or acquisition shall be consummated in all material respects in accordance with all Requirements of Law;

(iii)no Loan Party shall, as a result of or in connection with any such purchase or acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation or other matters) that, as of the date of such purchase or acquisition, could reasonably be expected to result in the existence or incurrence of a Material Adverse Effect;

(iv)Holdings shall give the Administrative Agent at least 30 days prior written notice of any such purchase or acquisition, and concurrently therewith, shall have provided the Administrative Agent with pro forma forecasted balance sheets, profit and loss statements, and cash flow statements of Holdings and its Subsidiaries, all prepared on a basis consistent with Holdings’ historical financial statements, subject to adjustments to reflect projected consolidated operations following the acquisition, together with appropriate supporting details and a statement of underlying assumptions for the one year period following the date of the proposed acquisition, on a quarter by quarter basis;

(v)Holdings shall provide to the Administrative Agent as soon as available but in any event not later than five (5) Business Days prior to the execution thereof, a draft of any proposed purchase agreement or similar agreement with respect to any such purchase or acquisition;

(vi)any such newly-created or acquired Subsidiary, or the Loan Party that is the acquirer of assets in connection with an asset acquisition,  shall comply with the requirements of Section 6.12, except to the extent the Administrative Agent waives such requirements;

(vii)(A) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, Holdings and Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.1 as of the last day of most recently fiscal quarter for which financial statements were delivered hereunder;

(viii)Holdings and Borrower shall not, based upon the knowledge of Holdings and Borrower as of the date any such acquisition or other purchase is consummated, reasonably expect such acquisition or other purchase to result in an Event of Default under Section 8.1(c), at any time during the term of this Agreement, as a result of a breach of any of the financial covenants set forth in Section 7.1;

(ix)no Indebtedness is assumed or incurred in connection with any such purchase or acquisition other than Indebtedness permitted by the terms of Section 7.2;

(x)such purchase or acquisition shall not constitute an Unfriendly Acquisition;

(xi)to the extent funded with cash, after giving effect to such purchase or acquisition, Qualified Availability shall be at least $7,500,000;

(xii)(A) Holdings and Borrower shall have delivered to the Administrative Agent on the date on which any such purchase or other acquisition is to be consummated (or such later date as is agreed by the Administrative Agent in its sole discretion), a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition and attaching substantially final forms of the agreements, documents or instruments pursuant to which such purchase or acquisition is to be consummated, any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, and (B) within two (2) Business Days after the consummation of such purchase or acquisition, all consents and approvals from applicable Governmental Authorities and other Persons, to the extent required under the related purchase or acquisition agreement; and

(xiii)Holdings or Borrower shall not be permitted to consummate any acquisitions that are not expected to be accretive to Consolidated Adjusted EBITDA on a pro forma basis for the 12 month period ended one year after the proposed date of consummation of such proposed purchase or acquisition;

(m)Swap Agreements permitted pursuant to Section 7.2(h); and

(n)Investments among any of the Group Members pursuant to transfer pricing and cost-sharing arrangements permitted pursuant to Section 7.11.

7.9ERISA.  Holdings or Borrower shall not, and shall not permit any of its ERISA Affiliates to:  (a) terminate any Pension Plan so as to result in any material liability to Holdings or Borrower or any ERISA Affiliate, (b) permit to exist any ERISA Event, or any other event or condition, which presents the risk of a material liability to any ERISA Affiliate, (c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to Holdings or Borrower or any ERISA Affiliate, (d) enter into any new Pension Plan or modify any existing Pension Plan so as to increase its obligations thereunder which could result in any material liability to any ERISA Affiliate, or (e) with respect to any Pension Plan, knowingly engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by the Administrative Agent or any Lender of any of its rights under this Agreement, any Note or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code.

7.10Modifications of Certain Preferred Stock and Debt Instruments.  (a)  Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Preferred Stock (i) that would move to an earlier date the scheduled redemption date or increase the amount of any scheduled redemption payment or increase the rate or move to an earlier date any date for payment of dividends thereon or (ii) that would be otherwise materially adverse to any Lender or any other Secured Party; or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness permitted by Section 7.2 (other than Indebtedness pursuant to any Loan Document) that would shorten the maturity or increase the amount of any payment of principal thereof or the rate of interest thereon or shorten any date for payment of interest thereon or that would be otherwise materially adverse to any Lender or any other Secured Party.

7.11Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Borrower or any Guarantor) unless such transaction is (i) not otherwise prohibited under this Agreement, (ii) in the ordinary course of business of the relevant Group Member, and (iii) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, except that the following shall be permitted:

(a)reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans), severance arrangements and indemnification arrangements;

(b)any issuance or sale that is otherwise permitted by this Agreement by Holdings after the Closing Date of any Capital Stock of Holdings to Affiliates, directors, officers or employees of Holdings, Borrower or any of their Subsidiaries;

(c)transfer pricing agreements entered into in the ordinary course of business from time to time among any of the Group Members;

(d)transactions among any of the Group Members (i) so long as the effect thereof would not be materially adverse to the Lenders (it being agreed that a transaction between a Group Member that is not a Loan Party and a Loan Party shall be deemed to be materially adverse to the Lenders unless such transaction is upon fair and reasonable terms no less favorable to the relevant Loan Party than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate), (ii) that are not Loan Parties, (iii) permitted by Section 7.4, or (iv) that are Investments permitted under Sections 7.8(c), Section 7.8(d), Section 7.8(f) or Section 7.8(i);

(e)licenses of Intellectual Property permitted by Section 7.3(o); and

(f)any Restricted Payment permitted by Section 7.6.

7.12Sale Leaseback Transactions.  Enter into any Sale Leaseback Transaction.

7.13Swap Agreements.  Enter into any Swap Agreement, except Specified Swap Agreements which are entered into by a Group Member to (a) hedge or mitigate risks to which such Group Member has actual exposure (other than those in respect of Capital Stock), or (b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Group Member.

7.14Accounting Changes. (a) Make any material change in its accounting policies or reporting practices, except as permitted by GAAP or permitted by the Administrative Agent in its sole discretion, or (b) change its fiscal year.

7.15Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its Obligations under the Loan Documents to which it is a party, other than (a) this Agreement and the other Loan Documents, (b) any agreement evidencing Indebtedness secured by Liens permitted by clauses (f), (g), (m), (n), and (q) of Section 7.3 as to the assets securing such Indebtedness, and (c) agreements that are customary restrictions on subleases, leases, licenses, or permits so long as such restrictions relate to the property subject thereto, (d) any agreement evidencing an asset sale, as to the assets being sold, (e) agreements that are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, and (f) agreements that are customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business.

7.16Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Holdings or Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any other Group Member, (b) make loans or advances to, or other Investments in, any other Group Member, or (c) transfer any of its assets to any other Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted hereby, (iii) customary restrictions on the assignment of leases, licenses and other agreements, (iv) any restriction with respect to any Liens permitted hereunder or any other Loan Document, (v) restrictions of the nature referred to in clause (c) above under agreements governing purchase money Liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby; provided that individual agreements governing purchase money Liens or Capital Lease Obligations permitted hereby provided by a Person (or its Affiliates) may be cross-collateralized to other such agreements governing purchase money Liens or Capital Lease Obligations permitted hereby provided by such Person (or its Affiliates), (vi) encumbrances or restrictions existing under or by reason of agreements binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of Holdings or Borrower, so long as such agreements were not entered into in contemplation of such Person becoming a Subsidiary of Holdings or Borrower, (vii) encumbrances or restrictions existing under or by reason of agreements that are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.8 and applicable solely to such joint venture, and (viii) encumbrances or restrictions on Restricted Payments and the transfer of property under any Indebtedness of non-Loan Parties permitted hereunder.

7.17Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which Holdings, Borrower and their Subsidiaries are engaged on the date of this Agreement or that are reasonably related, ancillary or incidental thereto.

7.18Designation of other Indebtedness.  Designate any Indebtedness or indebtedness other than the Obligations as “Designated Senior Indebtedness” or a similar concept thereto, if applicable.

7.19Holdings.  Holdings and each of its Subsidiaries that is a direct or indirect parent of Borrower will not conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Capital Stock of Borrower (or, in the case of Holdings, the ownership and/or acquisition of the Capital Stock of Borrower and Enfusion US 1, Inc., Enfusion US 2, Inc., and Enfusion US 3, Inc., (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and Borrower, (iv) the performance of its obligations under and in connection with the Loan Documents, any documentation governing any Indebtedness or guarantee and the other agreements contemplated hereby and thereby, (v) in the case of Holdings, any public offering of its common stock or any other issuance or registration of its Capital Stock for sale or resale not prohibited by this Agreement, including the costs, fees and expenses related thereto, (vi) making any dividend or distribution or other transaction similar to a Restricted Payment and not otherwise prohibited by Section 7.6, or any Investment in Borrower, (vii) the incurrence of any Indebtedness permitted under this Agreement, (viii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (ix) providing indemnification to officers and members of its board, (x) payments required to be made pursuant to the Tax Receivable Agreement and (xi) activities incidental to the businesses or activities described in clauses (i) to (x) of this paragraph.

7.20Amendments to Organizational Agreements.  Amend or permit any amendments to any Loan Party’s organizational documents, if such amendment, termination, or waiver would be adverse to the Administrative Agent or the Lenders in any material respect.

7.21Use of Proceeds.  Use the proceeds of any extension of credit hereunder, (a) whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Board or (ii) to finance an Unfriendly Acquisition, or (b) whether directly or, to the knowledge of any Group Member, indirectly, and whether immediately, or, to the knowledge of any Group Member, incidentally or ultimately, (i) to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation of Sanctions (or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity in violation of the foregoing), or (ii) for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977 or the UK Bribery Act 2010.

7.22Subordinated Debt.

(a)Amendments. Amend, modify, supplement, waive compliance with, or consent to noncompliance in any material respect with, any Subordinated Debt Document, unless the amendment, modification, supplement, waiver or consent (i) does not adversely affect any Loan Party’s ability to pay and perform each of its Obligations at the time and in the manner set forth herein and in the other Loan Documents and is not otherwise adverse to the Administrative Agent and the Lenders, and (ii) is in compliance with the subordination provisions therein and any subordination agreement with respect thereto in favor of the Administrative Agent and the Lenders.

(b)Payments.  Make any payment, prepayment or repayment on, redemption, exchange or acquisition for value of, or any sinking fund or similar payment with respect to, any Subordinated Indebtedness, except as permitted by the subordination provisions in the applicable Subordinated Debt Documents and any subordination agreement with respect thereto in favor of the Administrative Agent and the Lenders.  For the avoidance of doubt, in the event of any conflict or inconsistency between the subordination provisions in the applicable Subordinated Debt Documents and any subordination agreement with respect thereto, the terms of the applicable subordination agreement shall control.

(c)Acquisitions of Subordinated Indebtedness.  No Loan Party will, or will permit any Subsidiary thereof to, directly or indirectly, purchase, redeem, prepay, tender for or otherwise acquire, directly or indirectly, any Subordinated Indebtedness.

7.23Anti-Terrorism Laws.  Conduct, deal in or engage in or permit any Affiliate or agent of any Loan Party within its control to conduct, deal in or engage in any of the following activities: (a) conduct any business or engage in any transaction or dealing with any person blocked pursuant to Executive Order No. 13224 (“Blocked Person”), including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the Patriot Act.  Holdings and Borrower shall deliver to the Administrative Agent and the Lenders any certification or other evidence reasonably requested from time to time by the Administrative Agent or any Lender confirming Holdings and Borrower’s compliance with this Section 7.23.

SECTION 8
EVENTS OF DEFAULT

8.1Events of Default.  The occurrence of any of the following shall constitute an Event of Default:

(a)Borrower shall fail to pay any amount of principal of any Loan when due in accordance with the terms hereof; or Borrower shall fail to pay any amount of interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document (i) if qualified by materiality, shall be incorrect or materially misleading when made or deemed made (after giving effect to such materiality qualifier), or (ii) if not qualified by materiality, shall be incorrect or materially misleading in any material respect when made or deemed made; or

(c)any Loan Party shall default in the observance or performance of any agreement contained in Sections 5.3, 6.1, 6.2, 6.5(a), 6.7(b), 6.8, 6.10, 6.12, 6.13, or Section 7 of this Agreement; or

(d)any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days thereafter; or

(e)(1) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) outstanding in a principal amount of $1,500,000 or more; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such

Indebtedness was created; or (iii) default in making any payment or delivery under any such Indebtedness constituting a Swap Agreement beyond the period of grace, if any, provided in such Swap Agreement; or (iv) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of, or, in the case of any such Indebtedness constituting a Swap Agreement, counterparty under, such Indebtedness (or a trustee or agent on behalf of such holder, beneficiary, or counterparty) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (in the case of any such Indebtedness constituting a Swap Agreement) to be terminated, or (y) to cause, with the giving of notice if required, any Group Member to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided that, a default, event or condition described in clause (i), (ii),  (iii), or (iv) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii), (iii), and (iv) of this paragraph (e) shall have occurred with respect to Indebtedness the outstanding principal amount (and, in the case of Swap Agreements the Swap Termination Value) of which, individually or in the aggregate of all such Indebtedness, exceeds in the aggregate $1,500,000; or (2) any default or event of default (however designated) shall occur with respect to any Subordinated Indebtedness of any Group Member; or

(f)(i)  any Group Member shall commence any case, proceeding or other action (a) under the Bankruptcy Code or any other existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (a) results in the entry of an order for relief or any such adjudication or appointment or (b) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)there shall occur one or more ERISA Events which individually or in the aggregate results in or otherwise is associated with liability of any Loan Party or any ERISA Affiliate thereof in excess of $1,5000,000 during the term of this Agreement; or there exists, an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds $1,500,000; or

(h)there is entered against any Group Member (i) one or more final judgments or orders for the payment of money involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $1,000,000 or more, or (ii) one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or

(j)(i) any of the Security Documents shall cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof), or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, in each case with respect to Collateral with a fair market value in excess of $500,000; or

(ii) (A) any Person shall seek to serve process to attach, by trustee or similar process, any funds of a Loan Party or of any other entity under the control of a Loan Party (including a Subsidiary) in excess of $500,000 on deposit with the Administrative Agent or any of its Affiliates, or (B) a notice of lien, levy, or assessment shall be filed against any of a Loan Party’s assets by a Governmental Authority, and any of the same under clauses (A) or (B) hereof shall not, within ten (10) days after the occurrence thereof, be discharged or stayed (whether through the posting of a bond or otherwise); provided, however, that no Loans or other extensions of credit shall be made hereunder during any such ten (10) day cure period; or

(iii) (A) any material portion of a Loan Party’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (B) any court order enjoins, restrains or prevents a Loan Party from conducting any part of its business which could reasonably be expected to have a Material Adverse Effect; or

(k)a Change of Control shall occur; or

(l)any of the Governmental Approvals shall have been (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of the Governmental Approvals or that could result in the Governmental Authority taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or nonrenewal has, or could reasonably be expected to have, a Material Adverse Effect; or

(m)any Loan Document not otherwise referenced in Section 8.1(i) or (j), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the Discharge of Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or any further liability or obligation under any Loan Document to which it is a party, or purports to revoke, terminate or rescind any such Loan Document for any reason other than the Discharge of Obligations.

8.2Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions to the extent not prohibited by applicable law:

(a)if such event is an Event of Default specified in clause (i) or (ii) of Section 8.1(f), the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable, and

(b)if such event is any other Event of Default, any of the following actions may be taken:  (i) by notice to Borrower declare the Revolving Commitments, the Term Commitments, and the L/C Commitments to be terminated forthwith, whereupon the Revolving Commitments, the Term Commitments and the L/C Commitments shall immediately terminate; (ii) by notice to Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; (iii) any Bank Services Provider may terminate or request Cash Collateral for any foreign exchange service agreements or other Bank Services Agreement then outstanding and any Qualified Counterparty may terminate or request Cash Collateral any Specified Swap Agreement then outstanding; and (iv) exercise on behalf of itself, the Lenders and the Issuing Lender all rights and remedies available to it, the Lenders and the Issuing Lender under the Loan Documents.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, Borrower shall Cash Collateralize an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts so Cash Collateralized shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of Borrower hereunder and under the other Loan Documents in accordance with Section 8.3.  In addition, to the extent elected by the applicable Bank Services Provider or Qualified Counterparty, Borrower shall also Cash Collateralize the amount of any Obligations in respect of Bank Services or Specified Swap Agreements, as applicable, then outstanding.  After all such Letters of Credit, Specified Swap Agreements and Bank Services Agreements shall have been terminated, expired or been fully drawn upon, as applicable, and all amounts drawn under any such Letters of Credit shall have been reimbursed in full and the Discharge of Obligations shall have occurred, the balance, if any, of the funds having been so Cash Collateralized shall be returned to Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by Borrower.

8.3Application of Funds.  After the exercise of remedies provided for in Section 8.2, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including any Collateral-Related Expenses, fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.19 and 2.20) payable to the Administrative Agent in their respective capacities as such (including interest thereon), ratably among them in proportion to the respective amounts described in this clause First payable to them;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders, the Issuing Lender and any applicable Bank Services Provider and/or Qualified Counterparty (in its respective capacity as such) (including reasonable fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lender and amounts payable under Sections 2.19 and 2.20), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Issuing Lender Fees, Letter of Credit Fees and interest in respect of any Bank Services and on the Loans, L/C Disbursements which have not yet been converted into Revolving Loans, and payment of premiums and other fees (including any interest thereon) under any Specified Swap Agreements and any Bank Services Agreements, in each case, ratably among the Lenders, and any applicable Bank Services Provider and/or Qualified Counterparty (in its respective capacity as such), ratably among the Lenders, the Issuing Lender, and any applicable Bank Services Provider and/or Qualified Counterparty in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Disbursements which have not yet been converted into Revolving Loans, and settlement amounts, payment amounts and other termination payment obligations under any Specified Swap Agreements and Bank Services Agreements, in each case, ratably among the Lenders, the Issuing Lender, and any applicable Bank Services Provider and/or Qualified Counterparty (in its respective capacity as such), in each case, ratably among them in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize that portion of the L/C Exposure comprised of the aggregate undrawn amount of Letters of Credit pursuant to Section 3.10;

Sixth, to the payment of all other Obligations of the Loan Parties that are then due and payable to the Administrative Agent and the other Secured Parties on such date, in each case, ratably among them in proportion to the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (excluding, for this purpose, any Obligations which have been Cash Collateralized in accordance with the terms hereof), to Borrower or as otherwise required by Requirement of Law.

Subject to Section 3.4, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit in accordance with Section 8.2(b) as they occur.  Subject to Sections 3.4, 3.5 and 3.10, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, no Excluded Swap Obligation of any Guarantor shall be paid with amounts received from such Guarantor or from any Collateral in which such Guarantor has granted to the Administrative Agent a Lien (for the benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement; provided, however, that each party to this Agreement hereby acknowledges and agrees that appropriate adjustments shall be made by the Administrative Agent (which adjustments shall be controlling in the absence of manifest error) with respect to payments received from other Loan Parties to preserve the allocation of such payments to the satisfaction of the Obligations in the order otherwise contemplated in this Section 8.3.

SECTION 9
THE ADMINISTRATIVE AGENT

9.1Appointment and Authority.

(a)Each of the Lenders hereby irrevocably appoints SVB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are respectively delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)Other than Sections 9.2 and 9.9, the provisions of Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither Holdings, Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities to any Lender or any other Person, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(c)The Administrative Agent shall also act as the collateral agent under the Loan Documents, the Bank Services Agreements and the Specified Swap Agreements, and the Issuing Lender and each of the other Lenders (in their respective capacities as a Lender and, as applicable, Qualified Counterparty or provider of Bank Services) hereby irrevocably (i) authorize the Administrative Agent to enter into all other Loan Documents, as applicable, including the Guarantee and Collateral Agreement, any subordination agreements and any other Security Documents, and (ii) appoint and authorize the Administrative Agent to act as the agent of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Section 9 and Section 10 (including Section 9.7, as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto.  Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.

9.2Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent; provided, however, that any such sub-agent receiving payments from the Loan Parties shall be a “U.S. Person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties; provided, however, that such sub-agent receiving payments from the Loan Parties shall be a “U.S. Person” and a “financial institution” with the meaning of Treasury Regulations Section 1.1441-1.  The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

9.3Exculpatory Provisions.  The Administrative Agent shall have no duties or obligations hereunder, other than the duty to exercise any consent or approval rights hereunder in good faith (except with respect to any determination to be made in the Administrative Agent’s discretion).  The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature.  Without limiting the generality of the foregoing two sentences the Administrative Agent shall not:

(a)be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(b)have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to Holdings, Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.2 and 10.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5.1, Section 5.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance, extension, renewal, or increase of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for any of the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

9.5Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice in writing from a Lender, Holdings, or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any Affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Group Members and their Affiliates and made its own credit analysis and decision to make its Loans hereunder and enter into this Agreement.  Each Lender also agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their Affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any Affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.

9.7Indemnification.  Each of the Lenders agrees to indemnify the Administrative Agent, the Issuing Lender and each of its Related Parties in its capacity as such (to the extent not reimbursed by Holdings, Borrower or any other Loan Party pursuant to any Loan Document and without limiting the obligation of Holdings, Borrower or any other Loan Party to do so) according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or such other Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent, or such other Person under or in connection with any of the foregoing and any other amounts not reimbursed by Holdings, Borrower or such other Loan Party; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s, or such other Person’s gross negligence or willful misconduct, and that with respect to such unpaid amounts owed to the Issuing Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought).  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8Agent in Its Individual Capacity.  The Person serving as the Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.9Successor Agent.

(a)The Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor which, in the case of a successor Administrative Agent, shall be a U.S. bank or a U.S. Affiliate or branch of any such bank that is a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1 to which all payments made by the Loan Parties hereunder shall be made.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the applicable qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor which shall be a U.S. bank or a U.S. Affiliate or branch of any such bank.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as an Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.

9.10Collateral and Guaranty Matters.

(a)The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i)to release any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document, Bank Service Agreement or Specified Swap Agreement (i) upon the Discharge of Obligations and the expiration or termination of all Letters of Credit, Bank Services and Specified Swap Agreements (other than Letters of Credit, Bank Services and Specified Swap Agreements the Obligations in respect of which have been Cash Collateralized in accordance with the terms hereof or as to which other arrangements satisfactory to the Administrative Agent, the Issuing Lender, provider of Bank Services or any applicable Qualified Counterparty, as applicable, shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii)to subordinate any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.3(g) and (i); and

(iii)to release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

(b)Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

(c)The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(d)Notwithstanding anything contained in any Loan Document, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof; provided that, for the avoidance of doubt, in no event shall a Secured Party be restricted hereunder from filing a proof of claim on its own behalf during an Insolvency Proceeding. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Secured Party may be the purchaser or licensor of any or all of such Collateral or other property at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Party (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral or such other property sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral or other property payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the foregoing provisions.  In furtherance of the foregoing and not in limitation thereof, no Specified Swap Agreement or Bank Services, the obligations under which constitute Secured Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document except as expressly provided in the Guarantee and Collateral Agreement. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Specified Swap Agreement or a Bank Services Provider shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

9.11Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Obligation in respect of any Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Obligations in respect of any Letter of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.9 and 10.5) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.12No Other Duties, etc.  Anything herein to the contrary notwithstanding, no “Arranger”, “Sole Lead Arranger”, “Syndication Agent’ or “Documentation Agent” in respect of the Facilities shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

9.13Reports and Financial Statements.

Each Bank Services Provider and Qualified Counterparty agrees to furnish to the Administrative Agent at such frequency as the Administrative Agent may reasonably request with a summary of all Obligations in respect of Bank Services and Specified Swap Agreements due or to become due to such Bank Services Provider or Qualified Counterparty. In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any Bank Services Provider or Qualified Counterparty unless the Administrative Agent has received written notice thereof from such Bank Services Provider or Qualified Counterparty and if such notice is received, the Administrative Agent shall be entitled to assume that the only amounts due to such Bank Services Provider or Qualified Counterparty on account of Bank Services or Specified Swap Agreement is the amount set forth in such notice.

9.14Erroneous Payments.

(a)If the Administrative Agent notifies a Lender, Issuing Lender, Swingline Lender, or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender, Swingline Lender, or Secured Party (any such Lender, Issuing Lender, Swingline Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause

(b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender, Swingline Lender, Secured Party or other Payment Recipient on its behalf)  (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Lender, Swingline Lender, or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)Without limiting immediately preceding clause (a), each Lender, Issuing Lender, Swingline Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender, Swingline Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Lender, Swingline Lender, or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Lender, Issuing Lender, Swingline Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.14(b).

(c)Each Lender, Issuing Lender, Swingline Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Lender, Swingline Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Lender, Swingline Lender or Secured Party from any source, against any amount due to the Administrative Agent under clause (a) hereof or under the indemnification provisions of this Agreement.

(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with clause (a) hereof, from any Lender, Issuing Lender or Swingline Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf)  (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender, Issuing Lender or Swingline Lender at any time, (i) such Lender, Issuing Lender or Swingline Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender, Issuing Lender or Swingline Lender shall deliver any Notes evidencing such Loans to Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, Issuing Lender or Swingline Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender, assigning Issuing Lender or assigning Swingline Lender shall cease to be a Lender, Issuing Lender or Swingline Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, assigning Issuing Lender or assigning Swingline Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender, Issuing Lender or Swingline Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender, Issuing Lender or Swingline Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender, Issuing Lender or Swingline Lender and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Lender, Swingline Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine

(g)Each party’s obligations, agreements and waivers under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, a Swingline Lender or Issuing Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

9.15Survival.  This Section 9 shall survive the Discharge of Obligations.

SECTION 10
MISCELLANEOUS

10.1Amendments and Waivers.

(a)Neither this Agreement, nor any other Loan Document (other than any L/C-Related Document and the Fee Letter), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment or Term Commitment, in each case without the written consent of each Lender directly affected thereby (it being agreed that an increase in (x) the Total Revolving Commitments and (y) the aggregate principal amount of the Term Commitments and Term Loans shall also require the consent of the Required Lenders); (B) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral, contractually subordinate the Obligations or the Administrative Agent’s Lien on all or substantially all of the Collateral or release or subordinate all or substantially all of the value of the guarantees provided by the Guarantors under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (D) (i) amend, modify or waive the pro rata requirements of Section 2.18 or any other provision of the Loan Documents requiring pro rata treatment of the Lenders with respect to payments in a manner that adversely affects Revolving Lenders without the written consent of each Revolving Lender or (ii) amend, modify or waive the pro rata requirements of Section 2.18 or any other provision of the Loan Documents requiring pro rata treatment of the Lenders with respect to payments in a manner that adversely affects Term Lenders or the L/C Lenders without the written consent of each Term Lender and/or, as applicable, each L/C Lender; (E) reduce the percentage specified in the definition of Majority Revolving Lenders without the consent of all Revolving Lenders or reduce the percentage specified in the definition of Majority Term Lenders without the written consent of all Term Lenders; (F) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (G) [reserved]; (H) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender; (I) [reserved]; (J) amend, modify or waive any provision of Section 10.6(b)(v) to permit assignments to a Loan Party or any Affiliates or Subsidiary thereof without the written consent of each Lender; or (K) (i) amend or modify the application of prepayments set forth in Section 2.12(g) or the application of payments set forth in Section 8.3 without the written consent of all Lenders, or (ii) subject to any applicable agreement among the Lenders, amend or modify the application of payments provisions set forth in Section 8.3 in a manner that adversely affects the Issuing Lender, provider of Bank Services or any Qualified Counterparty, as applicable, without the written consent of the Issuing Lender, Bank Services Provider or each such Qualified Counterparty, as applicable.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, the Issuing Lender, Bank Services Provider, each Qualified Counterparty, and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Notwithstanding the foregoing, the Issuing Lender and Borrower may amend any of the L/C-Related Documents without the consent of the Administrative Agent or any other Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(b)Notwithstanding anything to the contrary contained in Section 10.1(a) above, in the event that Borrower or any other Loan Party, as applicable, requests that this Agreement or any of the other Loan Documents, as applicable, be amended or otherwise modified in a manner which would require the consent of all of the Lenders and such amendment or other modification is agreed to by Borrower and/or such other Loan Party, as applicable, the Required Lenders and the Administrative Agent, then, with the consent of Borrower and/or such other Loan Party, as applicable, the Administrative Agent and the Required Lenders, this Agreement or such other Loan Document, as applicable, may be amended without the consent of the Lender or Lenders who are unwilling to agree to such amendment or other modification (each, a “Minority Lender”), to provide for:

(i)the termination of the Commitments of each such Minority Lender;

(ii)the assumption of the Loans and Commitments of each such Minority Lender by one or more Replacement Lenders pursuant to the provisions of Section 2.23; and

(iii)the payment of all interest, fees and other obligations payable or accrued in favor of each Minority Lender and such other modifications to this Agreement or to such Loan Documents as Borrower, the Administrative Agent and the Required Lenders may determine to be appropriate in connection therewith.

(c)Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings, and Borrower, (i) to add one or more additional credit or term loan facilities to this Agreement and to permit all such additional extensions of credit and all related obligations and liabilities arising in connection therewith and from time to time outstanding thereunder to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders and Majority Revolving Lenders or Majority Term Lenders, as applicable; provided that such amendments (or amendments and restatements) shall in all other respects comply with the provisions of Section 10.1(a) above.

(d)Notwithstanding any provision herein to the contrary, any Bank Services Agreement may be amended or otherwise modified by the parties thereto in accordance with the terms thereof without the consent of the Administrative Agent or any Lender.

(e)Notwithstanding any provision herein or in any Loan Document to the contrary, no amendment, supplement, modification, consent or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations or security provided for hereunder or any Loan Document arising under Specified Swap Agreements or Bank Services resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in the Obligations owing to any Qualified Counterparty or provider of Bank Services becoming unsecured (other than releases of Liens permitted in accordance with Section 10.16), in each case in a manner adverse to any Qualified Counterparty or provider of Bank Services, as applicable, shall be effective without the written consent of such Qualified Counterparty or provider of Bank Services, as applicable.

(f)Notwithstanding any other provision herein to the contrary, no consent of any Lender (or other Secured Party other than the Administrative Agent) shall be required to effectuate any amendment to implement any Incremental Term Facility permitted by Section 2.27.

10.2Notices.

(a)All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or electronic mail notice, when received, addressed as follows in the case of Holdings, Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower/Holdings:	Enfusion LTD. LLC 125 South Clark Street, Suite 750 Chicago, IL 60603 Attention: Legal Email: legal@enfusionsystems.com and a copy to: Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Attention: Mark D. Smith Email: marksmith@goodwinlaw.com
Administrative Agent:	Silicon Valley Bank 2400 Hanover Street Palo Alto, CA 94304 Attention: Michael Willard Email: mwillard2@svb.com with a copy to: Morrison & Foerster LLP 200 Clarendon Street Boston, Massachusetts 02116 Attention: Charles W. Stavros, Esq. E-Mail: cstavros@mofo.com provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (a) and (b), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)Any party hereto may change its address, email address, or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)(i)  Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on Debt Domain, Intralinks, DebtX, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower or the other Loan Parties, any Lender or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s, any Loan Party’s, or the Administrative Agent’s transmission of communications through the Platform unless such damages result from the gross negligence or willful misconduct of such Agent Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

10.3No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses.  Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent and any special and local counsel to the Administrative Agent reasonably retained by the Administrative Agent in consultation with Borrower), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, or any amendments, supplements, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and the consummation and administration of the transactions contemplated hereby and thereby; provided that, notwithstanding the foregoing, all expenses incurred by the Administrative Agent and its Affiliates (including fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution and delivery of this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith on or prior to the Closing Date (excluding any amendments, waivers, consents or other modifications thereto) shall be paid by SVB,

(ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent, one additional counsel for the Lenders (taken as a whole) and any special and local counsel to the Administrative Agent, on the one hand, and the Lenders (taken as a whole) on the other hand), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued or participated in hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)Indemnification by Borrower.  Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender (including the Issuing Lender), and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable out of pocket expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including any Specified Swap Agreements), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) the material breach in bad faith of any material obligation under any Loan Document by such Indemnitee.  This Section 10.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)Reimbursement by Lenders.  To the extent that Borrower or any other Loan Party pursuant to any other Loan Document for any reason fails indefeasibly to pay any amount required under paragraph (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Facilities at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Lender solely in its capacity as such (or any Related Party of the Issuing Lender acting for such Issuing Lender), only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) and provided further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or the Issuing Lender in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Sections 2.1, 2.4 and 2.20(e).

(d)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, Borrower or any other Loan Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)Payments.  All amounts due under this Section shall be payable promptly after demand therefor.

(f)Survival.  Each party’s obligations under this Section shall survive the resignation of the Administrative Agent, the Issuing Lender, the replacement of any Lender, the termination of the Loan Documents, the termination of the Commitments and the Discharge of Obligations.

10.6Successors and Assigns; Participations and Assignments.

(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (which for purposes of this Section 10.6 shall include any Bank Services Provider (as provider of Bank Services) and Qualified Counterparty), except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (in each case, with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of the Revolving Facility, or $5,000,000, in the case of any assignment in respect of the Term Loan Facility, unless, so long as no Default or Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and/or the Commitments assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)Required Consents.  No consent shall be required for any assignment by a Lender except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)the consent (not to be unreasonably withheld or delayed) of Borrower shall be required (except for any assignment to a Lender, an Affiliate of a Lender or an Approved Fund); provided that (1) no such consent shall be required during the occurrence and continuance of an Event of Default and (2) Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten days after having received written notice thereof;

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Facility or any unfunded Commitments with respect to the Term Loan Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)the consent of the Issuing Lender shall be required for any assignment in respect of the Revolving Facility.

(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that no such processing and recordation fee shall be required for any assignment by a Lender to its Affiliate or Approved Fund); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent any such administrative questionnaire as the Administrative Agent may request.

(v)No Assignment to Certain Persons.  No such assignment shall be made to (A) a Loan Party or any of a Loan Party’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) unless an Event of Default under Section 8.1(a) or Section 8.1(f) shall have occurred and be continuing, any Listed Competitor.

(vi)No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

(vii)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Revolving Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section and entry in the Register, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices in California a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts stated separately) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender and the owner of the amounts owing to it under the Loan Documents as reflected in the Register for all purposes of the Loan Documents.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any Person (other than (w) a natural Person or any holding company, investment vehicle or trust established for and owned and operated for the primary benefit of a natural Person, (x) a Defaulting Lender, (y) any Loan Party or any of any Loan Party’s Affiliates or Subsidiaries or (z) any Listed Competitor) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii)  Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the Participant shall not be in privity with Borrower.  For the avoidance of doubt, (A) each Lender shall be responsible for the indemnities under Sections 2.20(e) and 9.7 with respect to any payments made by such Lender to its Participant(s), and (B) each Lender agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 2.20 with respect to its Participant(s).

(e)Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (A) of the proviso to the second sentence of Section 10.1(a).  Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21, through the Lender granting such participation (and shall have no direct rights against Borrower) (subject to the requirements and limitations therein, including the requirements under Section 2.20(f) (it being understood that the documentation required under Section 2.20(f) shall be delivered by such Participant)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.23 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.19 or 2.20, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any Requirement of Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 2.23 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender; provided that such Participant agrees to be subject to Sections 2.18(k) and 10.7(a) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, or is otherwise required thereunder.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)Notes. Borrower, upon receipt by Borrower of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 10.6.

(h)Representations and Warranties of Lenders. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments or Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Commitments and Loans; and (iii) it will make or invest in its Commitments and Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments and Loans within the meaning of the Securities Act or the Exchange Act, or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments and Loans or any interests therein shall at all times remain within its exclusive control).

10.7Adjustments; Set-off.

(a)Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8.2, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)Upon (i) the occurrence and during the continuance of any Event of Default and (ii) obtaining the prior written consent of the Administrative Agent, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, without prior notice to Holdings, Borrower or any other Loan Party, any such notice being expressly waived by Holdings, Borrower and each Loan Party, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, its Affiliates or any branch or agency thereof to or for the credit or the account of Holdings, Borrower or any other Loan Party, as the case may be, against any and all of the Obligations of Holdings, Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations of Holdings, Borrower or such other Loan

Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender or any of its Affiliates shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate thereof from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or Affiliate thereof as to which it exercised such right of setoff.  Each Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application made by such Lender or any of its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Lender and its Affiliates under this Section 10.7 are in addition to other rights and remedies (including other rights of set-off) which such Lender or its Affiliates may have.

10.8Payments Set Aside.  To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) to the extent applicable, each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  This Section 10.8 shall survive the Discharge of Obligations.

10.9Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10Counterparts; Electronic Execution of Assignments.

(a)This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with Holdings, Borrower and the Administrative Agent.

(b)The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.11Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited under or in connection with any Insolvency Proceeding, as determined in good faith by the Administrative Agent or the Issuing Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.12Integration.  This Agreement and the other Loan Documents represent the entire agreement of Holdings, Borrower, the other Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.13GOVERNING LAW.  THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, AND ANY CLAIM, CONTROVERSY, DISPUTE, CAUSE OF ACTION, OR PROCEEDING (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) BASED UPON, ARISING OUT OF, CONNECTED WITH, OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN).  This Section 10.13 shall survive the Discharge of Obligations.

10.14Submission to Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)agrees that all disputes, controversies, claims, actions and other proceedings involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Agreement, any other Loan Document, any contemplated transactions related hereto or thereto, or the relationship between any Loan Party, on the one hand, and the Administrative Agent, any Lender or any other Secured Party, on the other hand, and any and all other claims of any of Holdings, Borrower or any other Loan Party against the Administrative Agent, any Lender or any other Secured Party of any kind, shall be brought only in the Southern District of the State of New York; provided that nothing in this Agreement shall be deemed to operate to preclude the Administrative Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Administrative Agent or such Lender;

(b)expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court, and agrees that it shall not file any motion or other application seeking to change the venue of any suit or other action;

(c)waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such party at the addresses set forth in Section 10.2 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such party’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid;

(d)WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A JURY TRIAL OF ANY CLAIM, CAUSE OF ACTION, OR PROCEEDING (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) BASED UPON, ARISING OUT OF, CONNECTED WITH, OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY AND THEREBY, AMONG ANY OF THE PARTIES HERETO AND THERETO.  THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.   EACH PARTY HERETO HAS REVIEWED THIS WAIVER WITH ITS COUNSEL; and

(e)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

This Section 10.14 shall survive the Discharge of Obligations

10.15Acknowledgements.  Each of Holdings and Borrower hereby acknowledges that:

(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)none of the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c)no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Borrower and the Lenders; and

(d)each of the Secured Parties and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates.  The Loan Parties acknowledge and agree that the transactions contemplated by this Agreement (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Secured Parties, on the one hand, and the Loan Parties, on the other.

10.16Releases of Guarantees and Liens.

(a)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by Borrower having the effect of releasing any Collateral or guarantee obligations (1) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (2) under the circumstances described in Section 10.16(b) below.

(b)Upon the Discharge of Obligations, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.17Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), including, without limitation, in connection with filings, submissions and any other similar documentation required or customary to comply with the filing requirements of the Securities and Exchange Commission or any other applicable stock exchange; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, upon the request or demand of any Governmental Authority, in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law or if requested or required to do so in connection with any litigation or similar proceeding; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, in each case to the extent such assignment or participation is permitted hereunder, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of Borrower; (i) to any financing source or potential financing source of any Lender; or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than Borrower.  In addition, the Administrative Agent, the Lenders, and any of their respective Related Parties, may (A) disclose the existence of this Agreement and customary information about this Agreement to (x) market data collectors and similar service providers to the lending industry and (y) service providers to the Administrative Agent or the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments (it being understood that the Persons to whom such disclosure is made pursuant to this clause (y) will be informed of the confidential nature of such Information and instructed to keep such Information confidential); and (B) with the consent of Borrower (such consent not to be unreasonably withheld) use any information (not constituting Information subject to the foregoing confidentiality restrictions) related to the syndication and arrangement of the credit facilities contemplated by this Agreement in connection with marketing, press releases, or other transactional announcements or updates provided to investor or trade publications, including the placement of “tombstone” advertisements in publications of its choice at its own expense.

Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

For purposes of this Section, “Information” means all information clearly identified as confidential received from Borrower or any of its Subsidiaries (or from any other person on their behalf) relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by Borrower or any of its Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.18Automatic Debits.  With respect to any principal, interest, fee, or any other cost or expense (including attorney costs of Administrative Agent or any Lender payable by Borrower hereunder) due and payable to Administrative Agent or any Lender under the Loan Documents, Borrower hereby irrevocably authorizes the Administrative Agent to debit any deposit account of Borrower maintained with the Administrative Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such principal, interest, fee or other cost or expense.  The Administrative Agent shall endeavor to provide Borrower with notice of such debits promptly after the occurrence of such debits, but the Administrative Agent shall have no duty to do so or incur any liability for failing to do so.  If there are insufficient funds in such deposit accounts to cover the amount then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid.  No such debit under this Section 10.18 shall be deemed a set-off and no such debit shall be deemed a waiver of any Loan Party’s right to dispute the amount of such debit or to request additional detail with respect to such debit.

10.19Patriot Act.  Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies Holdings, Borrower and each other Loan Party that, pursuant to the requirements of “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and 31 C.F.R. § 1010.230, it is required to obtain, verify and record information that identifies Holdings, Borrower and each other Loan Party and certain related parties thereto, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings, Borrower, each other Loan Party and certain of their beneficial owners and other officers in accordance with the Patriot Act and 31 C.F.R. § 1010.230.  Each of Holdings, Borrower and each other Loan Party will, and will cause each of their respective Subsidiaries to, provide, to the extent commercially reasonable or required by any Requirement of Law, such information and documents and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent and the Lenders in maintaining compliance with “know your customer” requirements under the PATRIOT Act, 31 C.F.R. § 1010.230 or other applicable anti-money laundering laws.

10.20Acknowledgment and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any liability, including, if applicable:

(i)	a reduction in full or in part of cancellation of any such liability;
(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.21Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Specified Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)As used in this Section 10.21, the following terms have the following meanings:

“BHC Act Affiliate”: with respect to any party, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity”: any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right”: has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC”: has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.22Amendment and Restatement of Existing Credit Agreement; Acknowledgment of Prior Obligations; No Novation.

(a)The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 5.1, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement.

(b)Borrower, on behalf of itself and each other Loan Party, (i) acknowledges and agrees that the prior grant or grants of security interests in favor of any of the Administrative Agent or any other Secured Party (as defined in the Existing Credit Agreement) in its properties and assets, under each “Loan Document” as defined in the Existing Credit Agreement (the “Original Loan Documents”) to which it is a party shall be in respect of the Obligations of such Person under this Agreement and the other Loan Documents; (ii) reaffirms (A) all of the Obligations (as defined in the Existing Credit Agreement) owing to the Administrative Agent and the other Secured Parties (as defined in the Existing Credit Agreement), and (B) all prior or concurrent grants of security interests in favor of any of the Administrative Agent or any other Secured Party (as defined in the Existing Credit Agreement) under each Original Loan Document and each Loan Document; and (iii) agrees that, except as expressly amended hereby or unless being amended and restated concurrently herewith, each of the Original Loan Documents to which it is a party (including, without limitation, the Guarantee and Collateral Agreement) is and shall remain in full force and effect.  Borrower hereby confirms and agrees that all outstanding principal, interest and fees and other “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement immediately prior to the Closing Date shall from and after the Closing Date, be, without duplication, Obligations pursuant to this Agreement and the other Loan Documents as in effect from time to time, shall accrue interest thereon as specified in this Agreement, and shall be secured by the Loan Documents.

(c)This Agreement does not extinguish the obligations for the payment of money outstanding under the Existing Credit Agreement or discharge or release the obligations or the Liens or priority of any Liens or any other security therefor.  Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Credit Agreement, the other Original Loan Documents or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith.  Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of Borrower from any of its obligations or liabilities under the Existing Credit Agreement or any of the security agreements, pledge agreements, mortgages, guaranties or other loan documents executed in connection therewith.  Borrower, on behalf of itself and each other Loan Party, hereby (i) confirms and agrees that each Original Loan Document to which it is a party that is not being amended and restated concurrently herewith is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Closing Date, all references in any such Original Loan Document to “the Credit Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Existing Credit Agreement shall mean the Existing Credit Agreement as amended and restated by this Agreement; and (ii) confirms and agrees that to the extent that any such Original Loan Document purports to assign or pledge to any Secured Party a security interest in or Lien on, any collateral as security for all or any portion of any of the Obligations of Borrower or any other Loan Party, as the case may be, from time to time existing in respect of the Existing Credit Agreement or the Original Loan Document, such pledge or assignment or grant of the security interest or Lien is hereby ratified and confirmed in all respects with respect to this Agreement and the Loan Documents.

(d)Notwithstanding anything set forth herein, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent, without representation, warranty, or recourse, hereby terminates each Limited Recourse Pledge Agreement and automatically, without further action by the Administrative Agent or the Lenders, releases, terminates and discharges fully all liens, pledges and security interests of every type at any time granted to or held by the Administrative Agent or the Lenders pursuant to the Limited Recourse Pledge Agreements.  The Administrative Agent authorizes each pledgor party to a Limited Recourse Pledge Agreement, after the Closing Date, to prepare and file any UCC-3 Termination Statements or other documents necessary to evidence the release of any such Liens granted in the Shareholder Limited Recourse Pledge Agreements.  From and after the Closing Date, the Administrative Agent further agrees to procure, deliver, or execute all further releases, certificates, instruments, and documents as may be reasonably requested or which are required to evidence the foregoing, in each case, at the expense of Borrower.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

/s/
HOLDINGS:

ENFUSION, INC.

	By:	/s/ Thomas Kim
	Name:	Thomas Kim
	Title:	Chief Executive Officer

BORROWER:

ENFUSION LTD. LLC

	By:	/s/ Thomas Kim
	Name:	Thomas Kim
	Title:	Chief Executive Officer

/s/ Conn
ADMINISTRATIVE AGENT:

SILICON VALLEY BANK,
as the Administrative Agent

	By:	/s/ Connor Potvin
	Name:	Connor Potvin
	Title:	Vice President

/s/
LENDERS:

SILICON VALLEY BANK,
as the Issuing Lender and as a Lender

	By:	/s/ Connor Potvin
	Name:	Connor Potvin
	Title:	Vice President

RUS
TRUIST BANK,
as a Lender

	By:	/s/ Cynthia W. Burton
	Name:	Cynthia W. Burton
	Title:	Director

CADENCE BANK, N.A.,
as a Lender

By:	/s/ Ashton Todd
Name:	Ashton Todd
Title:	Vice President

City national bank
CITY NATIONAL BANK
as a Lender

	By:	/s/ James Demoy
	Name:	James Demoy
	Title:	Senior Vice President